Exhibit 10.15

CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

OPTION AND COLLABORATION AGREEMENT

This OPTION AND COLLABORATION AGREEMENT (this “Agreement”), dated as of December 19, 2018 (the “Effective Date”), is entered into by and between Akili Interactive Labs, Inc., a Delaware corporation having its principal place of business at 125 Broad Street, 4th Floor, Boston, MA 02110, U.S.A., (“Akili”), and Shionogi & Co., Ltd., a company organized under the laws of Japan having its principal place of business at 1 -8, Doshomachi 3-chome, Chuo-ku, Osaka 541-0045, Japan (“Shionogi”). Akili and Shionogi are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, Akili is a leading prescription digital medicine company committed to discovering, developing and commercializing digital tools and treatments with utility in supporting or providing clinical benefits through its proprietary technology platform that uses high-quality action video game experience for the development of digital tools for use to treat neurological and psychiatric conditions or to guide clinical decision-making, including for attention deficit/hyperactivity disorder (ADHD) and autism spectrum disorder (ASD);

WHEREAS, Shionogi and its Affiliates, as defined herein, possess expertise in developing, manufacturing, marketing and selling therapeutic products worldwide; and

WHEREAS, Akili wishes to grant an option to Shionogi to Develop and Commercialize the Licensed Products in the Field for the Shionogi Territory (as such capitalized terms are defined herein), and Shionogi wishes to take, such option to a license with respect to Licensed Products under Akili’s intellectual property and other rights therein, for purposes of Developing and Commercializing Licensed Products in the Field for the Shionogi Territory, as more fully described in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1. DEFINITIONS

1.1 Definitions.

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, will have the respective meanings set forth below:

1.1.1 “AAA” has the meaning set forth in Section 13.3.3.

1.1.2 “Accounting Standards” means IFRS or GAAP as generally and consistently applied throughout the applicable entity’s organization. A Party and its Related Parties (excluding Clinical Study Partners on the part of Shionogi) will promptly notify the other Party in the event that it changes the Accounting Standards pursuant to which its records are maintained; provided, however, that a Party and its Related Parties (excluding Clinical Study Partners on the part of Shionogi) may only use internationally recognized accounting principles (e.g., IFRS, GAAP, etc.).

1.1.3 “Acquired Business” has the meaning set forth in Section 6.6.2.

1.1.4 “Acquirer” means, collectively, with respect to a Change of Control of a Party, the Third Party referenced in the definition of Change of Control and such Third Party’s Affiliates, determined as of immediately prior to the closing of such Change of Control.

1.1.5 “Additional Indications” means the First Additional Indication and the Second Additional Indication.

1.1.6 “Affiliate” means, with respect to a Person, any other Person that controls, is controlled by, or is under common control with, such Person, whether now or in the future. For purposes of this Agreement, a Person will be deemed to control another Person if it owns or controls, directly or indirectly, more than fifty percent (50%) of the equity securities of such other Person entitled to vote in the election of directors (or, in the case that such other Person is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to direct the management and policies of such other Person. The Parties acknowledge that in the case of certain entities organized under the Laws of certain countries outside the United States, the maximum percentage ownership permitted by Law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage will be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity. For clarity, a Person may be or become an Affiliate of another Person and may cease to be an Affiliate of such Person, in each case, during the Term of this Agreement.

1.1.7 “Agreed Branding” has the meaning set forth in Section 4.4.

1.1.8 “Agreement” has the meaning set forth in the preamble.

1.1.9 “Akili” has the meaning set forth in the preamble.

1.1.10 “Akili Data Policies” has the meaning set forth in Schedule 3.1.3.

1.1.11 “Akili Indemnitees” has the meaning set forth in Section 10.1.

1.1.12 “Akili In-License” means (a) any agreements entered into by Akili or an Affiliate with a Third Party prior to the Effective Date, as may be amended from time to time, pursuant to which Akili or any of its Affiliates Controls any Akili Licensed Technology, and (b) any agreements entered into by Akili or an Affiliate with a Third Party after the Effective Date, as may be amended from time to time, pursuant to which Akili or any of its Affiliates Controls any Akili Licensed Technology and for which Shionogi elects to take a sublicense in accordance with Section 7.8.

1.1.13 “Akili Licensed Know-How” means any and all Know-How Controlled by Akili or any of its Affiliates (a) in existence as of the Effective Date or (b) arising during the Term, including that comprising Akili’s interest in the Joint Program IP, that, in each case of clauses (a) and (b), (i) is necessary for the Development or Commercialization of any Licensed Products in the Field in the Shionogi Territory, or (ii) is reasonably useful for the Development or Commercialization of any Licensed Products in the Field in the Shionogi Territory and, in each case in this clause (ii), is used at any time during the Term by Akili or any of its Affiliates in connection with any Licensed Products in the Field in the Akili Territory.

1.1.14 “Akili Licensed Patents” means any and all Patents Controlled by Akili or any of its Affiliates (a) in existence as of the Effective Date or (b) arising during the Term, including those comprising Akili’s interest in the Joint Program Patents, that, in each case of clauses (a) and (b), are necessary for the Development or Commercialization of any Licensed Products in the Field in the Shionogi Territory. As of the Effective Date, the Akili Licensed Patents include the Patents set forth on Schedule 1.1.14.

1.1.15 “Akili Licensed Software Rights” means any and all Intellectual Property Rights Controlled by Akili or any of its Affiliates in or to the Licensed Products, excluding the Akili Licensed Know-How and the Akili Licensed Patents.

1.1.16 “Akili Licensed Technology” means, collectively, the Akili Licensed Know-How, Akili Licensed Software Rights, and the Akili Licensed Patents.

1.1.17 “Akili Territory” means all countries, territories and possessions of the world, except those countries, territories and possessions constituting the Shionogi Territory.

1.1.18 “Alliance Manager” has the meaning set forth in Section 2.1.

1.1.19 “Annual Net Sales” means, the Net Sales recorded in a given Calendar Year by Shionogi and its Affiliates and Sublicensees.

1.1.20 “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and all other applicable Laws relating to anti-corruption or anti-bribery laws affecting companies doing business in the Shionogi Territory, as well as applicable Laws related to the prevention of fraud, racketeering, money laundering or terrorism.

1.1.21 “Auditor” has the meaning set forth in Section 7.10.3.

1.1.22 “Bankrupt Party” has the meaning set forth in Section 6.3.

1.1.23 “Bankruptcy Code” has the meaning set forth in Section 12.6.

1.1.24 “Brief” has the meaning set forth in Section 13.3.4.2(b).

1.1.25 “Business Day” means a day other than a Saturday, Sunday or a bank or other public holiday in Massachusetts, United States or in Osaka, Japan.

1.1.26 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of each Calendar Year.

1.1.27 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.1.28 “Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets. Notwithstanding the foregoing, any transaction or series of transactions effected for the primary purpose of financing the operations of the applicable Party or changing the form or jurisdiction of organization of such Party will not be deemed a “Change of Control” for purposes of this Agreement.

1.1.29 “Clinical Code” means the Object Code of the clinical version of any TO Products in the Field in the Shionogi Territory, which is made available by or on behalf of Akili or its Affiliates for download by Shionogi in connection with the Development of any Licensed Products.

1.1.30 “Clinical Failure” means the failure to achieve the specified primary efficacy endpoint of a Clinical Study undertaken for any TO Product in the Field in the Shionogi Territory where such Clinical Study is intended primarily in the demonstration of product efficacy.

1.1.31 “Clinical Operations” means all activities associated with the planning, execution, and quality control of the Clinical Studies required for the Development, Regulatory Approval or reimbursement of any of the Licensed Products, including all activities required at the device procurement, data collection, storage and analysis level, including all quality control, quality assurance and quality management processes required to comply with GCPs.

1.1.32 “Clinical Study” means, with respect to any product, any study in humans to obtain information regarding such product, including information relating to the safety or efficacy of such product.

1.1.33 “Clinical Study Back-End Server” means Akili’s back-end server, hosted by or on behalf of Akili, which aggregates and stores the information and data generated by or from End-Users using any Clinical Code in the Field in the Shionogi Territory.

1.1.34 “Clinical Study Partner” means a contract research organization or other Third Party that is (a) engaged by Shionogi to conduct a Clinical Study for any Licensed Product in the Field in the Shionogi Territory, including, without limitation, any institution that hosts a Clinical Study, and (b) does not receive any remuneration in consideration of the use of any Licensed Product in the Field in the Shionogi Territory (including in connection with sublicensing to End-Users the right to use the Clinical Code) from any Person, other than payment for the Development services rendered.

1.1.35 “Clinical Study Partner Terms” means the terms and conditions that govern the use of the Clinical Code by Clinical Study Partners, which will be approved by the JSC and incorporated into a written agreement between Shionogi and any Clinical Study Partner to which Shionogi is sublicensing its rights to use the Clinical Code in the Field in the Shionogi Territory.

1.1.36 “Collaboration” means the collaboration of the Parties under this Agreement for the Development and Commercialization of Licensed Products in the Field in the Shionogi Territory.

1.1.37 “Commercial Back-End Server” means Akili’s back-end server, hosted by or on behalf of Akili, which aggregates and stores the information and data generated by or from end-users using the commercial version of any Licensed Product in the Field in a country in the Shionogi Territory after commercial launch for such Licensed Product in the Field in such country (specifically excluding information and data generated by or from End-Users using the Clinical Code).

1.1.38 “Commercialization” or “Commercialize” means, with respect to any product, any and all activities directed to marketing, promoting, offering to Sell, Selling or otherwise commercializing such product, and any and all activities directed to obtaining any Pricing Approvals for such product, as applicable.

1.1.39 “Commercialized Product” has the meaning set forth in Section 4.3.

1.1.40 “Commercially Reasonable Efforts” means with respect to the efforts to be expended by Shionogi with respect to any objective, the reasonable, diligent, good faith efforts to accomplish such objective as Shionogi would normally use to accomplish a similar objective under similar circumstances. It is understood and agreed that with respect to the Development, Regulatory Approval or Commercialization activities by Shionogi, such efforts means the carrying out of such activities using sustained efforts and resources applied and expended in a manner and timing consistent with the exercise of prudent scientific and business judgment and substantially equivalent to those efforts and resources commonly used by Shionogi for other branded products owned by it or to which it has rights, but, for clarity, not taking into account any payments required to be made to Akili hereunder.

1.1.41 “Committee” means the Joint Steering Committee or any committees formed by the Joint Steering Committee pursuant to Section 2.2.2.12, as applicable.

1.1.42 “Competing Product” has the meaning set forth in Section 7.7.2.

1.1.43 “Competing Program” has the meaning set forth in Section 6.6.2.

1.1.44 “Completion” means, with respect to a Clinical Study of a product, the last treatment day of the last human subject pursuant to the applicable protocol for such Clinical Study.

1.1.45 “Compliance Audit” has the meaning set forth in Section 9.4.1.6.

1.1.46 “Confidential Information” means any and all confidential or proprietary information and data and all other scientific, pre-clinical, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is or has been provided by one Party or any of its Affiliates to the other Party or any of its Affiliates in connection with this Agreement.

1.1.47 “Control” means, with respect to any Intellectual Property Rights, the possession (whether by ownership, license or sublicense, other than by a license, sublicense or other right granted (but not assignment) pursuant to this Agreement) by a Party of the ability to assign or grant to the other Party the licenses, sublicenses or rights to access and use such Intellectual Property Rights as provided for in this Agreement, without (a) violating the terms or conditions of any agreement or other arrangement with any Third Party in existence as of the time such Party would be required hereunder to grant such license, sublicense, or rights of access and use, and (b) paying any consideration to any Third Party (except for that which a Party in-licenses and under which the other Party elects to take a sublicense and agrees to make the associated payments, and with respect to Akili as the in-licensing Party pursuant to Section 7.8, which will be considered under the Control of such Party). Notwithstanding anything in this Agreement to the contrary, if there is a Change of Control of a Party during the Term, such Party will be deemed not to Control any Intellectual Property Rights that are owned, controlled or in-licensed by the Acquirer or its Affiliates, except (i) with respect to any such Intellectual Property Rights arising from active participation by employees or consultants of the Acquirer or its Affiliates in the Collaboration after such Change of Control, (ii) to the extent that any such Intellectual Property Rights are included in or used in furtherance of the Collaboration by the Acquirer or its Affiliates after such Change of Control, or (iii) for Intellectual Property Rights constituting improvements (or direct improvements to such improvements) to the Akili Licensed Technology, the Shionogi Background Technology or Program IP (as applicable) in existence prior to such Change of Control, in each case, developed or conceived by any employees or consultants of the Acquirer or its Affiliates.

1.1.48 “Corporate Bond Subscription Agreement” means that certain Corporate Bond Subscription Agreement, dated on or about the Effective Date, by and between Shionogi and Akili.

1.1.49 “CSIMC” means the Central Social Insurance Medical Council (“Chuikyo”) of the Japanese Ministry of Health, Labor and Welfare, or any successor agency thereto.

1.1.50 “CSIMC Approval Event” has the meaning set forth in Section 7.5.1.2.

1.1.51 “Cover”, “Covering” or “Covered” means that, with respect to any Patent and product (including a Licensed Product) in any Territory, but for a license granted to any Person under any claim included in such Patent or ownership of such Patent, the manufacture, use, Sale, offering to Sell or importation of such product (including a Licensed Product) by such Person would infringe such claim, or, in the case of a Patent that is a patent application, would infringe a claim in such patent application if it were to issue as a Patent.

1.1.52 “Cumulative Reductions Floor” has the meaning set forth in Section 7.7.4.

1.1.53 “De-identified Data Set” means all information and data extracted or generated from the Device Generated Data Set during the Term from which the identification of an individual patient is not possible by any person or entity (other than by or on behalf of Akili or its Affiliates).

1.1.54 “Develop” and “Development” means, with respect to any product, any and all activities that relate to obtaining and maintaining Regulatory Approval of such product, including any and all activities related to the clinical product development activities conducted before or after obtaining Regulatory Approval (or Pricing Approval) for such product that are reasonably related to or which may lead to the development, preparation, or submission of data and information to a Regulatory Authority for the purpose of obtaining, supporting or expanding Regulatory Approval or Pricing Approval of such product, together with all activities related to the conduct of Clinical Studies of such product, and regulatory affairs, statistical analysis, report writing, and regulatory filing creation and submission related to the foregoing (including the services of outside advisors and consultants in connection therewith). For the avoidance of doubt, Development does not include the right to modify or create derivative works of the Licensed Products.

1.1.55 “Development Costs” means, with respect to a Licensed Product, those costs and expenses directly incurred in connection with the performance of any Development activities, including as set forth under any Development Plan, for such Licensed Product, including costs for full-time scientific or technical persons, fees charged by Third Party service providers, and other Out-of-Pocket Costs, costs and expenses incurred in connection with the performance of any Clinical Study for such Licensed Product, and costs related to preparing and filing applications for Regulatory Approval or Pricing Approval or submissions to Regulatory Authorities (including associated filing fees, translation expenses and legal and other professional service fees).

1.1.56 “Development Data Set” means all regulatory, validation, analytical and clinical data, results, reports and information produced or generated in the required clinical and non-clinical Development of the Licensed Products performed by or on behalf of Shionogi to obtain Regulatory Approval or Pricing Approval for the Licensed Products in the Field in the Shionogi Territory. For the avoidance of doubt, Development Data Set does not include Device Generated Data Set.

1.1.57 “Development Plan” has the meaning set forth in Section 3.2.

1.1.58 “Device Generated Data Set” means all information and data collected or generated via the devices operating or used in validating the commercial version of any Licensed Product in the Field in a country in the Shionogi Territory after commercial launch of such Licensed Product in such country and transmitted to the Commercial Back-End Server in connection with the Collaboration during the Term.

1.1.59 “Digital Therapeutic” means a digital disease management or clinical support tool or direct treatment application or software, whether run on a mobile platform or not, that is intended for use, or which otherwise supports a use, in the treatment, prevention, cure, or mitigation of diseases or other conditions regardless of the applicable regulatory pathway to market for such product.

1.1.60 “disclosing Party” has the meaning set forth in Section 8.1.1.

1.1.61 “Disputes” has the meaning set forth in Section 13.3.1.

1.1.62 “Dollars” or means the legal tender of the United States of America.

1.1.63 “Effective Date” has the meaning set forth in the preamble.

1.1.64 “End-User” means any patients, caregivers and health care providers who use any Clinical Code in connection with receiving or providing treatment in connection with a Clinical Study of any Licensed Product in the Field and in the Shionogi Territory.

1.1.65 “End-User Terms” means the terms and conditions that govern the use of the Clinical Code by End-Users, which will be approved by the JSC and incorporated into a written agreement between Shionogi and any End-User to which Shionogi (or any Clinical Study Partner) is sublicensing its rights to use the Clinical Code in the Field in the Shionogi Territory.

1.1.66 “Escrow Agent” has the meaning set forth in Section 6.7.1.

1.1.67 “Escrow Agreement” has the meaning set forth in Section 6.7.1.

1.1.68 “Executive Officer” means, for Akili, its Chief Executive Officer or another senior executive designee with responsibilities and seniority comparable thereto, and for Shionogi, its Chief Executive Officer or another senior executive designee with responsibilities and seniority comparable thereto; provided that any of the foregoing individuals may designate the Chief Financial Officer or another senior executive designee with responsibilities and seniority comparable thereto as his/her designee for financial related matters. In the event that the position of any of the Executive Officers identified in this Section 1.1.66 no longer exists due to a Change of Control, corporate reorganization, corporate restructuring or the like that results in the elimination of the identified position, the applicable Executive Officer will be replaced with another executive officer with responsibilities and seniority comparable to the eliminated Executive Officer.

1.1.69 “Expedited Arbitration” has the meaning set forth in Section 13.3.4.1.

1.1.70 “Expedited Dispute” has the meaning set forth in Section 13.3.4.1.

1.1.71 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.1.72 “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.1.73 “Field” means (a) for the TO Products, only the Lead Indication and the Additional Indications, and (b) for the XO Products, use in recording, tracking and collecting data related to patients, caregivers and/or health care providers using one or more TO Products only in the Lead Indication or the Additional Indications.

1.1.74 “First Additional Indication” means the treatment of inattention and inhibitory control in adult patients with attention deficit hyperactivity disorder.

1.1.75 “First Commercial Sale” means, on a Licensed Product-by-Licensed Product or Competing Product-by-Competing Product, and country-by-country basis, the first commercial Sale in an arm’s-length transaction of a Licensed Product to a Third Party by Shionogi or any of its Affiliates or Sublicensees or a Competing Product to a Third Party by another Third Party in such country following receipt of applicable Regulatory Approval of such Licensed Product or Competing Product in such country.

1.1.76 “GCP” means the then current good clinical practice standards for clinical trials as recognized by the FDA, or such standards of good clinical practice as recognized or required by Regulatory Authorities in the Shionogi Territory.

1.1.77 “Generated Data” means, collectively, the Development Data Set, the Device Generated Data Set and the De-identified Data Set.

1.1.78 “Governmental Authority” means any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city or other political subdivision thereof or (c) any supranational body.

1.1.79 “IDE” means any Investigational Device Exemption related filing with the FDA, including any amendments thereto, as described in in 21 C.F.R. Part 812, or any comparable submission or filing, including any amendments thereto, in any country or jurisdiction other than the United States.

1.1.80 “IFRS” means International Financial Reporting Standards, as consistently applied.

1.1.81 “Improvement IP” has the meaning set forth in Section 11.2.3.3.

1.1.82 “IND” means any Investigational New Drug Application with the FDA, as described in 21 C.F.R. Part 312, or any comparable submission or filing, including any amendments thereto, in any country or jurisdiction other than the United States.

1.1.83 “Indemnified Party” has the meaning set forth in Section 10.3.

1.1.84 “Indemnifying Party” has the meaning set forth in Section 10.3.

1.1.85 “Indication” means the Lead Indication, the First Additional Indication or the Second Additional Indication.

1.1.86 “Initiate” means, with respect to a Clinical Study of a product, the first treatment of the first human subject pursuant to the applicable protocol for such Clinical Study.

1.1.87 “Intellectual Property Rights” means, collectively, all rights in, to and under Patents, applicable trade secret laws in and to Know-How, copyrights, Trademarks and similar rights of any type under the laws of any governmental authority, including the rights under Article 27 and 28 of the Japanese Copyright Act.

1.1.88 “Joint Program IP” has the meaning set forth in Section 11.2.3.5.

1.1.89 “Joint Program Patents” means all Patents within the Joint Program IP.

1.1.90 “Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.2.1.

1.1.91 “JRA Exception” has the meaning set forth in Section 11.1.2.

1.1.92 “Know-How” means all commercial, technical, scientific and other know-how and information, including, without limitation, know-how, data, results and information regarding trade secrets, technology, software (including Source Code and Object Code), methods, processes, practices, formulae, instructions, skills, techniques, procedures, technical assistance, designs, drawings, assembly procedures, computer programs, documentation, and specifications, in all cases, whether or not confidential, proprietary, patented or patentable, in written, electronic or any other form now known or hereafter developed.

1.1.93 “Laws” means all applicable laws, statutes, rules, regulations, orders, judgments, injunctions, ordinances or other pronouncements having the binding effect of law of any Governmental Authority, including if either Party is or becomes subject to a legal obligation to a Regulatory Authority or other Governmental Authority (such as a corporate integrity agreement or settlement agreement with a Governmental Authority).

1.1.94 “Lead Indication” means the treatment of inattention and inhibitory control in pediatric patients with attention deficit hyperactivity disorder.

1.1.95 “Licensed Period” means the period commencing on the Option Exercise Date and ending, upon the expiration or termination of this Agreement.

1.1.96 “Licensed Products” means the TO Products and the X0 Products. “Licensed Product-by-Licensed Product basis” used herein means each of AKL-T01, AKL-T02, AKL-X01, AKL-X02 and AKL-X03 separately.

1.1.97 “Losses” has the meaning set forth in Section 10.1.

1.1.98 “Loss of Market Exclusivity” has the meaning set forth in Section 7.7.2.

1.1.99 “material communications” has the meaning set forth in Section 5.2.2.

1.1.100 “Net Sales” means, with respect to a Licensed Product, the gross amounts invoiced by or on behalf of Shionogi or any of its Affiliates and Sublicensees for any such Licensed Product Sold to Third Parties (other than Sublicensees) in bona fide, arm’s-length transactions, as determined in accordance with Accounting Standards consistently applied less the following permitted deductions:

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In the case of any Sale that is not invoiced or is delivered before invoice, Net Sales will be calculated at the time all the revenue recognition criteria under Shionogi’s Accounting Standards are met. In the case of any Sale or other disposal for value, such as barter or counter-trade, of any Licensed Product, or part thereof, other than in an arm’s-length transaction exclusively for money, Net Sales will be calculated on the value of the non-cash consideration received or the fair market price (if higher) of such Licensed Product(s) in the country of Sale or disposal. In addition, in the case of any Sale to a Third Party other than in an arm’s-length transaction or in a transaction under which Shionogi or any of its Affiliates or Sublicensees receives cash consideration other than or in addition to that metered on units of Licensed Product, then for purposes of the calculation of Net Sales associated with such transaction, all amounts paid and other value provided by the Third Party to Shionogi or Affiliate or Sublicensee will be equitably apportioned between the Purchased units of Licensed Product and any other products or services provided by Shionogi or Affiliate or Sublicensee to the Third Party and the amount apportioned to units of Licensed Product will be included in the calculation of Net Sales. Shionogi will promptly deliver to Akili a written report setting forth such apportionment. In the event Akili disagrees with such apportionment, Akili will so notify Shionogi in writing and the Parties will meet to discuss and resolve such disagreement in good faith. If the Parties are unable to agree in good faith on such apportionment within thirty (30) days, the matter will be submitted to Expedited Arbitration.

Notwithstanding the foregoing, the following will not be included in Net Sales: (i) Sales between or among Shionogi and its Related Parties (but Net Sales will include Sales to the first Third Party (other than a Sublicensee) by Shionogi or its Affiliates or Sublicensees); and (ii) use of Licensed Products in Clinical Studies or under compassionate use, patient assistance, named patient use, or non-registrational studies or other similar programs or studies where the Licensed Product is supplied without charge.

1.1.101 “New Akili IP” has the meaning set forth in Section 11.2.2.

1.1.102 “Non-Bankrupt Party” has the meaning set forth in Section 6.3.

1.1.103 “Non-Publishing Party” has the meaning set forth in Section 8.2.1.

1.1.104 “Object Code” means computer software assembled or compiled, substantially or entirely in binary form, which is readable and usable by computer equipment, but not generally readable by humans without reverse assembly, reverse-compiling or reverse engineering.

1.1.105 “Option” has the meaning set forth in Section 6.1.1.

1.1.106 “Option Exercise Date” has the meaning set forth in Section 6.1.1.

1.1.107 “Option Exercise Fee” has the meaning set forth in Section 7.2.1.

1.1.108 “Option Exercise Notice” has the meaning set forth in Section 6.1.1.

1.1.109 “Option Period” has the meaning set forth in Section 6.1.1.

1.1.110 “Out-of-Pocket Costs” means, with respect to certain activities hereunder, direct expenses paid or payable by either Party or any of its Affiliates to Third Parties, including payments to contract personnel (including contractors, consultants and subcontractors).

1.1.111 “Party” has the meaning set forth in the preamble.

1.1.112 “Participation Agreement” means that certain Participation Agreement, dated on or about the Effective Date, by and between Shionogi and Akili.

1.1.113 “Parties” has the meaning set forth in the preamble.

1.1.114 “Patent” means all patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, any patent issued with respect to any such patent applications, any reissue, reexamination, utility models or designs, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts and equivalents of any of the foregoing in any country or jurisdiction.

1.1.115 “Patent Costs” means the Out-of-Pocket Costs and expenses paid to outside legal counsel and other Third Parties (including to any licensor pursuant to any in-license), and filing and maintenance expenses, incurred in Prosecuting and Maintaining Patents and enforcing and defending them.

1.1.116 “Person” means any natural person, corporation, unincorporated organization, partnership, association, sole proprietorship, joint stock company, joint venture, limited liability company, trust or government, or Governmental Authority, or any other similar entity.

1.1.117 “Pivotal Study” means a Clinical Study of an investigational product in patients that enables Regulatory Approval in any country.

1.1.118 “PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency or any successor agency thereto.

1.1.119 “Pricing Approval” means, with respect to any Licensed Product in any country or jurisdiction, the approval, agreement, determination or decision by the Pricing Authority in such country or jurisdiction establishing prices for such Licensed Product that can be charged or reimbursed in such country or jurisdiction.

1.1.120 “Pricing Authority” means, with respect to any country or jurisdiction, the Governmental Authority or private insurers in such country or jurisdiction with authority to approve or determine the price or reimbursement of Licensed Products, including the CSIMC.

1.1.121 “Pricing Matters” means all issues and decisions regarding the Pricing Approval applicable to any Licensed Product.

1.1.122 “Proceeding” means any action, suit, claim, investigation or other proceeding.

1.1.123 “Program IP” has the meaning set forth in Section 11.2.3.

1.1.124 “Promotional Materials” has the meaning set forth in Section 4.4.

1.1.125 “Prosecution and Maintenance” means, with respect to a particular Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues and the like with respect to that Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to that Patent (and the foreign equivalents of any of the foregoing). “Prosecute and Maintain” and “Prosecuting and Maintaining” have corresponding meanings.

1.1.126 “Publishing Party” has the meaning set forth in Section 8.2.1.

1.1.127 “receiving Party” has the meaning set forth in Section 8.1.1.

1.1.128 “Recovery” has the meaning set forth in Section 11.6.2.3(d).

1.1.129 “Regulatory Approval” means any approval, clearance, registration, license, authorization, listing or notification required by Regulatory Authorities for the Commercialization of a product for one or more indications in a country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, but not including any Pricing Approvals.

1.1.130 “Regulatory Authority” means any Governmental Authority involved in the Development, Commercialization or Pricing Approval of pharmaceutical or medical device products, including, without limitation, the FDA, the Japanese Ministry of Health, Labour and Welfare and the PMDA.

1.1.131 “Regulatory Milestone Event” has the meaning set forth in Section 7.3.1.

1.1.132 “Regulatory Milestone Payment” has the meaning set forth in Section 7.3.1.

1.1.133 “Regulatory Filing” means any submission to a Regulatory Authority, including all applications, clearances, registrations, licenses, listings, authorizations, notifications, reports, submissions and approvals (including Regulatory Approvals), together with any related correspondence and documentation submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, including non-clinical data, relating to a product and all data contained in any of the foregoing, including all Pre-market Submissions, Pre-market Certifications, Pre-Market approval applications, INDs, IDEs, advertising and promotion documents, clinical data, adverse event files and complaint files, and any submission to a regulatory advisory board, and any supplement or amendment to any of the foregoing.

1.1.134 “Regulatory Materials” means any regulatory notification, communication, correspondence, Regulatory Filings, Regulatory Approvals and other filings made to, received from or otherwise conducted with a Regulatory Authority related to Developing, obtaining marketing authorization, marketing, selling or otherwise Commercializing a product in a particular country or jurisdiction.

1.1.135 “Related Party(ies)” means, (a) with respect to Shionogi, Shionogi’s Affiliates, Sublicensees and Clinical Study Partners, and (b) with respect to Akili, Akili’s Affiliates and Sublicensees.

1.1.136 “Reporting Party” has the meaning set forth in Section 5.2.2.

1.1.137 “Representatives” has the meaning set forth in Section 9.4.1.2.

1.1.138 “Reversion Licenses” has the meaning set forth in Section 12.8.3.1(b).

1.1.139 “Reversion Products” has the meaning set forth in Section 12.8.3.1(a).

1.1.140 “Reversion Trademarks” has the meaning set forth in Section 12.8.6.

1.1.141 “ROFN Product(s)” has the meaning set forth on Schedule 1.1.141.

1.1.142 “Safety Concern” means, with respect to any Licensed Product, (a) any safety concern required to be reported to the FDA or a comparable foreign Regulatory Authority, or (b) a Serious Adverse Event reasonably related to or observed in connection with Development or Commercialization activities with respect to such Licensed Product.

1.1.143 “Sale”, “Sell”, “Sold”, “Purchase” or “Purchased” means, with respect to any Licensed Product or component thereof, when a Licensed Product (a) is licensed to a patient, caregiver, health care provider or other end-user in the Field in the Shionogi Territory, regardless of whether such license is granted pursuant to an end-user license agreement with Akili, and (b) such patient, caregiver, health care provider or other end-user receives an activation code to use such Licensed Product from Shionogi, Akili or any of their respective Affiliates or Sublicensees.

1.1.144 “Sales Milestone Event” has the meaning set forth in Section 7.4.1.

1.1.145 “Sales Milestone Payment” has the meaning set forth in Section 7.4.1.

1.1.146 “SDEA” has the meaning set forth in Section 5.6.

1.1.147 “Second Additional Indication” means the treatment of inattention and inhibitory control in pediatric and adult patients diagnosed for a condition classified as belonging to the autism spectrum disorder.

1.1.148 “Securitization Transaction” has the meaning set forth in Section 13.1.2.

1.1.149 “Serious Adverse Event” means an adverse experience or circumstance that results in any of the following outcomes: (a) death, (b) life-threatening condition, (c) inpatient hospitalization or a significant prolongation of existing hospitalization, (d) persistent or significant disability or incapacity or substantial disruption of the ability to conduct normal life functions, (or (e) significant intervention required to prevent permanent impairment or damage.

1.1.150 “Shionogi” has the meaning set forth in the preamble.

1.1.151 “Shionogi Background Patents” has the meaning set forth in Section 11.5.1.

1.1.152 “Shionogi Background Technology” means any and all Intellectual Property Rights Controlled by Shionogi or any of its Affiliates (solely or jointly with any Third Party) in existence as of immediately prior to the Effective Date that (a) are necessary for or Cover the Development or Commercialization of any Licensed Product in the Field in the Shionogi Territory or (b) are reasonably useful for the Development or Commercialization of any Licensed Product in the Field in the Shionogi Territory, and, in the case of this clause (b), used at any time during the Term by Shionogi or any of its Related Parties in connection with any Licensed Product in the Field in the Shionogi Territory. For clarity, Shionogi Background Technology excludes the Shionogi Program IP and Shionogi’s interest in the Joint Program IP.

1.1.153 “Shionogi Controlled Patents” has the meaning set forth in Section 11.5.1.

1.1.154 “Shionogi Indemnitees” has the meaning set forth in Section 10.2.

1.1.155 “Shionogi Program IP” has the meaning set forth in Section 11.2.3.1.

1.1.156 “Shionogi Program Patents”means all Patents within the Shionogi Program IP.

1.1.157 “Shionogi Territory” means Japan and Taiwan and their respective territories and possessions.

1.1.158 “Shionogi Territory Commercialization Plan” has the meaning set forth in Section 4.2.

1.1.159 “Source Code” means computer software written in the applicable computer-programming language (e.g., VHDL, Verilog, Matlab, SPICE, C, C++, TCL, Perl, assembly code, etc.) without the need for reverse assembly, reverse-compiling or reverse engineering but not suitable for machine execution without the intervening steps of interpretation, assembly or compilation.

1.1.160 “Source Code Documentation” means all Licensed Product documentation that is fixed in any tangible medium of expression that Akili uses to install and maintain the Source Code for the Licensed Products in the Field on a computer and transform such Source Code into an executable form for operation in accordance with its specification, limited, however, to such materials that are held and used by Akili in the ordinary course of business, it being understood that Akili is not subject to any obligation to develop any additional Source Code Documentation.

1.1.161 “Source Code Materials” means, collectively, the Source Code for the Licensed Products and Source Code Documentation in the Field.

1.1.162 “Source Code Release Condition” means any of the following: (a) Akili makes an assignment for the benefit of creditors; (b) a liquidation proceeding under any state or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended, is commenced by Akili or commenced by any third party against Akili and such third party proceeding is not dismissed or terminated within [***] ([***]) days; or (c) Akili ceases doing business without transferring its business to a successor (e.g., by merger or purchase).

1.1.163 “Sublicensee” means a Third Party to which a Party or its Affiliate has granted or grants rights, as permitted under this Agreement, to Develop or Commercialize any Licensed Products in the Field in the Shionogi Territory, or any further sublicensee of such rights (regardless of the number of tiers, layers or levels of sublicenses of such rights), expressly excluding Clinical Study Partners, End-Users and other end-users of Licensed Products.

1.1.164 “Support Services Plan” means a support services plan, which will include the support services to be provided by each Party in connection with Development or Commercialization activities of the Licensed Products in the Field in the Shionogi Territory and the allocation of costs related thereto that is further described in Section 3.1.3 and Section 4.1.3.

1.1.165 “Technology” means, collectively, Know-How and Works.

1.1.166 “Technology Transfer Plan” has the meaning set forth in Section 3.5.3.

1.1.167 “Term” has the meaning set forth in Section 12.1.

1.1.168 “Territory” means (a) with respect to Akili, the Akili Territory and (b) with respect to Shionogi, the Shionogi Territory.

1.1.169 “Third Party” means any Person other than Shionogi, Akili or their respective Affiliates.

1.1.170 “TO Products” means Akili’s proprietary software programs, in Object Code form only, known as AKL-T01 and AKL-T02 as more fully described in Schedule 1.1.170, including all Updates thereto for the Shionogi Territory.

1.1.171 “Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.

1.1.172 “UCSF Agreement” means that certain Exclusive License Agreement, dated as of October 18, 2013, by and between The Regents of University of California and Akili, as may be amended or restated from time to time.

1.1.173 “United States” or “U.S.” means the United States and its territories, possessions and commonwealths.

1.1.174 “Updates” means all updates and improvements to, and new versions of, the Licensed Products developed by or on behalf of Akili in the Field for the Shionogi Territory during the Term and made available by Akili to Shionogi or to end-users of Licensed Products in the Field in the Shionogi Territory.

1.1.175 “Valid Claim” means a claim of a Patent that has not been (a) rejected, revoked or held to be invalid, unenforceable or unpatentable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken, or (b) finally abandoned, disclaimed or admitted to be invalid, unenforceable or unpatentable, including through reissue or disclaimer. In order to be a Valid Claim, any claim being prosecuted in a pending patent application must be prosecuted in good faith and not have been pending for more than [***] ([***]) years from the filing date of the first utility patent application (or equivalent concept in any such country) in the patent application family of such patent application in the country in question, in which case it will cease to be considered a Valid Claim unless such claim is included in an issued or granted Patent in the country in question, notwithstanding the foregoing definition.

1.1.176 “Works” means text, pictures, images, graphics, audio-video, visual works, interactive elements and other works of authorship.

1.1.177 “XO Products” means Akili’s proprietary software programs, in Object Code form only, known as AKL-X01, AKL-X02 and AKL-X03 as more fully described in Schedule 1.1.177, including all Updates thereto for the Shionogi Territory.

2. GOVERNANCE

2.1 Alliance Manager. Promptly following the Effective Date, each Party will designate an individual to facilitate communication and coordination of the Parties’ activities under this Agreement relating to Licensed Products in the Field in the Shionogi Territory (each, an “Alliance Manager”). Each Alliance Manager may also serve as a representative of its respective Party on the JSC. For clarity, unless an Alliance Manager is a representative of its respective Party on a particular Committee, each Alliance Manager will have no voting right on any Committee unless otherwise agreed to in writing by the Parties.

2.2 Joint Steering Committee.

2.2.1 Formation; Composition; Dissolution.Within [***] ([***]) days after the Effective Date, the Parties will establish a committee (the “Joint Steering Committee” or “JSC”) to provide strategic oversight of the Parties’ activities under the Collaboration. Each Party will initially appoint an equal number of representatives to the JSC, with a minimum of one (1) representative and a maximum of three (3) representatives, and each having knowledge and expertise in the Development and Commercialization of products similar to the Licensed Products or pharmaceutical products, and having sufficient seniority within the applicable Party to provide meaningful input and make decisions arising within the scope of the JSC’s responsibility. The JSC may change its size from time to time by mutual consent of the Parties, provided that the JSC will consist at all times of an equal number of representatives of each of Akili and Shionogi. Each Party may replace its JSC representatives at any time upon written notice to the other Party. The JSC will be chaired by co-chairpersons designated by Akili and Shionogi, respectively. The JSC co-chairpersons may invite non-members to participate in the discussions and meetings of the JSC, if necessary, provided that such participants have no voting authority at the JSC and are bound under written obligations of confidentiality and non-use no less protective of the Parties’ Confidential Information than those set forth in this Agreement. The JSC co-chairpersons’ responsibilities will include conducting meetings, including, when feasible, ensuring that objectives for each meeting are set and achieved.

2.2.2 Specific Responsibilities of the JSC. The JSC will have the following responsibilities in connection with the Collaboration:

2.2.2.1 overseeing and discussing the Parties’ regulatory and consulting activities pursuant to Section 6.1.2 during the Option Period;

2.2.2.2 reviewing, discussing and approving all Development Plans for each Licensed Product in the Field in the Shionogi Territory and any material amendments (including the proposed addition of any Clinical Study, including any Pivotal Study, for each Licensed Product to any existing Development Plan) to any Development Plans;

2.2.2.3 reviewing and discussing the use of any compound or marketed product owned, controlled or in-licensed by a Third Party in combination with a Licensed Product in any Development activities in the Field in the Shionogi Territory;

2.2.2.4 overseeing and reviewing the Development of each Licensed Product in the Field in the Shionogi Territory pursuant to the applicable Development Plans, including discussing updates from the Parties regarding such Development;

2.2.2.5 discussing any regulatory strategy and strategies for Pricing Approvals, price models and critical success factors of Licensed Products in the Field in the Shionogi Territory, including any localization efforts related to the Licensed Products in the Field in the Shionogi Territory;

2.2.2.6 reviewing, discussing and approving the Support Services Plan, including, in each case, any material amendments thereto;

2.2.2.7 reviewing, discussing and approving the Shionogi Territory Commercialization Plan for each Licensed Product in the Field in the Shionogi Territory, including, in each case, any material amendments thereto;

2.2.2.8 reviewing, discussing and facilitating the flow of information between the Parties with respect to the Commercialization of Licensed Products in the Field in the Shionogi Territory, including information as to Pricing Matters, Pricing Approvals, forecasts and price models for the Licensed Products;

2.2.2.9 reviewing and discussing launch strategy for the Licensed Products, including determining the launch date for the Licensed Products in the Field in the Shionogi Territory;

2.2.2.10 reviewing, discussing and approving the Clinical Study Partner Terms and End-User Terms;

2.2.2.11 discussing and coordinating allocation of ownership of Program IP, including prosecution and maintenance of Patents within Program IP;

2.2.2.12 establishing such additional committees as it deems necessary to oversee activities relating to the Licensed Products in the Field in the Shionogi Territory to achieve the objectives and intent of the Collaboration; and

2.2.2.13 establishing such subcommittees of the JSC as it deems necessary to oversee activities relating to the Licensed Products in the Field in the Shionogi Territory to achieve the objectives and intent of the Collaboration.

2.2.3 Meetings. The JSC will meet at least twice per Calendar Year, unless the Parties mutually agree in writing to a different frequency. The JSC may meet in person, by videoconference, or by teleconference, provided that at least one (1) meeting of the JSC per Calendar Year will be in person. In-person JSC meetings will be held at locations in the United States and in Japan alternately selected by Akili and by Shionogi, or at any other location mutually agreed by the members of the JSC. The first JSC meeting shall be held within [***] ([***]) days of the Effective Date. Meetings of the JSC will be effective only if at least one (1) representative of each Party is present or participating in such meeting. Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. No later than [***] ([***]) Business Days prior to any meeting of the JSC (or such shorter time period as the Parties may agree), the JSC co-chairpersons will work with the Alliance Managers to prepare and circulate an agenda for such meeting; provided, however, that additional topics may be included on such agenda prior to the meeting, and the Party or the Committee proposing an item shall provide materials to the JSC representatives no later than [***] ([***]) Business Days prior to the JSC meeting to support discussion. A JSC co-chairperson may also call a special meeting of the JSC (by videoconference, teleconference or in person) if such JSC co-chairperson reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such JSC co-chairperson will work with the Alliance Managers to provide the members of the JSC, promptly after the decision is made to hold such special JSC meeting, with an agenda for the meeting and materials reasonably adequate to enable an informed decision. The JSC co-chairpersons will be responsible for preparing reasonably detailed written minutes of JSC meetings that reflect all decisions made and action items identified at such meetings within [***] ([***]) Business Days after each JSC meeting, and endeavor to finalize such minutes within [***] ([***]) days after each JSC meeting.

2.2.4 Decision-Making. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party. Approvals of the JSC shall require the unanimous agreement of the representatives. If the JSC cannot reach unanimous agreement on an issue that comes before the JSC within [***] ([***]) days of the meeting where such issue was raised and over which the JSC has oversight, the Parties will refer such issue for resolution in accordance with Section 2.3.

2.3 Resolution of JSC Disputes.

2.3.1 Referral to Executive Officers and Executive Management. The JSC may refer any matter as to which the JSC cannot reach a consensus decision to the Executive Officers for resolution. If the JSC does so, the JSC will submit in writing the respective positions of the Parties to their respective Executive Officers. Such Executive Officers will use good faith efforts, in compliance with this Section 2.3.1, to resolve promptly such matter. If the Executive Officers are unable to reach unanimous agreement on any such matter within [***] ([***]) days of the matter being referred to the Executive

Officers, then: (a) if the matter escalated by the JSC relates to the execution or implementation of the approved strategy for the Development or Commercialization of the Licensed Products in the Field in the Shionogi Territory (excluding (i) the use of any compound or marketed product owned, controlled or in-licensed by a Third Party in combination with a Licensed Product in any Development activities in the Field in the Shionogi Territory (which decision will be made by the Parties and not the JSC), (ii) the Agreed Branding and Support Services Plan and (iii) any matters related to Pricing Approvals or Pricing Matters), Shionogi will have final decision-making authority over such matter, (b) if the matter relates to any technical issues related to the Licensed Products or the execution or implementation of the Support Services Plan, Akili will have the final decision-making authority over such matter, and (c) if the matter otherwise does not fall within those specified in clause (a) or (b), the Parties will submit their respective positions on such matter to be resolved by Expedited Arbitration and the arbitrator will select one Party’s position based on the available data. Notwithstanding anything herein to the contrary, no exercise of a Party’s decision-making authority on any matters may, without the other Party’s prior written consent, (i) result in a material increase in the other Party’s or its Related Parties’ obligations, costs or expenses under this Agreement or any Development Plan or Commercialization Plan, (ii) unilaterally modify, amend or waive its own compliance with the terms or conditions of this Agreement, or (iii) otherwise conflict with this Agreement.

2.3.2 Good Faith. In conducting themselves on the JSC, and in exercising their rights under this Section 2.3, all representatives of both Parties will consider diligently, reasonably and in good faith all input received from the other Party, and will use good faith efforts to reach unanimous agreement on all matters before them. In exercising any decision-making authority granted to it under this Section 2.3, the representatives of each Party will act based on their good faith judgment, provided, however, that Shionogi’s obligations to use Commercially Reasonable Efforts with respect to Development or Commercialization activities as provided in this Agreement will continue to apply as set forth herein.

2.4 JSC Authority. The JSC has solely the powers expressly assigned to it in this Section 2. The JSC will not have any power to amend, modify, or waive the terms or conditions of this Agreement or compliance with the terms and conditions of this Agreement.

3. DEVELOPMENT

3.1 Responsibility; Costs.

3.1.1 Shionogi. Subject to the terms and conditions of this Section 3 of this Agreement, during the Licensed Period, Shionogi will be primarily responsible for conducting or having conducted, in accordance with the Development Plans, the Development of the Licensed Products solely for purposes of obtaining and maintaining Regulatory Approval of Licensed Products in the Field in the Shionogi Territory and for Commercialization of such Licensed Products in the Field in the Shionogi Territory. For clarity, all Development activities in connection with any Licensed Products in the Field in the Shionogi Territory must be conducted under a Development Plan, and, in the event Shionogi desires for Akili to undertake the performance of any such Development activities, such activities shall be agreed by Akili and shall be added to the applicable Development Plan in accordance with the JSC’s right of review and right of approval over such Development Plan. Shionogi will bear one hundred percent (100%) of the Development Costs incurred in connection with the foregoing Development activities of Licensed Products in the Field in the Shionogi Territory. Shionogi will reimburse Akili for any Development Costs incurred by Akili or any of its Affiliates in their performance of any activities set forth in the Development Plan or as otherwise mutually agreed by the Parties for any Licensed Product that are specific to the Shionogi Territory and the Field in accordance with the invoicing and payment procedures of Section 7.9.

3.1.2 Akili. Akili retains the exclusive right, and will have sole discretion and control over the Development of the Licensed Products anywhere in the world but solely for purposes of (a) obtaining and maintaining Regulatory Approval of such Licensed Products in all fields of use in the Akili Territory and for Commercialization of such Licensed Products in all fields of use in the Akili Territory, and (b) subject to Section 3.6, obtaining and maintaining Regulatory Approval of such Licensed Products outside of the Field in the Shionogi Territory and for Commercialization of such Licensed Products outside of the Field in the Shionogi Territory. Akili will bear one hundred percent (100%) of the Development Costs incurred in connection with the foregoing Development activities.

3.1.3 Support Services. During the Licensed Period and prior to the use of the Clinical Code by any Clinical Study Partners or End-Users in the Field in the Shionogi Territory, the Parties will prepare and deliver to the JSC for review the Support Services Plan for Development activities. The Support Services Plan will include, at a minimum, the terms and conditions related to Development activities of the Licensed Products in the Field in the Shionogi Territory that are set forth on Schedule 3.1.3 attached hereto. Each Party will perform the obligations delegated to such Party under the Support Services Plan. Any proposed updates to the Support Services Plan will be submitted to the JSC for review and approval in accordance with Section 2.2.2.6.

3.1.4 Clinical Support Services. From time to time during the Licensed Period, Shionogi may desire for Akili to undertake the performance of certain clinical support activities for the Licensed Products in the Field in the Shionogi Territory in addition to those set forth in the Support Services Plan, including, without limitation, support of IT systems, data analytics, consulting services and regulatory assistance. Akili will not be under any obligation to perform such activities unless mutually agreed by the Parties. Shionogi will bear one hundred percent (100%) of the Development Costs incurred by or on behalf of the Parties in connection with any such mutually agreed Development activities, including any internal and Out-of-Pocket Costs, and will reimburse Akili for any Development Costs incurred by or on behalf of Akili Territory in accordance with the invoicing and payment procedures of Section 7.9.

3.2 Development Plans. Promptly after the commencement of the Licensed Period, on a Licensed Product-by-Licensed Product basis, the Development activities that are necessary or useful to be undertaken for such Licensed Product to achieve initial Regulatory Approval in the Field in the Shionogi Territory will be set forth in reasonable detail in a written work plan and time table (each, a “Development Plan”) prepared by Shionogi and discussed and approved by the JSC. The Parties acknowledge and agree that the objective of the Collaboration is to Develop the Licensed Products that are already in use or are planned to be or are currently being developed outside of the Shionogi Territory, in order to localize them and enable their Development and Commercialization in the Field in the Shionogi Territory. The terms of, and Development activities set forth in, each Development Plan will at all times be designed to be in compliance with all applicable Laws and in accordance with professional and ethical standards customary in the medical device and digital medicine industry. If Shionogi or its Related Parties intends to use any compound or marketed product owned, controlled or in-licensed by a Third Party in combination with a Licensed Product in any Development activities in the Field in the Shionogi Territory, the scope of such activities must be mutually agreed by the Parties (and not the JSC) and set forth in a Development Plan. The JSC will review, provide input, and approval each Development Plan in accordance with Section 2.2.2.2. Shionogi will update each applicable Development Plan for a Licensed Product in the Field in the Shionogi Territory annually (and will provide such updated Development Plan to the JSC for review and approval in accordance with Section 2.2.2.2.

3.3 Diligence; Standards of Conduct. During the Licensed Period, Shionogi, itself or with any of its Related Parties, will use Commercially Reasonable Efforts to (a) perform the Development activities specified under each Development Plan approved by the JSC for a specific Licensed Product in the Field throughout the Shionogi Territory; and (b) Develop the TO Products in the Lead Indication and in each Additional Indication throughout the Shionogi Territory. Without limiting the foregoing, Shionogi or any of its Related Parties shall (i) file a request for commencement of Clinical Studies with the PMDA for the TO Products in the Field in Japan within [***] ([***]) months after the Option Exercise Date; (ii) Initiate Clinical Studies for the TO Products in the Field in Japan within [***] ([***]) months after receipt of feedback on the Clinical Study design for the TO Products in the Field from PMDA, (iii) file a request for Regulatory Approval for the TO Products in the Field in Japan within [***] ([***]) months after Completion of the Development Data Set for the TO Products in the Field in Japan as required by PMDA, and (iv) file a request for Regulatory Approval for the TO Products in the Field in Taiwan within [***] ([***]) months after the Regulatory Approval is obtained in Japan on the assumption that the procedure to obtain the Regulatory Approval for the TO Products in Taiwan is substantially the same as that for pharmaceutical products. The Parties shall discuss, in good faith at the JSC, the requirement of item (iv) if the procedure to obtain the Regulatory Approval for the TO Products has been confirmed by the JSC and is substantially different from that for pharmaceutical products in Taiwan.

3.4 Third Parties. Subject to Section 6.2.1.5 and the rest of this Section 3.4, Shionogi will be entitled to subcontract to Third Parties, and to utilize the services of Third Parties to perform, its Development activities under this Section 3, provided that (a) Shionogi requires under any such agreement that such Third Party operate in a manner consistent with this Agreement and reasonably acceptable to Akili, (b) Shionogi remains at all times fully liable to Akili for its Development responsibilities under this Agreement and for the actions or omissions of any Third Party subcontractors, and (c) Shionogi submits at every other regularly scheduled meeting of the JSC a list of its then current Third Party subcontractors performing any Development Activities. Shionogi will be solely responsible for direction of and communications with such Third Party service provider, but Shionogi will provide Akili with reasonably detailed updates regarding any such activities from time to time through the JSC. This Section 3.4 (without reference to Section 6.2.1.5) shall apply, mutatis mutandis, to Akili’s subcontracting of its Development activities to Third Parties.

3.5 Records; Reports; information Sharing.

3.5.1 Development Activities Reports. During the Licensed Period, on a Licensed Product-by-Licensed Product basis, Shionogi will provide to the JSC through its representatives on the JSC in the regular meetings of the JSC, an update regarding Development activities conducted by or on behalf of Shionogi with respect to Licensed Products in the Field in the Shionogi Territory. Shionogi will report through its representatives on the JSC in the regular meetings of the JSC regarding its activities conducted under the Development Plans for Licensed Products in the Field in the Shionogi Territory. In addition, in the regular meetings of the JSC, each Party will cause its representatives to the JSC to inform the JSC of all material developments that it comes to possess relating to the Development of any Licensed Product in the Field in its respective Territory, including Safety Concerns for Licensed Products.

3.5.2 Scientific Records. Each Party will maintain scientific records, in sufficient detail and in sound scientific manner appropriate for Patent and regulatory purposes and in compliance with GCP, as applicable, with respect to activities intended to be submitted in Regulatory Filings, which will fully and accurately reflect all work done and results achieved in the performance of the Development activities and Clinical Studies with respect to Licensed Products in the Field in the Shionogi Territory by such Party.

3.5.3 Information Exchange and Assistance. If Shionogi exercises the Option in accordance with Section 6.1, then within [***] ([***]) days after the Option Exercise Date, the Parties shall mutually agree to a written technology transfer plan setting forth the details regarding the transfer to Shionogi of the Akili Licensed Know-How specified in the technology transfer plan (including the Clinical Code) and the timing of such transfer (the “Technology Transfer Plan” to be deemed attached as Schedule 3.5.3 to this Agreement once mutually agreed by the Parties) for use in the Field in the Shionogi Territory. Akili, at Shionogi’s cost and expense, will complete the transfer to Shionogi of such Akili Licensed Know-How relating to Clinical Studies, including Clinical Operations, for the Licensed Products in the Field in the Shionogi Territory in accordance with the Technology Transfer Plan in accordance with the timeline set forth in the Technology Transfer Plan. For the avoidance of doubt, in no event will Akili or its Affiliates be obligated to deliver to Shionogi the Source Code of any Licensed Product, or the Object Code of any Licensed Product (other than with respect to the Clinical Code).

3.6 Shionogi’s Right of First Negotiation. During the Term, if Akili intends to initiate Development or Commercialization activities in the Shionogi Territory for any ROFN Product(s), Akili shall notify Shionogi before Akili commences any such intended activities in the Shionogi Territory, including the contemplated new ROFN Product(s) and applicable field(s). Within [***] ([***]) days of Shionogi’s receipt of such notice (the “ROFN Period”), Shionogi shall have a one-time first right of negotiation to expand the scope of the licenses and rights granted to Shionogi under this Agreement with respect to the Development or Commercialization of the ROFN Product(s) identified in such written notice in the applicable field(s) in the Shionogi Territory. If Shionogi provides Akili with written notice of Shionogi’s desire to expand the scope of the licenses and rights granted by Akili to Shionogi under this Agreement to include the ROFN Product(s) in the applicable field(s) in the Shionogi Territory within such [***] ([***])-day period, Akili and Shionogi shall negotiate in good faith for a period not to exceed [***] ([***]) days (the “ROFN Negotiation Period”) on commercially reasonable terms, including financial terms, for the expansion of the scope of the licenses and rights granted to Shionogi under this Agreement to include the ROFN Product(s) in the applicable field(s) in the Shionogi Territory. If Shionogi does not elect to initiate negotiations during the ROFN Period or the Parties do not enter into a written agreement within the ROFN Negotiation Period, then Akili may elect to conduct (itself or through one or more Affiliates or Third Parties) such Development or Commercialization of the ROFN Product(s) in any field(s) in the Shionogi Territory and Shionogi’s rights under this Section 3.6 shall terminate.

4. COMMERCIALIZATION

4.1 Responsibility, Costs.

4.1.1 Shionogi. Subject to the oversight of the JSC and to the other terms and conditions of this Section 4 and of this Agreement, during the Licensed Period, on a Licensed Product-by-Licensed Product basis, Shionogi will be responsible for all Commercialization activities relating to the Licensed Products in the Field in the Shionogi Territory, at its sole cost and expense, in accordance with the Shionogi Territory Commercialization Plan.

4.1.2 Akili. Akili retains the exclusive right and will have sole discretion and control at its sole cost and expense, to conduct all Commercialization activities relating to (a) the Licensed Products in all fields of use in the Akili Territory (including Pricing Matters), and (b) subject to Section 3.6, the Licensed Products outside of the Field in the Shionogi Territory (including Pricing Matters).

4.1.3 Support Services. The Support Services Plan for Commercialization activities will include the support services to be provided by each Party in connection with Commercialization activities in the Field in the Shionogi Territory and the allocation of costs related thereto, including, at a minimum, the terms and conditions set forth on Schedule 4.1.3 attached hereto. For clarity, Shionogi has the right, in its sole discretion, to set up a mirror server for the Device Generated Data Set for use with the Licensed Products in the Field in the Shionogi Territory at Shionogi’s cost and expense. In the event that Shionogi sets up such mirror server, Shionogi has the right, at its election, to request Akili to support the configuration of such mirror server, which configuration will be at Shionogi’s cost and expense.

4.2 Shionogi Territory Commercialization Plan. No less than [***] ([***]) months prior to the anticipated commercial launch of any Licensed Product in the Field in the Shionogi Territory, Shionogi will prepare and deliver to the JSC for review, input and approval a reasonable written plan that summarizes the Commercialization activities (including any pre-Regulatory Approval activities in preparation for commercial launch) to be undertaken with respect to such Licensed Products in the Field in the Shionogi Territory, where such plan will include marketing and promotional activities for each Licensed Product in the Field in the Shionogi Territory (the “Shionogi Territory Commercialization Plan”). Updates and modifications of the Shionogi Territory Commercialization Plan for the Licensed Products may be proposed by Shionogi for approval by the JSC, from time to time and no less frequently than once per Calendar Year based upon, among other things, Shionogi’s Commercialization activities with respect to such Licensed Product in the Field in the Shionogi Territory. In addition, Shionogi may request additional ad hoc JSC meetings via video or telephone conference or in-person meetings at locations in the United States selected by Akili and Shionogi from time to time to enable the Parties to discuss updates and modifications of the Shionogi Territory Commercialization Plan.

4.3 Diligence; Standards of Conduct. With respect to each Licensed Product that is the subject of a Shionogi Territory Commercialization Plan (each, a “Commercialized Product”), Shionogi or any of its Related Parties will use Commercially Reasonable Efforts to (a) perform all Commercialization activities for such Commercialized Product in accordance with such Shionogi Territory Commercialization Plan and (b) obtain Pricing Approval in the Shionogi Territory for such Commercialized Product within a reasonable time after having received Regulatory Approval for such Commercialized Product in, as applicable, the Lead Indication or any Additional Indication that is the subject of such Regulatory Approval, and (c) begin to Commercialize such Commercialized Product in the Lead Indication or such Additional Indication, as applicable, in the Shionogi Territory within [***] ([***]) months of having obtained such Pricing Approval. Without limiting the foregoing, Shionogi or any of its Related Parties shall (i) seek Pricing Approval in the Field in Japan within [***] ([***]) months of receipt of Regulatory Approval for such Commercialized Product in Japan, (ii) commercially launch the TO Product in the Field in Japan within [***] ([***]) months of receipt of Pricing Approval for such Commercialized Product in Japan, and (iii) commercially launch the TO Product in the Field in Taiwan within [***] ([***]) months after all of the following requirements are fulfilled: (x) receipt of Regulatory Approval for the TO Product in the Field in Taiwan; (y) the infrastructure setup for operating the TO Product in the Field in Taiwan is available to Shionogi (for clarity, such infrastructure may be located in or outside of the Shionogi Territory); and (z) completion of the localized commercial versions of the TO Product for Taiwan. In case Pricing Approval for such Commercialized Product is unable to be obtained in the Field in the Shionogi Territory, the Parties shall discuss in good faith further Commercialization of such Commercial Product in the Field in the Shionogi Territory.

4.4 Advertising and Promotional Materials. During the Licensed Period, Shionogi will be responsible for the creation, preparation, production, reproduction and filing with the applicable Regulatory Authorities, of relevant written sales, promotion and advertising materials relating to each Licensed Product in the Field for use in the Shionogi Territory (“Promotional Materials”). All such Promotional Materials will be compliant with applicable Law and consistent in all material respects with the Shionogi Territory Commercialization Plan. Licensed Products used in the Field in the Shionogi Territory will be co-branded with both the Trademarks of Akili and Shionogi, as specifically agreed upon in the Shionogi Territory Commercialization Plan (the “Agreed Branding”). Shionogi will ensure that all Promotional Materials feature the Agreed Branding and otherwise comply with any other branding requirements set forth in the Shionogi Territory Commercialization Plan or are otherwise mutually agreed upon in writing. Akili will ensure that the user interface on the Licensed Products used in the Field in the Shionogi Territory features the Agreed Branding. Shionogi will submit to Akili samples of the Promotional Materials reasonably in advance of any planned publication or disclosure of such Promotional Materials. Shionogi will consider in good faith any timely comments Akili may have with respect to any such Promotional Materials, but Shionogi will have final decision-making authority in the Shionogi Territory with respect to such Promotional Materials (subject to Akili’s approval rights with respect to the use of Akili’s Trademarks as set forth in Section 11.11.2). Notwithstanding the foregoing, Shionogi will incorporate any changes to Promotional Materials requested by Akili in a timely fashion in cases where Akili indicates, with reasonable evidence, that it believes in good faith that such change is necessary to enable Akili to comply with any applicable Law.

4.5 Reporting Obligations. As part of the regular meetings of the JSC, Shionogi will report to the JSC in writing, on an annual basis in the first Calendar Quarter of each Calendar Year, beginning with the Calendar Year following the first Regulatory Approval of a Licensed Product, or the First Commercial Sale with respect to a Licensed Product, in each case, in the Field in the Shionogi Territory (for the period ending December 31 of the prior Calendar Year), summarizing in reasonable detail Shionogi’s Commercialization activities for such Licensed Product performed to date (or updating such report for activities performed since the last such report was given hereunder, as applicable). In addition, Shionogi will provide Akili with written notice of the First Commercial Sale of each Licensed Product in the Field in the Shionogi Territory as soon as reasonably practicable after such event; provided, however, that, to the extent permitted by Law, Shionogi will inform Akili of such event prior to public disclosure of such event by Shionogi. As part of the regular meetings of the JSC, Shionogi shall provide the JSC with such other information as the JSC may reasonably request in writing with respect to Commercialization of Licensed Products in the Field in the Shionogi Territory, and will keep the JSC reasonably informed of its Commercialization activities with respect to such Licensed Products in the Field in the Shionogi Territory, including Safety Concerns for Licensed Products.

4.6 Booking of Sales and Handling Returns.

4.6.1 During the Licensed Period, Shionogi will be solely responsible for booking Sales of the Licensed Products Sold in the Field in the Shionogi Territory. During the Licensed Period, Akili or its designee will be solely responsible for booking Sales of (a) the Licensed Products for all fields of use in the Akili Territory or (b) subject to Section 3.6, the Licensed Products outside of the Field in the Shionogi Territory.

4.7 Recalls, Market Withdrawals or Corrective Actions. During the Licensed Period, in the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with a Licensed Product in the Field in a Territory, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal of a Licensed Product in the Field in its Territory, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, will as promptly as possible, notify the other Party’s Alliance Manager thereof by telephone or e-mail, and will discuss with the other Party the reasons for the recall, market withdrawal or similar action. Each Party will decide whether to conduct a recall of a Licensed Product in the Field in its own Territory and the manner in which any such recall will be conducted (except in the case of a government mandated recall, when such Party may act without such advance notice, but will notify the other Party as soon as possible thereafter). Except as may otherwise be agreed to by the Parties in writing, each Party will bear the expense of any such recall of Licensed Products in the Field in its own Territory. Each Party will make available all of its pertinent records that may be reasonably requested by the other Party in order for a Party to effect a recall of a Licensed Product in the Field in its Territory. The Parties’ rights and obligations under this Section 4.7 will be subject to the terms and conditions of any SDEA entered into between the Parties. In the event of a conflict between the provisions of any such SDEA and this Section 4.7, the provisions of such SDEA will govern.

4.8 Cross-Territory and Field Restrictions; Export Monitoring.

4.8.1 Cross-Territory and Field Restrictions. Neither Party shall (and shall cause its Related Parties not to), at any time during the Term, Develop or Commercialize any Licensed Product outside of its Territory or with respect to Shionogi, outside the Field, or Sell or transfer any Licensed Product to any distributors or any Third Parties that such Party knows is (or there exist reasonable grounds to believe may be) Developing or Commercializing any Licensed Product outside of its Territory or with respect to Shionogi, outside of the Field. Without limiting the generality of the foregoing, subject to applicable Law, neither Party will engage in any advertising or promotional activities relating to any Licensed Product directed primarily to customers or other buyers or users of any Licensed Product located outside of its Territory, or with respect to Shionogi, outside of the Field, or accept orders for any Licensed Product from or Sell Licensed Products into such other Party’s Territory, or with respect to Shionogi, outside of the Field, for its own account, and, if a Party receives any order for any Licensed Product in the other Party’s Territory or with respect to Shionogi, outside of the Field, it will refer such orders to the other Party, to the extent it is not prohibited from doing so under applicable Law. In the event that either Party (or any of its Affiliates) enters into any agreements with a Sublicensee or subcontractor (including any distributors) for any Licensed Product in the Field, it shall include in any and all said agreements provisions substantially similar to those set forth in this Section 4.8.1, such that such Sublicensee or subcontractor shall only be authorized to market, distribute and Sell Licensed Products in such Party’s Territory, and with respect to Shionogi, only within the Field, and shall be prohibited from marketing or fulfilling, directly or indirectly, distributing or Selling the Licensed Products outside the Territory, or with respect to Shionogi, outside of the Field, and providing for the termination of any such Sublicensee’s or subcontractor’s agreement in the event of a failure to comply with such provisions. Should either Party suspect or become aware of any allegedly impermissible Development or Commercialization of the Licensed Products outside its Territory or with respect to Shionogi, outside the Field, then such Party shall provide written notice to the other Party immediately, and, thereafter, the Parties shall promptly meet to discuss, in a commercially reasonable manner, and agree upon potential remedies for such market intrusion which are appropriate in the circumstances, and the Parties shall promptly implement such agreed upon remedies and take steps to stop the Development or Commercialization of the Licensed Products outside of the applicable Territory or with respect to Shionogi, outside the Field. Any Out-of-Pocket Costs incurred by a Party or its Affiliates in blocking or preventing Sales of the Licensed Products that are not permitted by the other Party under this Agreement shall be reimbursed by the other Party in accordance with the invoicing and payment procedures of Section 7.9.

4.8.2 Export Monitoring. Each Party will use reasonable efforts to monitor and prevent exports of Licensed Products in the Field from its own Territory for Commercialization in the other Party’s Territory using methods permitted under applicable Law that are commonly used in the industry for such purpose (if any), and will promptly inform the other Party of any such exports of Licensed Products in the Field from its Territory, and any actions taken to prevent such exports. Each Party agrees to take reasonable actions requested in writing by the other Party that are consistent with applicable Law to prevent exports of Licensed Products in the Field from its Territory for Commercialization in the other Party’s Territory.

4.9 Third Parties. Subject to Section 6.2.1.5 and the rest of this Section 4.9, Shionogi will be entitled to subcontract to Third Parties, and to utilize the services of Third Parties to perform, its Commercialization activities under this Section 4, provided that (a) Shionogi requires under any such agreement that such Third Party operate in a manner consistent with this Agreement and reasonably acceptable to Akili, (b) Shionogi remains at all times fully liable to Akili for its Commercialization responsibilities under this Agreement and for the actions or omissions of any Third Party subcontractors, and (c) Shionogi submits at every other regularly scheduled meeting of the JSC a list of its then current Third Party subcontractors performing any Commercialization Activities. Shionogi will be solely responsible for direction of and communications with such Third-Party service provider, but Shionogi will provide Akili with reasonably detailed updates regarding any such activities from time to time through the JSC. This Section 4.9 (without reference to Section 6.2.1.5) shall apply, mutatis mutandis, to Akili’s subcontracting of its Commercialization activities to Third Parties.

5. REGULATORY

5.1 Regulatory Strategy in the Shionogi Territory. Prior to initiation of Clinical Studies for the Licensed Products in the Field in the Shionogi Territory, and subject to Section 5.2, Shionogi will consult with the Regulatory Authorities in each country in the Shionogi Territory with respect to the Development activities necessary for obtaining Regulatory Approval of the Licensed Products in the Field in such country in the Shionogi Territory, including with respect to the regulatory pathway as a medical device or other regulated product, as well as the clinical study design and protocol. Shionogi hereby acknowledges and agrees that it or its Related Parties will seek Regulatory Approval of the TO Products in the First Additional Indication in Japan upon completion of the first Clinical Study of a TO Product in the First Additional Indication in Japan or the Akili Territory that meets its primary endpoint. Further, Shionogi shall disclose to Akili a summary in English of any feedback received from the CSIMC in Japan regarding the reimbursement of the Licensed Products in the Field in Japan within [***] ([***]) Business Days of receipt of such feedback.

5.2 Regulatory Filings and Interactions.

5.2.1 Responsibilities. Each Party, at such Party’s sole cost and expense, will be solely responsible for all regulatory matters relating to the Licensed Products in the Field in its Territory and will solely and exclusively own all Regulatory Materials in its Territory with respect to such Licensed Products in the Field. Each Party, at such Party’s sole cost and expense, will have the sole and exclusive right to (a) oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, each Regulatory Authority in its Territory with respect to the Licensed Products in the Field, (b) interface, correspond and meet with each Regulatory Authority in its Territory with respect to the Licensed Products in the Field, and (c) seek and maintain all Regulatory Materials in its Territory with respect to the Licensed Products in the Field.

5.2.2 Communications with Regulatory Authorities. Each Party (the “Reporting Party”) will notify the other Party of the principal issues raised in each material communication with Regulatory Authorities with respect to the Licensed Products in the Field in such Party’s Territory within [***] ([***]) Business Days after receipt thereof; provided that, in the case that Akili is the Reporting Party, this Section 5.2.2 shall only apply with respect to material communications with the FDA. The Reporting Party, within a reasonable period of time following the other Party’s written request, will provide to the other Party, at the other Party’s sole cost and expense: (a) a summary translation of such material communications in English, (b) complete copies of the original correspondence with such Regulatory Authorities in the native language thereof, or (c) a complete translation of such material communications in English. For the purposes of this Section 5.2.2, “material communications” with Regulatory Authorities means meetings by the Reporting Party with Regulatory Authorities with respect to the Licensed Products in the Field in such Reporting Party’s Territory and questions or concerns by such Regulatory Authorities with respect to significant issues relating to the Licensed Products in the Field, including any of the following: safety findings affecting the Licensed Products in the Field (e.g., Serious Adverse Events, emerging safety signals), clinical or nonclinical findings affecting patient safety, lack of efficacy or receipt or denial of Regulatory Approval with respect to the Licensed Products in the Field.

5.2.3 Regulatory Meetings.

5.2.3.1 Shionogi will provide Akili with reasonable advance notice of all substantive meetings with the Governmental Authorities in the Shionogi Territory pertaining to the Licensed Products in the Field, or with as much advance notice as practicable under the circumstances. If requested by Akili, Shionogi will use Commercially Reasonable Efforts, to the extent reasonably practicable, to permit Akili to have, at Akili’s expense, mutually acceptable representatives of Akili attend, solely as a non-participating observer, material, substantive meetings with any Governmental Authorities within the Shionogi Territory pertaining to the

Licensed Products in the Field; provided, however, that (a) if required by the Governmental Authority, attendance by Akili will be permitted; (b) attendance by the representatives of Akili will not prevent participation of a representative of Shionogi due to restrictions imposed by Regulatory Authorities on the number of attendees; (c) Shionogi will not be obligated to change the schedule of such meeting in order to accommodate the schedule of Akili’s representatives; and (d) if attendance is required by the Governmental Authority or requested by Shionogi, Shionogi shall bear [***] percent ([***]%) of all costs and expenses, including internal and Out-of-Pocket expenses incurred by Akili in connection with attendance at such meetings, and Shionogi shall reimburse Akili for such costs and expenses in accordance with the invoicing and payment procedures of Section 7.9.

5.2.3.2 Akili will provide Shionogi with reasonable advance notice of all substantive meetings pertaining to the Licensed Products in the Field with the FDA, or with as much advance notice as practicable under the circumstances.

5.2.4 Submissions.

5.2.4.1 Shionogi will provide Akili with written notice of each of the following events with regard to the Licensed Products in the Field in the Shionogi Territory: (a) within a reasonable period of time following the occurrence thereof (i) the submission of any filings or applications for Regulatory Approval of the Licensed Products in the Field in the Shionogi Territory to any Regulatory Authority, and (ii) receipt or denial of Regulatory Approval for the Licensed Products in the Field, and (b) on a quarterly basis, in the regular meetings of the JSC, a summary in English of any Regulatory Filings that were filed for the Licensed Products in the Field during such preceding Calendar Quarter and those anticipated to be filed within the upcoming Calendar Quarter; provided, however, that, unless otherwise required by Law, Shionogi will inform Akili of such event under (a) or (b) prior to public disclosure of such event by Shionogi. Shionogi, within a reasonable period of time following Akili’s written request, will provide to Akili, at Akili’s sole cost and expense: (1) a complete copy of any of the filings or applications of clause (a)(i), or (2) a complete translation in English of any of the filings or applications of clause (a)(i).

5.2.4.2 Akili will provide Shionogi with written notice of each of the following events with regard to the Licensed Products in the Field in the Akili Territory: (a) within a reasonable period of time following the occurrence thereof (i) the submission of any filings or applications for Regulatory Approval of the Licensed Products in the Field in the Akili Territory to the Regulatory Authority in such country, and (ii) receipt or denial of any such Regulatory Approval for the Licensed Products in the Field, and (b) on a quarterly basis, in the regular meetings of the JSC, a summary of any Regulatory Filings that were filed for the Licensed Products in the Field with the Regulatory Authority in such country, during such preceding Calendar Quarter and those anticipated to be filed within the upcoming Calendar Quarter; provided, however, that, unless otherwise required by Law, Akili will inform Shionogi of such event under (a) or (b) prior to public disclosure of such event by Akili. Akili, within a reasonable period of time following Shionogi’s written request, will provide to Shionogi, at Shionogi’s sole cost and expense, a complete copy of any of the filings or applications of clause (a)(i).

5.2.5 Coordination. The activities of Shionogi and its Related Parties under this Section 5 will be subject to the coordination and other responsibilities of the JSC.

5.2.6 No Other Regulatory Filings. Except as otherwise expressly set forth in this Agreement, Shionogi (and its Affiliates) shall not file any Regulatory Filings, Regulatory Materials or Regulatory Approvals for the Licensed Products or that are otherwise based on Akili Licensed Technology.

5.3 Diligence; Standards of Conduct. During the Licensed Period, Shionogi or any of its Related Parties will use Commercially Reasonable Efforts to (a) obtain Regulatory Approval for (i) the T0 Products in the Lead Indication throughout the Shionogi Territory; and (ii) the TO Products in each of the Additional Indications throughout the Shionogi Territory; and (b) obtain reimbursement from the CSIMC for each of the TO Products as a category B or C in the Field in Japan.

5.4 Costs of Regulatory Affairs. Each Party will be responsible for all costs and expenses incurred in connection with applying for, obtaining and maintaining Regulatory Approval with respect to the Licensed Products in the Field in its Territory, and all related regulatory affairs activities.

5.5 Right of Reference. During the Licensed Period, each Party, on behalf of itself and its Related Parties, hereby grants to the other Party and its Related Parties, a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or any successor rule or analogous Law recognized outside of the United States), to, and a right to copy, access, and otherwise use, all information and data (including all data made, collected or otherwise generated in the conduct of any Clinical Studies or early access/named patient programs for the Licensed Products) included in or used in support of any Regulatory Approval, or other Regulatory Materials maintained on behalf of such Party (or its Related Parties) that relates to the Licensed Products, to the extent necessary to obtain Regulatory Approval of the Licensed Products in the Field in the Shionogi Territory, or in the Akili Territory, as applicable, and such Party will provide a signed statement to this effect, if requested by the other Party, in accordance with 21 C.F.R. § 314.50(g)(3) (or any successor or analogous Law outside of the United States). In addition, upon the reasonable request of either Party (on behalf of itself or any of its Related Parties), the other Party will, and will cause its Related Parties to, obtain and provide to the requesting Party certificates or other formal or official attestations concerning the regulatory status of the Licensed Products in the Field in the Shionogi Territory, or in the Akili Territory, as applicable (e.g., Certificates of Free Sale, Certificates for Export, Certificates to Foreign Governments), at the requesting Party’s request and cost, and provided further that such attestations are reasonably necessary for the requesting Party to exercise its rights under this Agreement. Notwithstanding anything to the contrary in this Agreement other than for Safety Concerns, neither Party nor any of its Related Parties will withdraw or inactivate any Regulatory Filing that the other Party or the other Party’s Related Parties references or otherwise uses pursuant to this Section 5.5.

5.6 HealthWatch. During the Licensed Period, the Parties will cooperate with regard to the reporting and handling of safety information involving the Licensed Products in accordance with Akili’s safety program known as “HealthWatch”, which includes information from any source, whether expected or unexpected in occurrence or severity, involving any adverse experience or adverse event involving the Licensed Products, with Akili being responsible, at its cost, for maintaining a global safety database and HealthWatch reporting in the Akili Territory, and Shionogi being responsible, at its cost, for HealthWatch reporting of the Licensed Products in the Field in the Shionogi Territory. Within [***] ([***]) days from the Option Exercise Date (as such period may be extended by mutual written agreement of the Parties, but within such time to ensure that all regulatory requirements are met), the Parties will negotiate in good faith and enter into a Safety Data Exchange Agreement (“SDEA”), which will define the HealthWatch responsibilities of the Parties and include safety data exchange procedures to enable each Party (and their respective related Third Parties, if any) to comply with all of its legal and regulatory obligations related to the Licensed Products.

6. GRANT OF RIGHTS

6.1 Option Grant.

6.1.1 Option for a License. Subject to the terms and conditions of this Agreement, in consideration of the upfront fee set forth in Section 7.1, Akili hereby grants to Shionogi the exclusive right, but not the obligation, to obtain the licenses set forth in Section 6.2 (the “Option”). Shionogi shall have the right to exercise its Option by providing written notice of such election to Akili (the “Option Exercise Notice”) at any time on or after the Effective Date and on or prior to 11:59 pm ET on April 15, 2019 (the “Option Period”). By providing such Option Exercise Notice and as of the date thereof (the “Option Exercise Date”) and paying the Option Exercise Fee, Shionogi shall be deemed to have entered into the licenses set forth in Section 6.2. If Shionogi does not provide the Option Exercise Notice to Akili during the Option Period, the licenses set forth in Section 6.2 shall be void in ab initio, the rights granted under Section 6.1.2 shall automatically terminate, and this Agreement shall terminate in accordance with Section 12.2.

6.1.2 Rights during Option Period. In consideration of the upfront fee set forth in Section 7.1, Akili hereby grants to Shionogi the rights during the Option Period, in addition to the Option set forth in Section 6.1.1, to (a) prepare a draft protocol of the Clinical Study for the Licensed Products in the Field to be conducted in Japan and (b) consult with PMDA and physicians on the Development Plan for the Licensed Products in the Field in Japan in cooperation with Akili, in each case ((a)-(b)) using Akili Licensed Technology solely for such purposes. Notwithstanding anything herein to the contrary, Shionogi acknowledges and agrees that it shall have no right to disclose, transfer or provide access to any clinical study reports for the Licensed Products to any Third Party other than PMDA unless Shionogi obtains Akili’s prior written consent.

6.2 License Grants.

6.2.1 License Grants to Shionogi. During the Licensed Period, Akili hereby grants to Shionogi the licenses and rights set forth below:

6.2.1.1 Development Patent and Know-How License. Subject to the terms and conditions of this Agreement, on a Licensed Product-by-Licensed Product basis, Akili, on behalf of itself and its Affiliates, hereby grants Shionogi a non-transferable (except as provided in Section 13.1), sublicensable (subject to Sections 3.4 and 6.2.1.5), co-exclusive (with Akili and its Affiliates), royalty-free license under the Akili Licensed Patents and Akili Licensed Know-How to Develop such Licensed Product in the Field anywhere in the world solely for purposes of obtaining Regulatory Approval of such Licensed Product in the Shionogi Territory and Commercializing such Licensed Product in the Field in the Shionogi Territory. For the avoidance of doubt, (a) Akili retains the right under the Akili Licensed Patents and Akili Licensed Know-How, with the right to grant licenses through multiple tiers, to Develop each Licensed Product in the Field anywhere in the world solely for obtaining Regulatory Approval of Licensed Products in the Akili Territory and Commercializing Licensed Products in the Akili Territory or outside of the Field in the Shionogi Territory and (b) Shionogi’s rights with respect to the Clinical Code are limited as set forth in Section 6.2.1.2 below. Akili’s co-exclusive rights under the foregoing license are limited as reasonably necessary for Akili to perform its Development obligations under any Development Plan, the Support Services Plan and as otherwise mutually agreed upon by the Parties (including by the JSC).

6.2.1.2 Development Software License in the Shionogi Territory. Subject to the terms and conditions of this Agreement, Akili, on behalf of itself and its Affiliates, hereby grants to Shionogi a non-transferable (except as provided in Section 13.1), non-sublicensable (except to Clinical Study Partners and End-Users in accordance with Section 6.2.1.5), co-exclusive (with Akili and its Affiliates), royalty-free license to download, install and use the Clinical Code only in connection with conducting Clinical Studies for the Licensed Products in the Field in the Shionogi Territory. For the avoidance of doubt, Akili retains the right to copy, display, distribute, modify and otherwise use the Clinical Code to Develop each Licensed Product in the Field anywhere in the world solely for obtaining Regulatory Approval of Licensed Products in the Akili Territory and Commercializing Licensed Products in the Akili Territory or outside the Field in the Shionogi Territory subject to Section 3.6. Akili’s co-exclusive rights under the foregoing license are limited as reasonably necessary for Akili to perform its Development obligations under any Development Plan, the Support Services Plan and as otherwise mutually agreed upon by the Parties (including by the JSC).

6.2.1.3 Commercialization License in the Shionogi Territory. Subject to the terms and conditions of this Agreement, on a Licensed Product-by-Licensed Product basis, Akili, on behalf of itself and its Affiliates, hereby grants Shionogi a non-transferable (except as provided in Section 13.1), sublicensable (subject to Sections 4.9 and 6.2.1.5), co-exclusive (with Akili and its Affiliates) license under the Akili Licensed Patents and Akili Licensed Know-How to Commercialize such Licensed Product in the Field in the Shionogi Territory. For the avoidance of doubt, Akili retains the right under the Akili Licensed Patents and Akili Licensed Know-How, with the right to grant licenses through multiple tiers, to Commercialize each Licensed Product in the Field in the Akili Territory or outside of the Field in the Shionogi Territory. Akili’s co-exclusive rights under the foregoing license are limited as reasonably necessary for Akili to perform its Commercialization obligations under any Shionogi Territory Commercialization Plan, the Support Services Plan and as otherwise mutually agreed upon by the Parties (including by the JSC).

6.2.1.4 Trademark License. Subject to the terms and conditions of this Agreement, Akili hereby grants to Shionogi a non-transferable (except as provided in Section 13.1), sublicensable (subject to Sections 4.9 and 6.2.1.5), non-exclusive (even as to Akili and its Affiliates), royalty-free license to copy, display and use in the Shionogi Territory any Trademarks owned or controlled by Akili and included in the Agreed Branding, for the purposes of advertising, promoting and Selling Licensed Products in the Field in the Shionogi Territory.

6.2.1.5 Sublicensing Terms.

(a) In addition to its subcontracting rights pursuant to Section 3.4, Section 4.9 and subject to the requirements of this Section 6.2.1.5:

(i) Shionogi will have the right to sublicense any of its rights under Sections 6.2.1.1, 6.2.1.2, 6.2.1.3 and 6.2.1.4, to any of its Affiliates without the prior consent of Akili;

(ii) Shionogi will have the right to sublicense any of its rights under Sections 6.2.1.1, 6.2.1.3 and 6.2.1.4 to any Third Party upon Akili’s prior written consent; and

(iii) Shionogi will have the right to sublicense its rights to use the Clinical Code under Section 6.2.1.2 to permit Clinical Study Partners to conduct Clinical Studies with respect to the Licensed Products in the Field, including the right to sublicense to End-Users the right to use the Clinical Code in accordance with End-User Terms; provided, that, (A) Shionogi will require that each Clinical Study Partner and each End-User accept the Clinical Study Partner Terms and the End-User Terms, as applicable, as part of a valid and enforceable written agreement as a condition precedent to the use of the Clinical Code and (B) Shionogi will use reasonable efforts to enforce the Clinical Study Partner Terms and End-User Terms and will promptly notify Akili of any breach thereof by a Clinical Study Partner or End-User. The Clinical Code will be pre-installed on tablets and made available to Clinical Study Partners and End-Users for use on such tablets only, as further described in the Support Services Plan.

(b) Without limiting Section 6.2.1.5(a)(i), each sublicense granted by Shionogi pursuant to this Section 6.2.1.5 and sublicense or subcontracting agreement entered into by Shionogi pursuant to Section 3.4 and Section 4.9 will be subject and subordinate to this Agreement and will contain provisions consistent with the terms and conditions of this Agreement. With respect to each sublicense granted by Shionogi pursuant to Section 6.2.1.5(a)(i) or 6.2.1.5(a)(iii), Shionogi will as soon as reasonably practicable thereafter, provide Akili with a copy of any executed sublicense agreement covering a material sublicense granted hereunder (which copy may be redacted to remove financial provisions and other provisions which are not necessary to monitor compliance with this Section 6.2.1.5). With respect to each sublicense granted by Shionogi pursuant to Section 6.2.1.5(a)(ii), Shionogi will, in connection with seeking Akili’s right to sublicense the applicable rights, provide Akili with a copy of the proposed final sublicense agreement (which copy may be redacted to remove financial provisions and other provisions which are not necessary to monitor compliance with this Section 6.2.1.5). Each sublicense granted by Shionogi pursuant to this Section 6.2.1.5 (other than pursuant to clause (a)(iii), which sublicense will contain the Clinical Study Partner Terms or End-User Terms, as applicable) and sublicense or subcontracting agreement entered into by Shionogi pursuant to Section 3.4 and Section 4.9 will contain the following provisions: (i) a requirement that the Sublicensee or subcontractor comply with the non-disclosure and non-use provisions of Section 8.1 with respect to Akili’s Confidential Information, (ii) if such sublicense agreement contains a sublicense of Section 6.2.1.3, such sublicense agreement will also contain the following provisions: (A) a requirement that the Sublicensee submit applicable Sales or other reports to Shionogi to the extent necessary or relevant to the reports required to be made or records required to be maintained under this Agreement; and (B) the audit requirement set forth in Section 7.10.3; (iii) a requirement that the Sublicensee or subcontractor comply with the applicable provisions under any in-license agreement of Akili under which Shionogi elects to take a sublicense pursuant to Section 6.2.1, and (iv) provisions whereby Shionogi obtains ownership of, or a fully sublicensable license (or an exclusive option to obtain such license) under and to, any Intellectual Property Rights that are developed by the Sublicensee or subcontractor in the performance of such agreement and are reasonably necessary or useful to Develop or Commercialize Licensed Products in the Field; provided that the foregoing requirement to obtain ownership of, or a fully sublicensable license (or an exclusive option to obtain such license) will not apply to any improvements to the proprietary core or platform technology owned or in-licensed by any such Sublicensee or subcontractor or its respective Affiliates unless such improvements are reasonably necessary to Develop or Commercialize those Licensed Products with respect to which such Sublicensee or subcontractor or its respective Affiliate conducted its activities under such agreement.

(c) Notwithstanding any sublicense granted pursuant to this Section 6.2.1.5, Shionogi will remain primarily liable to Akili for the performance of all of Shionogi’s obligations under, and Shionogi’s compliance with all provisions of, this Agreement.

6.2.2 License Grant to Akili. Subject to the terms and conditions of this Agreement, during the Licensed Period, Shionogi grants to Akili the licenses and rights set forth below:

6.2.2.1 Development Data License and Delivery. Subject to the terms and conditions of this Agreement, Shionogi, on behalf of itself and its Affiliates, hereby grants to Akili a non-transferable (except as provided in Section 13.1), sublicensable (subject to Section 6.2.2.3), non-exclusive, royalty-free license to copy, display, distribute, modify and otherwise use the Development Data Set to enable Akili to perform any required and/or relevant statistical analysis to improve any Licensed Product in all fields of use, both inside and outside the Akili Territory. From time to time, upon Akili’s request, Shionogi will make available and transfer to Akili or its designee the Development Data Set in a mutually agreed upon manner and format in a reasonable agreed upon timeline.

6.2.2.2 Trademark License. Subject to the terms and conditions of this Agreement, Shionogi hereby grants to Akili a non-transferable (except as provided in Section 13.1), sublicensable (subject to Section 6.2.2.3), non-exclusive, royalty-free license to copy, display and use any Trademarks owned or controlled by Shionogi and included in the Agreed Branding, for purposes of Akili’s obligations to co-brand aspects of the Licensed Products for use in the Field in the Shionogi Territory.

6.2.2.3 Sublicensing Terms. Akili will have the right to sublicense any of its rights under Section 6.2.2.1 or 6.2.2.2, to: (a) any of its Affiliates (which sublicensed rights may be further sublicensable through multiple tiers); (b) any of its contractors, consultants or service providers (including its hosting providers) in connection with the performance of their services for Akili or its Affiliates; and (c) any other Third Party, subject to, in the case of this clause (c) only, Shionogi’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

6.3 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Party to the other are and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, a license of a right to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties acknowledge and agree that the Parties and their respective Sublicensees, as Sublicensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the Bankruptcy Code and any foreign counterpart thereto. The Parties further agree that upon commencement of a bankruptcy proceeding by or against a Party (the “Bankrupt Party”) under the Bankruptcy Code, the other Party (the “Non-Bankrupt Party”) will be entitled to a complete duplicate of, or complete access to (as the Non-Bankrupt Party deems appropriate), all such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments of such intellectual property will be promptly delivered to the Non-Bankrupt Party (a) upon any such commencement of a bankruptcy proceeding and upon written request by the Non-Bankrupt Party, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the Bankrupt Party and upon written request by the Non-Bankrupt Party. The Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) agree not to interfere with the exercise by the Non-Bankrupt Party or its Related Parties of its rights and licenses to such intellectual property and such embodiments of intellectual property in accordance with this Agreement, and agrees to assist the Non-Bankrupt Party and its Related Parties in obtaining such intellectual property and such embodiments of intellectual property in the possession or control of Third Parties as are reasonably necessary or desirable for the Non-Bankrupt Party to exercise such rights and licenses in accordance with this Agreement. The foregoing provisions are without prejudice to any rights the Non-Bankrupt Party may have arising under the Bankruptcy Code or other Laws. Further, to the extent permitted by applicable laws and only to the extent necessary for the Non-Bankrupt Party to exercise those rights and licenses in accordance with this Agreement, the Bankrupt Party shall assign any subcontracting agreements regarding the performance of its obligations hereunder to the Non-Bankrupt Party unless the Non-Bankruptcy Party elects not to assume such subcontracting agreement.

6.4 No Other Rights. Except as otherwise expressly provided in this Agreement, under no circumstances will a Party or any of its Affiliates, as a result of this Agreement, obtain any ownership interest, license or other right (whether by implication, estoppel or otherwise) in or to any Intellectual Property Rights of the other Party or any of such other Party’s Affiliates, including tangible or intangible items owned, controlled or developed by the other Party or any of such other Party’s Affiliates, or provided by the other Party or any of its Affiliates to the receiving Party or any of its Affiliates at any time, pursuant to this Agreement. Neither Party nor any of its Affiliates will use or practice any Intellectual Property Rights licensed or provided to such Party or any of its Affiliates outside the scope of or otherwise not in compliance with the rights and licenses granted to such Party and its Affiliates under this Agreement. Without limiting the foregoing and subject to Section 6.7, Shionogi will not and will not attempt to, directly or indirectly, and shall cause its Affiliates and Sublicensees not to, (a) use the Clinical Code for any commercial purposes whatsoever, including, without limitation, screening, production or sale, or for any other purpose for which a commercialization license may be required, (b) modify or create derivative works of any Licensed Product, (c) reverse engineer, decompile or disassemble the Licensed Products or otherwise attempt to derive the Source Code thereof (d) Develop or Commercialize the Licensed Products outside the Field or outside the Shionogi Territory (e) knowingly or willfully engage, partner with, induce, promote, contribute to, invest in, lend money to, guarantee the debts or obligations of, provide services to, or permit Shionogi’s or its Affiliates’ name(s) to be used or employed by, a Third Party to Develop or Commercialize the Licensed Products outside the Field or outside the Shionogi Territory, or (f) otherwise export or transfer the Licensed Products (or any content therein) outside of the Shionogi Territory.

6.5 Compliance with Akili In-Licenses. All licenses and other rights granted to Shionogi under this Section 6 are subject to the rights and obligations of Akili under the Akili In-Licenses. Shionogi will comply with all applicable provisions of the Akili In-Licenses, and will perform and take such actions as may be required to allow Akili to comply with its obligations thereunder, including obligations relating to sublicensing, patent matters, confidentiality, reporting, audit rights, indemnification and diligence. Without limiting the foregoing, Shionogi will prepare and deliver to Akili any additional reports required under the applicable Akili In-Licenses and reasonably requested by Akili with reasonable advance notice, in each case sufficiently in advance to enable Akili to comply with its obligations under the applicable Akili In-Licenses. Akili shall provide Shionogi with copies of any Akili In-Licenses. Confidential Information of Akili or its counterparty may be redacted from such copies, except to the extent that such information is required in order to enable Shionogi to comply with its obligations to Akili Party under this Agreement with respect to such Akili In-License or in order to enable Akili to ascertain compliance with the terms and conditions of this Agreement. Akili shall promptly notify Shionogi in writing if any changes to the terms and conditions of any Akili In-Licenses occur, or Akili reasonably believes that changes to the terms and conditions of any Akili In-Licenses are likely to occur that will materially affect Shionogi’s rights under this Agreement, including but not limited to, the termination of, conversion of exclusive licenses to nonexclusive licenses under, change in the scope of the licenses granted under, or waiver of any requirements of, such Akili In-Licenses.

6.6 Exclusivity.

6.6.1 During the Term and subject to the terms of this Agreement, neither Party nor its Affiliates will, directly or indirectly, by itself or through collaborating with or granting rights to a Third Party, Develop or Commercialize any Digital Therapeutic product targeting the Field anywhere in the Shionogi Territory, except as contemplated herein or otherwise mutually agreed in writing.

6.6.2 Notwithstanding Section 6.6.1 or anything to the contrary in this Agreement, in the event of either (i) an acquisition of a Party or its business after the Effective Date by an Acquirer whether by merger, stock sale, asset purchase or otherwise, or (ii) an acquisition by a Party after the Effective Date of the business or assets of a Third Party, whether by merger, stock sale, asset purchase or otherwise, that includes any program(s) of the acquired Third Party that but for this Section 6.6.2 would violate Section 6.6.1 (each such program, a “Competing Program,” and such acquired business or assets, an “Acquired Business”), then, in either case ((i) or (ii)), the Acquirer or Acquired Business, and any Affiliate of the Acquirer or Acquired Business that becomes an Affiliate of the acquired or acquiring Party as a result of such acquisition (but excluding such Party), shall not be subject to the restrictions in Section 6.6.1 as to: (A) any such Competing Programs in existence prior to the closing date of such acquisition, or for the subsequent development and commercialization of such Competing Programs (including new products from any such Competing Programs), and (B) any new programs after the closing date of such acquisition, or for the development and commercialization of any such new programs (and products therefrom); provided, however, that no Akili Licensed Technology is used by or on behalf of the Acquirer of the acquired Party (or any Affiliate of such Acquirer) in more than a de minimis fashion in connection with such subsequent development and commercialization of any Competing Programs or new programs described in either clause (A) or (B).

6.7 Escrow.

6.7.1 Within [***] ([***]) days of the execution of this Agreement, Akili and Shionogi shall enter into an escrow agreement (the “Escrow Agreement”) with Iron Mountain Intellectual Property Management, Inc. (the “Escrow Agent”) pursuant to which Akili will deposit the Source Code Materials. Such escrow deposit will be maintained during the term of this Agreement under the Escrow Agent’s standard three-party escrow agreement as modified to address the provisions of this Section 6.7. In the event the Escrow Agreement with the Escrow Agent is terminated by the Escrow Agent (other than for Shionogi’s breach), then the Parties will promptly mutually agree upon, and enter into an Escrow Agreement on commercially reasonable terms with, another escrow agent to effect the intent of this Section 6.7.

6.7.2 Pursuant to the Escrow Agreement, Akili will update the Source Code Materials deposited with the Escrow Agent on an annual basis to include any enhancements, developments, customizations or modifications of the Source Code Materials. All charges and costs of the Escrow Agent will be paid by Shionogi.

6.7.3 Subject to the terms and conditions of the Escrow Agreement and upon Shionogi’s request, the Parties acknowledge that under the Escrow Agreement any Source Code deposited into escrow (including at the commencement of the escrow arrangement) may be subject to independent testing and verification by the Escrow Agent (subject to Shionogi’s payment to the Escrow Agent of all charges and costs related thereto) to ensure that the Source Code compiles successfully, with no errors, and that the compiled software is consistent with the then-current versions of the Licensed Products.

6.7.4 In the event of the occurrence of a Source Code Release Condition, for the purpose of providing Shionogi access to such technology as may be necessary to permit it to use and maintain the Licensed Products solely as contemplated by this Agreement, Akili agrees that Shionogi will be entitled to delivery of a copy of the Source Code Materials, from the Escrow Agent. Subject to the occurrence of a Source Code Release Condition, Akili will grant to Shionogi a nonexclusive, perpetual, license to use, reproduce and modify the Source Code Materials solely in connection with the continued operation, use and maintenance of the Licensed Products as required to exercise its license rights hereunder, including the right to compile the Source Code for the Licensed Products and use the resulting Object Code as permitted by this Agreement. For the avoidance of doubt, the Source Code Materials are and will be the Confidential Information of Akili or its successors and assigns. Shionogi further agrees that Shionogi will not allow any unauthorized person access to Source Code Materials, either before or after the termination of this Agreement, and that Shionogi will take all action reasonably necessary to protect the confidentiality of the Source Code Materials, including without limitation limiting access to only those personnel (including Shionogi’s Third Party vendors) who have a need to access and use such Source Code Materials, have been advised of the confidential nature, and are under an express written obligation to maintain such confidentiality.

6.7.5 During the Option Period, Akili agrees to use commercially reasonable efforts to obtain (a) confirmation from the applicable parent licensors of all Akili In-Licenses dated prior to the Effective Date that Akili may provide Shionogi and its Affiliates and Third Party vendors the right to access the Source Code Materials to exercise Shionogi’s license rights in accordance with this Section 6.7; and (b) confirmation from UC Regents that in the event of a termination of the UCSF Agreement for any reason during the Term of this Agreement UC Regents will agree to either (i) an assignment of Shionogi’s sublicense under the UCSF Agreement to UC Regents, or (ii) grant a direct license under the relevant technology to Shionogi under a new agreement. In the event that Akili is unable to obtain either such confirmation during the Option Period, then Akili will provide prompt written notice to Shionogi and will work with Shionogi in good faith to pursue an alternative solution. For clarity, subject to Section 12.7, Shionogi understands and acknowledges that Akili’s failure to obtain either confirmation will not be deemed to be a material breach of this Agreement if Akili has exercised commercially reasonable efforts in accordance with this Section 6.7.5.

7. PAYMENTS

7.1 Upfront Fee. No later than [***] ([***]) days after the Effective Date, in consideration of the Option and rights granted in Section 6.1, Shionogi will pay to Akili a one-time, non-refundable, non- creditable payment of Ten Million Dollars ($10,000,000).

7.2 Consideration for Option Exercise.

7.2.1 If Shionogi exercises the Option, Shionogi shall pay Akili a non-refundable, non- creditable option exercise payment of Ten Million Dollars ($10,000,000) within [***] ([***]) days after the Option Exercise Date (the “Option Exercise Fee”).

7.2.2 If Shionogi exercises the Option, Shionogi shall purchase up to Seven Million Five Hundred Thousand Dollars ($7,500,000) of Bond(s) (as defined in the Corporate Bond Subscription Agreement) pursuant to the terms and conditions of the Corporate Bond Subscription Agreement.

7.2.3 If Shionogi exercises the Option, Shionogi shall purchase Ten Million Dollars ($10,000,000) of Akili’s capital stock pursuant to the terms and conditions of the Participation Agreement.

7.3 Regulatory Milestone Payments for T0 Products.

7.3.1 Regulatory Milestones. Subject to Section 7.3.2, Shionogi will make one-time, non-refundable, non-creditable milestone payments to Akili (each, a “Regulatory Milestone Payment”) upon the first achievement of each of the regulatory milestone events set forth in this Section 7.3.1 (each, a “Regulatory Milestone Event”) by Shionogi or its Affiliates or Sublicensees.

Regulatory Milestone Event	Regulatory Milestone Payment
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]

[***]

7.3.2 Payment Terms for Regulatory Milestone Payments. Shionogi will notify and pay to Akili the amounts set forth in the table of Section 7.3.1 within [***] ([***]) days after the first achievement of the applicable Regulatory Milestone Event by Shionogi or its Affiliates or Sublicensees.

7.4 Sales Milestone Payments.

7.4.1 Sales Milestones. Subject to Section 7.4.2, Shionogi will make one-time, non- refundable, non-creditable milestone payments to Akili (each, a “Sales Milestone Payment”) when Annual Net Sales by Shionogi and its Affiliates or Sublicensees of all Licensed Products in the Shionogi Territory in a given Calendar Year first reach the Dollar threshold values indicated below (each, a “Sales Milestone Event”) during the Term:

Sales Milestone Event	Sales Milestone Payment
Annual Net Sales of Licensed Products in the Shionogi Territory in a Calendar Year first equaling or exceeding $[***]	$[***]
Annual Net Sales of Licensed Products in the Shionogi Territory in a Calendar Year first equaling or exceeding $[***]	$[***]
Annual Net Sales of Licensed Products in the Shionogi Territory in a Calendar Year first equaling or exceeding $[***]	$[***]

For clarity, the Sales Milestone Payments will each be paid only once (it being understood that the Sales Milestone Payments will be additive, such that, if more than one Sales Milestone Event set forth in the table above is achieved in the same Calendar Year and no such Sales Milestone Events have been achieved in any prior Calendar Year, Shionogi will pay to Akili the total amount of the Sales Milestone Payments for such achieved Sales Milestone Events in a single payment (instead of separate payments for each of the achieved Sales Milestone Events) to be made in accordance with Section 7.4.2 (e.g., if in one Calendar Year, all three (3) Sales Milestone Events are achieved and no such Sales Milestone Events has been achieved in any prior Calendar Year, then Shionogi would pay Akili [***] Dollars ($[***]) in one single payment in accordance with Section 7.4.2)).

7.4.2 Payment Terms for Sales Milestone Payments. Shionogi will notify Akili within [***] ([***]) days of the first achievement of any Sales Milestone Event and will pay to Akili the amount of the applicable Sales Milestone Payment no later than [***] ([***]) days after the end of the Calendar Year in which such Sales Milestone Event was first achieved.

7.5 Additional Regulatory Milestone and Sales Milestone Terms.

7.5.1.1 Shionogi will make a one-time, non-refundable, non-creditable payment to Akili equal to [***] Dollars ($[***]) upon confirmation of reimbursement by the Government Authorities or private insurers in Taiwan of the first TO Products, such payment shall be paid to Akili within [***] ([***]) days of such confirmation.

7.5.1.2 Notwithstanding Section 7.3 and Section 7.4, if the CSIMC confirms reimbursement of the TO Products as a category B or C in the Field (the “CSIMC Approval Event”), then the following shall apply: (a) within [***] ([***]) days after the CSIMC Approval Event, Shionogi will make a one-time, non-refundable, non-creditable payment to Akili equal to the sum of all Regulatory Milestone Payments and Sales Milestone Payments payable by Shionogi for Regulatory Milestone Events and Sales Milestone Events achieved by Shionogi or its Affiliates or Sublicensees prior to the CSIMC Approval Event; and (b) following the CSIMC Approval Event, the amount of any Regulatory Milestone Payments and Sales Milestone Payments that become payable under Section 7.3 and Section 7.4 shall be multiplied by a factor of [***] percent ([***]%).

7.5.1.3 The maximum total amount payable by Shionogi to Akili for the Regulatory Milestone Payments and Sales Milestone Payments under Section 7.3 and Section 7.4 is One Hundred Five Million Dollars ($105,000,000).

7.6 Royalties. Subject to Section 7.7, Shionogi will make non-refundable, non-creditable royalty payments to Akili equal to [***] percent ([***]%) on Net Sales of all Licensed Products in the Field in the Shionogi Territory by Shionogi and its Affiliates and Sublicensees.

7.7 Additional Royalty Terms.

7.7.1 Only One Royalty. Only one royalty will be due hereunder by Shionogi on the Sale of a Licensed Product even if the manufacture, use, Sale, offer for Sale or importation of such Licensed Product is Covered by more than one claim of the Akili Licensed Patents or the Joint Program Patents.

7.7.2 Royalty Reduction by Shionogi for Market Competition. On a Licensed Product- by-Licensed Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis, if a Loss of Market Exclusivity in such country in the Shionogi Territory with respect to such Licensed Product during such Calendar Quarter occurs, then Shionogi shall pay a reduced royalty rate of [***] percent ([***]%) on Net Sales of such Licensed Product in such country during such Calendar Quarter. For purposes of this Section 7.7.2, “Loss of Market Exclusivity” shall mean, with respect to a given Licensed Product, (a) that such Licensed Product is not Covered by a Valid Claim of an Akili Licensed Patent or Joint Program Patent in such country and (b) the Net Sales of such Licensed Product in such country decrease to less than [***] percent ([***]%) of the Net Sales of such Licensed Product in the Calendar Quarter prior to the First Commercial Sale of a Competing Product in such country; and “Competing Product” shall mean, a digitized version of any cognitive behavior therapy product in a substantially similar indication as the applicable Licensed Product.

7.7.3 Royalty Reduction for No Valid Claims. If a given Licensed Product in a country in the Shionogi Territory for use in the Field is not Covered by a Valid Claim of any Akili Licensed Patents or the Joint Program Patents in such country, then, as from the first Calendar Quarter in which this Section 7.7.3 applies, and thereafter for so long as this Section 7.7.3 applies, Shionogi shall pay a reduced royalty rate of [***] percent ([***]%) on Net Sales of such Licensed Product in such country.

7.7.4 Minimum Floor. In no event will the royalty rate pursuant to Section 7.6 be reduced in any given Calendar Quarter to less than [***] percent ([***]%) on Net Sales of such Licensed Product (“Cumulative Reductions Floor”).

7.8 Third Party In-Licenses Payments. Akili will be responsible for all payments under any Akili In-License that exists as of the Effective Date, except as otherwise agreed by Shionogi in writing. In the event that, after the Effective Date, Akili in-licenses Akili Licensed Technology that is Controlled for purposes of any of the licenses granted to Shionogi under Section 6.2.1 but for which Akili owes payments under the agreement for such in-licensed Akili Licensed Technology on account of any sublicense granted thereunder to Shionogi or its Affiliates or its Sublicensees, Akili will notify Shionogi of the existence, and anticipated amounts, of such payments and Shionogi will have the right to decline a sublicense to such in-licensed Akili Licensed Technology or take such sublicense (it being understood that, if Shionogi elects to take such a sublicense, Shionogi will comply, and will cause its Affiliates and Sublicensees to comply, with any obligations under such agreement of Akili that apply to Shionogi, its Affiliates or its Sublicensees and of which Shionogi was informed by Akili, including any obligation to make such payments). Any such sublicense that Shionogi elects to take shall be considered an “Akili In-License” hereunder and Shionogi will make such payments pursuant to such Akili In-License to Akili in accordance with the invoicing and payment procedures of Section 7.9.

7.9 Other Amounts Payable. With respect to any amounts owed under this Agreement by one Party to the other for which no other invoicing and payment procedure is specified in this Section 7, within [***] ([***]) days after the end of each Calendar Quarter, each Party will provide an invoice, together with reasonable supporting documentation, to the other Party for such amounts owed in respect of such Calendar Quarter. The owing Party will pay any undisputed amounts within [***] ([***]) days of receipt of the invoice, and any disputed amounts owed by a Party will be paid within [***] ([***]) days of resolution of the dispute.

7.10 Payment Terms.

7.10.1 Manner of Payment. All payments to be made by a Party to the other Party hereunder will be made in Dollars by wire transfer to such bank account as such other Party may designate in writing.

7.10.2 Reports and Royalty Payments. All amounts payable by Shionogi to Akili pursuant to Section 7.6 will be paid within [***] ([***]) days after the end of each Calendar Quarter when such amounts become payable. Each such payment of royalties by Shionogi as will be accompanied by a written report showing in Dollars the amount of Net Sales of Licensed Products and the royalty due for such Calendar Quarter. The report will include, at a minimum, the following information for the applicable Calendar Quarter, each listed by Licensed Product and by country of Sale: (a) the number of units of each Licensed Product on which royalties are owed by Shionogi hereunder Sold either by Shionogi or its Affiliates or Sublicensees; (b) the gross amount received for such Sales; (c) Net Sales; and (d) the royalties owed by Shionogi to Akili. All such reports will be treated as Confidential Information of Shionogi.

7.10.3 Records and Audits. Shionogi will keep, and will cause its Affiliates and Sublicensees to keep, complete, true and accurate books and records in accordance with its Accounting Standards in relation to this Agreement, including in relation to Net Sales and royalties. Shionogi will keep, and will cause its Affiliates and Sublicensees to keep, such books and records for at least [***] ([***]) years following the Calendar Year to which they pertain. Akili may, upon written request, cause an internationally-recognized independent accounting firm (the “Auditor”), which is reasonably acceptable to Shionogi, to inspect the relevant records of Shionogi and its Affiliates to verify the payments made by Shionogi and the related reports, statements and books of accounts, as applicable. Before beginning its audit, the Auditor will execute an undertaking reasonably acceptable to Shionogi by which the Auditor agrees to keep confidential all information reviewed during the audit. The Auditor will have the right to disclose to Akili only its conclusions regarding any payments owed under this Agreement. Shionogi and its Affiliates will make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance written notice from Akili. The records will be reviewed solely to verify the accuracy of Shionogi’s royalties and other applicable payment obligations and compliance with the financial terms of this Agreement. Such inspection right will not be exercised more than once in any Calendar Year and not more frequently than once with respect to records covering any specific period of time. In addition, Akili will only be entitled to audit the books and records of Shionogi for the [***] ([***]) Calendar Years prior to the Calendar Year in which the audit request is made. Akili agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any applicable Law, regulation or judicial order. The Auditor will provide its audit report and basis for any determination to Shionogi at the time such report is provided to Akili before it is considered final. In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by Shionogi, the underpaid or overpaid amount will be settled promptly. Akili will pay for such inspections, as well as its expenses associated with enforcing its rights with respect to any payments hereunder, except, if an underpayment of more than [***] percent ([***]%) of the total payments due hereunder for the applicable Calendar Year is discovered, then the fees and expenses charged by the Auditor will be paid by Shionogi.

7.10.4 Currency Exchange. With respect to Net Sales invoiced in Dollars, the Net Sales and the amounts due by Shionogi to Akili hereunder will be expressed in Dollars. When conversion of payments from any foreign currency is required to be undertaken by Shionogi, the Dollar equivalent will be calculated using Shionogi’s then-current standard exchange rate methodology as applied in its external reporting for the conversion of foreign currency Sales into Dollars.

7.10.5 Taxes.

7.10.5.1 Shionogi may withhold from payments due to Akili amounts for payment of any withholding tax that is required by Law to be paid to any taxing authority with respect to such payments. Shionogi will provide Akili all relevant documents and correspondence, to the extent permitted by Law, and will also provide to Akili any other cooperation or assistance on a reasonable basis as may be necessary to enable Akili to claim exemption from such withholding taxes and to receive a refund of such withholding tax or claim a foreign tax credit. Shionogi will give proper evidence from time to time as to the payment of any such tax. The Parties will cooperate with each other in seeking reductions of tax under any double taxation or other similar treaty or agreement from time to time in force. Notwithstanding the foregoing, if Shionogi assigns its rights and obligations hereunder to, or otherwise causes payments to be made to Akili by, an Affiliate or Third Party outside of the United States pursuant to Section 13.1 or uses intellectual property described herein outside of the United States, and if Shionogi or such Affiliate or Third Party is required by applicable Law to withhold any additional taxes from or in respect of any amount payable under this Agreement as a result of such assignment, then any such amount payable under this Agreement will be increased to take into account the additional taxes withheld as may be necessary so that, after making all required withholdings (including withholdings on the withheld amounts), Akili receives an amount equal to the sum it would have received had no such withholding been made, provided, however, that Shionogi, an Affiliate or Third Party will have no obligation to pay any additional amount to the extent that the withholding tax would not have been imposed but for (a) the failure by Akili to take advantage of an otherwise available exemption from or reduction in the rate of withholding tax under any applicable income tax convention between the United States and the jurisdiction in which Shionogi or such Affiliate or Third Party is domiciled, or (b) the assignment by Akili of its rights under this Agreement or any redomiciliation of Akili outside of the United States. Notwithstanding the foregoing, if Shionogi has an obligation to pay additional amounts to account for withholding taxes, it will be entitled to a full amount of any foreign tax credit attributable to Akili if and when realized in cash by Akili as a result of such payment. The terms and conditions of this Section 7.10.5.1 shall apply mutatis mutandis to any payments made by Akili to Shionogi that are subject to withholding tax.

7.10.5.2 Apart from any such permitted withholding and those deductions expressly included in the definition of Net Sales, the amounts payable hereunder will not be reduced on account of any taxes, charges, duties or other levies.

7.10.6 Blocked Payments. In the event that, by reason of applicable Law in any country, it becomes impossible or illegal for Shionogi to transfer, or have transferred on its behalf, payments owed by Shionogi to Akili hereunder, Shionogi will promptly notify Akili of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of Akili in a recognized banking institution designated by Akili or, if none is designated by Akili within a period of [***] ([***]) days, in a recognized banking institution selected by Shionogi, as the case may be, and identified in a written notice given to Akili.

7.10.7 Interest Due. Each Party will pay the other Party interest on any undisputed payments that are not paid on or before the date such payments are due under this Agreement at a rate of [***] percent ([***]%) per month or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent.

7.11 Mutual Convenience. The royalty and other payment obligations set forth hereunder have been agreed to by the Parties for the purpose of reflecting and advancing their mutual convenience, including the ease of calculating and paying royalties and other amounts to each Party.

8. CONFIDENTIALITY AND PUBLICATION

8.1 Nondisclosure and Non-Use Obligations.

8.1.1 All Confidential Information disclosed by one Party (the “disclosing Party”) to the other Party (the “receiving Party”) under this Agreement will be maintained in confidence by the receiving Party and will not be disclosed to a Third Party or used for any purpose except pursuant to the licenses granted under this Agreement as otherwise set forth herein, without the prior written consent of the disclosing Party, except to the extent that such Confidential Information:

(a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(b) is known to the public before its receipt from the disclosing Party, or thereafter becomes generally known to the public through no breach of this Agreement by the receiving Party;

(c) is subsequently disclosed to the receiving Party by a Third Party who is not known by the receiving Party to be under an obligation of confidentiality to the disclosing Party; or

(d) is developed by the receiving Party independently of Confidential Information received from the disclosing Party, as documented by the receiving Party’s business records.

For clarity, (i) all information and data relating to the inventions claimed by Patents within the New Akili IP or Akili Licensed Patents and the Know-How specific thereto (including, without limitation, the Source Code for the Licensed Products) will be Confidential Information of Akili and (ii) all information and data relating to the inventions claimed by Patents within the Shionogi Background Technology and the Know-How specific thereto will be Confidential Information of Shionogi. Specific aspects or details of Confidential Information will not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is encompassed by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information will not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

The existence and terms and conditions of this Agreement are hereby deemed to be the Confidential Information of each Party.

8.1.2 Notwithstanding the obligations of confidentiality and non-use set forth above, a receiving Party may provide Confidential Information disclosed to it and disclose the existence and terms and conditions of this Agreement, in each case, as may be reasonably required in order to perform its obligations or to exercise its rights under this Agreement, and specifically to (a) Related Parties, and their employees, directors, agents, consultants, or advisors to the extent necessary for the potential or actual performance of its obligations or exercise of its rights under this Agreement, in each case who are under an obligation of confidentiality with respect to such information that is no less stringent than the terms and conditions of this Section 8.1; (b) Governmental Authorities or other Regulatory Authorities in order to obtain Patents or perform its obligations or exercise its rights under this Agreement, provided that such Confidential Information will be disclosed only to the extent reasonably necessary to do so, and where permitted, subject to confidential treatment; (c) the extent required by Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity; (d)(i) with respect to the terms and conditions of this Agreement, (A) any bona fide actual or prospective acquirers, underwriters, investors, lenders or other financing sources and to employees, directors, agents, consultants or advisors of such Third Party, and (B) any bona fide actual or prospective licensors, Sublicensees or licensees and to employees, directors, agents, consultants or advisors of such Third Party, where, solely in the case of (i)(B), the financial terms of Section 7 of this Agreement applicable solely to Shionogi will have been redacted (unless the Sublicensee or licensee is also granted an exclusive license under the Akili Licensed Technology for the entire Akili Territory tantamount to a grant of “all substantial rights” in which case such redaction will not be required), and (ii) with respect to any other Confidential Information of the other Party, any bona fide actual or prospective acquirers, licensors, Sublicensees or licensees and to employees, directors, agents, consultants or advisors of such Third Party, provided that any entity or individual receiving Confidential Information under clause (d)(i) or (d)(ii) is under obligations of confidentiality and non-use with respect to such information that are no less stringent than the terms and conditions of this Section 8.1 (but of duration customary in confidentiality agreements entered into for a similar purpose and in no event less than five (5) years); and (e) to any Third Party to the extent a Party is required to do so pursuant to the terms and conditions of an in-license agreement with such Third Party relating to the Intellectual Property Rights sublicensed by such Party hereunder. If a Party is required by Law to disclose Confidential Information of the other Party that is subject to the confidentiality or non-disclosure provisions of this Section 8.1, such Party will promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure. Notwithstanding Section 8.1.1, Confidential Information that is permitted or required to be disclosed will remain otherwise subject to the confidentiality and non-use provisions of this Section 8.1. If either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, such Party will, a reasonable time prior to any such filing, provide the other Party with a copy of this Agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, will provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take such Party’s reasonable comments into consideration before filing such copy of this Agreement and use reasonable efforts to have terms identified by such other Party afforded confidential treatment by the applicable regulatory agency.

8.2 Publication and Publicity.

8.2.1 Publication. Except for disclosures permitted pursuant to Section 8.1 or 8.3, if either Party wishes to make a publication or public presentation that contains the Confidential Information of the other Party or if Shionogi wishes to make a publication or public presentation of any results of Development activities under this Agreement, in each case, the Party wishing to make such publication or public presentation (the “Publishing Party”) will deliver to the other Party (the “Non-Publishing Party”) a copy of the proposed written publication or presentation at least [***] ([***]) days prior to submission for publication or presentation. The Non-Publishing Party will have the right (a) to propose modifications to the publication or presentation for Patent reasons or trade secret reasons or to remove Confidential Information of the Non-Publishing Party, and the Publishing Party will remove all Confidential Information of the Non-Publishing Party if so requested by the Non-Publishing Party and otherwise will incorporate the Non-Publishing Party’s reasonable comments, or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the Non-Publishing Party requests a delay, the Publishing Party will delay submission or presentation for a period of [***] ([***]) days (or such shorter period as may be mutually agreed by the Parties in writing) to enable the Non-Publishing Party to file Patent applications protecting the Non-Publishing Party’s rights in such information. With respect to any proposed publications or disclosures by investigators or academic or non-profit collaborators, such materials will be subject to review under this Section 8.2.1 to the extent that the Publishing Party has the right and ability (after using commercially reasonable efforts to obtain such right and ability) to do so.

8.2.2 Publicity. Except as set forth in Section 8.1, 8.2.1 or 8.3, the terms and conditions of this Agreement may not be disclosed by either Party, and neither Party will use the name or Trademark of the other Party or its employees in any publicity, news release or other disclosure relating to this Agreement, its subject matter, or the activities of the Parties under the Collaboration without the prior express written permission of the other Party, except (a) as may be required by applicable Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in any country other than the United States or of any stock exchange or listing entity, provided that the Party making such disclosure or use of the name or Trademark of the other Party or its employees, gives the other Parties reasonable prior notice and otherwise complies with Section 8.1.2, or (b) as expressly permitted by the terms and conditions hereof.

8.3 Press Release.

8.3.1 The Parties will issue the joint press release in substantially the form set forth in Schedule 8.3.1 on timing to be mutually agreed by the Parties.

8.3.2 Except as provided in Section 8.2.2 or this Section 8.3, neither Party will issue a press release or public announcement relating to this Agreement without the prior written approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed), except that a Party may (a) once a press release or other public statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other written statement without the further approval of the other Party, and (b) issue a press release or public announcement as required by applicable Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity, provided that the Party issuing such press release gives reasonable prior written notice to the other Party of and the opportunity to comment on the press release or public announcement, and otherwise complies with this Section 8, In addition, Akili may with Shionogi’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed, issue a press release regarding the occurrence of any milestone events under this Agreement with respect to any Licensed Products in the Field in the Shionogi Territory, provided that such press release does not disclose the amount of such payment unless required by law and otherwise complies with this Section 8.3

8.3.3 Notwithstanding anything in this Section 8.3 to the contrary, either Party may issue a press release or make a public disclosure relating to such Party’s Development or Commercialization activities under this Agreement with respect to Licensed Products in such Party’s Territory, provided that such press release or public disclosure does not disclose Confidential Information of the other Party. Prior to making any such disclosure under this Section 8.3.3, however, each Party will provide the other Party with a draft of such proposed disclosure within a reasonable time (but at least [***] ([***]) Business Days) prior to disclosure for the other Party’s review and comment, and the Party proposing disclosure will consider in good faith any timely comments provided by the other Party.

9. REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 Mutual Representations and Warranties as of the Effective Date. Each Party represents and warrants to the other Party that, as of the Effective Date:

9.1.1 such Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation;

9.1.2 such Party has all requisite corporate power and corporate authority to enter into this Agreement and to carry out its obligations under this Agreement;

9.1.3 all requisite corporate action on the part of such Party, its directors and stockholders required by applicable Law for the authorization, execution and delivery by such Party of this Agreement, and the performance of all obligations of such Party under this Agreement, has been taken;

9.1.4 the execution, delivery and performance of this Agreement, and compliance with the provisions of this Agreement, by such Party do not and will not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which such Party or any of its assets are bound, or (c) violate or conflict with any of the provisions of such Party’s organizational documents (including any articles or memoranda of organization or association, charter, bylaws or similar documents); and

9.1.5 no consent, approval, authorization or other order of, or filing with, or notice to, any Governmental Authority or other Third Party is required to be obtained or made by such Party in connection with the authorization, execution and delivery by such Party of this Agreement.

9.2 Representations and Warranties of Akili as of the Effective Date. Akili represents and warrants to Shionogi that, as of the Effective Date:

9.2.1 Akili or one of its Affiliates is the sole and exclusive owner or exclusive licensee of the Akili Licensed Technology in the Field;

9.2.2 none of the issued Akili Licensed Patents existing as of the Effective Date has been adjudged, in a final and non-appealable decision, invalid, unenforceable or unpatentable in whole or part by any Governmental Authority of competent jurisdiction, and to the knowledge of Akili, all such issued Akili Licensed Patents existing as of the Effective Date are valid and enforceable;

9.2.3 there is no Proceeding pending, or, to the reasonable knowledge of Akili, threatened, as of the Effective Date, against Akili or any of its Affiliates (a) challenging or seeking to deny or restrict, any rights of Akili or any of its Affiliates in any Akili Licensed Technology, (b) alleging that any Akili Licensed Patent is invalid, unenforceable or unpatentable, or (c) alleging that the use of any of the Akili Licensed Technology existing as of the Effective Date misappropriates, infringes or otherwise violates any Intellectual Property Rights; provided, however, that, “Proceeding” for purposes of the representations and warranties of clauses (a) and (b) excludes office actions or similar communications issued by any patent office or comparable registration authority in the ordinary course of prosecution of any patent application within the Akili Licensed Patents.

9.2.4 Schedule 9.2.4 is the complete list of Akili In-Licenses as of the Effective Date.

9.3 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY PATENTS, KNOW-HOW, OTHER INTELLECTUAL PROPERTY, LICENSED PRODUCT, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY AND ALL OF THE FOREGOING. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT OR COMMERCIALIZATION OF ANY LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL.

9.4 Certain Covenants.

9.4.1 Compliance.

9.4.1.1 Shionogi shall ensure that all government reporting (including price and gift reporting), and Sales, marketing and promotional practices, in respect of any Licensed Product in the Shionogi Territory for the Field meet the standards required by applicable Laws. Each of Akili and Shionogi shall reasonably cooperate with the other Party to provide the other Party access to any and all information, data and reports required by the other in order to comply with the provisions of applicable Laws required in the Shionogi Territory, including reporting requirements, in a timely and appropriate manner. Each Party shall ensure that its reporting under governmental healthcare programs in the Shionogi Territory related to any Licensed Product is true, complete and correct in all material respects; provided, however, that a Party shall not be held responsible for submitting erroneous reports if such deficiencies result from information provided by the other Party which itself was not true, complete and correct.

9.4.1.2 Each Party specifically agrees, on behalf of itself and its Affiliates, and its and their respective officers, directors and employees (together with Shionogi, the “Representatives”), to, and, in the case of Shionogi to use Commercially Reasonable Efforts, or in the case of Akili to use commercially reasonable efforts, as applicable, to cause its subcontractors and Sublicensees to, comply with applicable Laws and, specifically, in connection with the Collaboration or the performance of its obligations under this Agreement:

(a) To not directly or indirectly pay, offer or promise to pay, authorize the payment of any money or give, offer or promise to give, or authorize the giving of anything else of value, to: (i) any Governmental Authority in order to influence official action; (ii) any individual or entity (whether or not a Governmental Authority) in violation of Anti-Corruption Laws; or (iii) any individual or entity (whether or not a Governmental Authority) while knowing or having reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to, or will otherwise benefit, the individuals or entities for the purposes listed in clauses (i) and (ii) above.

(b) To not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws.

(c) To comply with the Anti-Corruption Laws and shall not take any action that will, or would reasonably be expected to, cause either Party or its Affiliates to be in violation of any such laws or policies.

(d) To the knowledge of the Party, no Representative, subcontractor or Sublicensee that will participate or support its performance of its obligations hereunder has, directly or indirectly, (i) paid, offered or promised to pay or authorized the payment of any money, (ii) given, offered or promised to give or authorized the giving of anything else of value or (iii) solicited, received or agreed to accept any payment of money or anything else of value, in each case ((i), (ii) and (iii)), in violation of the Anti-Corruption Laws during the three (3) years preceding the date of this Agreement.

(e) To acquire and maintain all applicable licenses, permits, qualifications, approvals or authorizations by the competent Governmental Authority in each jurisdiction in which it operates, in accordance with applicable Laws.

(f) To promptly provide the other Party with written notice of the following events: (i) upon becoming aware of any actual or alleged breach or violation by the Party or its Representative or of any obligation in this Section 9.4.1 or (ii) upon receiving a formal notification that it is the target of an investigation by a governmental authority for a violation of the Anti-Corruption Laws or upon receipt of information from any of the Representatives connected with this Agreement that any of them is the target of an investigation by a governmental authority for a violation of the Anti-Corruption Laws.

As between the Parties, Shionogi shall be responsible for any breach of any obligation under this Section 9.4.1 or of the Anti-Corruption Laws by any of its Representatives.

9.4.1.3 On the occurrence of any of the following events in connection with the Collaboration or the performance of its obligations under this Agreement:

(a) either Party becomes aware of, whether or not through a Compliance Audit, that the other Party or any of its Representatives is in breach or violation of any obligation in this Section 9.4.1 or of the Anti-Corruption Laws; or

(b) notification is received under Section 9.4.1.2(f) relating to any suspected or actual violation of the Anti-Corruption Laws by the other Party or any of its Representatives,

then, in either case ((a) or (b)), the Party shall have the right, in addition to any other rights or remedies under this Agreement or to which the Party may be entitled in law or equity, to: take such steps as are reasonably necessary in order to avoid a potential violation or continuing violation by the other Party or any of its Representatives of the Anti-Corruption Laws, including terminating this Agreement in accordance with Section 12.5.1.1 or Section 12.5.1.2.

9.4.1.4 Within [***] ([***]) days of each anniversary of the Effective Date (i.e., once per Calendar Year on the anniversary of the Effective Date), Shionogi shall submit to Akili a written certification by an appropriate corporate officer of Shionogi, in a form acceptable to Akili, regarding Shionogi’s (and its Representatives, as applicable) compliance with the terms of this Section 9.4.1. This Section 9.4.1.4 shall apply, mutatis mutandis, to Akili with respect to Section 9.4.1.2.

9.4.1.5 Shionogi acknowledges that compliance with the Anti-Corruption Laws and other applicable Laws in the Shionogi Territory by it and its Representatives is the responsibility of Shionogi under this Section 9.4.1, and Shionogi agrees that Akili shall have no liability to Shionogi or any of its Representatives by reason of Akili’s exercise (or failure to exercise) its rights or performance of its obligations under this Section 9.4.1. This Section 9.4.1.5 shall apply, mutatis mutandis, to Akili with respect to Section 9.4.1.2.

9.4.1.6 For the Term, Shionogi shall, for the purpose of auditing and monitoring the performance of its compliance with this Agreement and particularly its compliance obligations hereunder, permit Akili and its Affiliates or its or the auditors of any of them to have once per Calendar Year (or more frequently upon a showing of good reason), upon reasonable notice, access to any premises of Shionogi or its Affiliates used in connection with this Agreement (“Compliance Audit”). To the extent that any Compliance Audit by or on behalf of Akili requires access and review of any commercially or strategically sensitive information of Shionogi or its Affiliates relating to the business of Shionogi or its Affiliates, such activity shall be carried out by a Third Party professional advisor appointed by Akili that is reasonably acceptable to Shionogi and such professional advisor shall only report back to Akili such information as is directly relevant to informing Akili on Shionogi’s compliance with the particular provisions of this Agreement being Compliance Audited (and shall enter into a commercially reasonable confidentiality agreement with Shionogi consistent with the foregoing). The costs and fees of any such Compliance Audit shall be paid by Akili, except that, if a Compliance Audit reveals any material breach by Shionogi of Section 9.4.1 as documented by such Third Party professional advisor, such costs and fees shall be paid by Shionogi. Shionogi shall bear its own costs of rendering reasonable assistance to the Compliance Audit. The audit rights described in this Section 9.4.1.6 are without limitation of other audit rights described elsewhere in this Agreement. This Section 9.4.1.6 shall apply, mutatis mutandis, to Akili with respect to Section 9.4.1.2.

9.4.2 No Debarment. Each Party will use reasonable efforts to not use, in any capacity in connection with the Collaboration or the performance of its obligations under this Agreement, any Person that has been debarred pursuant to Section 306 of the FD&C Act, as amended, or that is the subject of a conviction described in such section, or, in the case of Shionogi, such equivalent Laws applicable in the Shionogi Territory. Each Party agrees to inform the other Party in writing immediately if it or any Person that is performing activities in the Collaboration or under this Agreement, is debarred or is subject to debarment or is the subject of a conviction described in Section 306 of the FD&C Act or, the case of Shionogi, such equivalent Laws applicable in the Shionogi Territory, or if any Proceeding is pending or, to the best of the notifying Party’s knowledge, is threatened, relating to the debarment or conviction of the notifying Party or any Person or entity used in any capacity by such Party or any of its Affiliates in connection with the Collaboration or the performance of its other obligations under this Agreement.

9.4.3 Conflicting Transactions. During the Term, Akili will not, and will cause its Affiliates not to, enter into any agreement granting any license or other right under any Akili Licensed Technology that is inconsistent with this Agreement. During the Term, Shionogi will not, and will cause its Affiliates not to, enter into any agreement granting any license or other right under the Shionogi Background Technology or Shionogi Program IP that is inconsistent with this Agreement.

10.	INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

10.1 General Indemnification by Shionogi. Shionogi will indemnify, hold harmless and defend Akili, its Related Parties, and their respective directors, officers, employees and agents (“Akili Indemnitees”) from and against any and all liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees and litigation expenses) (collectively, “Losses”) incurred in connection with Third Party claims or suits to the extent arising out of or resulting from, directly or indirectly, (a) any breach of, or inaccuracy in, any representation or warranty made by Shionogi in this Agreement, or any breach or violation of any covenant or agreement of Shionogi in, or in the performance of, this Agreement, (b) the gross negligence or willful misconduct by or of Shionogi or any of its Related Parties, or any of their respective directors, officers, employees or agents in the performance of Shionogi’s obligations under this Agreement, or (c) the Development or Commercialization of Licensed Products by or on behalf of Shionogi or any of its Related Parties pursuant to this Agreement. Notwithstanding the foregoing, Shionogi will have no obligation to indemnify any of the Akili Indemnitees to the extent that any Losses arise out of or result from, directly or indirectly, any matters for which Akili is obligated to indemnify the Shionogi Indemnitees under Section 10.2.

10.2 General Indemnification by Akili. Akili will indemnify, hold harmless, and defend Shionogi, its Related Parties and their respective directors, officers, employees and agents (“Shionogi Indemnitees”) from and against any and all Losses incurred in connection with Third Party claims or suits to the extent arising out of or resulting from, directly or indirectly, (a) any breach of, or inaccuracy in, any representation or warranty made by Akili in this Agreement, or any breach or violation of any covenant or agreement of Akili in, or in the performance of, this Agreement, (b) the gross negligence or willful misconduct by or of Akili or any of its Related Parties, or any of and their respective directors, officers, employees or agents in the performance of Akili’s obligations under this Agreement, or (c) the Development or Commercialization of Licensed Products by or on behalf of Akili or any of its Related Parties pursuant to this Agreement. Notwithstanding the foregoing, Akili will have no obligation to indemnify any of the Shionogi Indemnitees to the extent that any Losses arise out of or result from, directly or indirectly, any matters for which Shionogi is obligated to indemnify the Akili Indemnitees under Section 10.1.

10.3 Indemnification Procedure. The Party entitled to indemnification under Section 10 (an “Indemnified Party”) will notify the Party potentially responsible for such indemnification (the “Indemnifying Party”) in writing promptly upon being notified of or having actual knowledge of any claim or claims asserted or threatened against the Indemnified Party which could give rise to a right of indemnification under this Agreement; provided that the failure to give such notice will not relieve the Indemnifying Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices the Indemnifying Party. If the Indemnifying Party has acknowledged in writing to the Indemnified Party the Indemnifying Party’s responsibility for defending a claim, the Indemnifying Party will have the right to defend, at its sole cost and expense, such claim by all appropriate proceedings; provided that the Indemnifying Party may not enter into any compromise or settlement unless (a) such compromise or settlement imposes only a monetary obligation on the Indemnifying Party and includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim; or (b) the Indemnified Party consents to such compromise or settlement, which consent will not be unreasonably withheld, conditioned or delayed unless such compromise or settlement involves (i) any admission of legal wrongdoing by the Indemnified Party, (ii) any payment by the Indemnified Party that is not indemnified under this Agreement, or (iii) the imposition of any equitable relief against the Indemnified Party. The Indemnified Party will cooperate with the Indemnifying Party and may participate in, but not control, any defense or settlement of any claim controlled by the Indemnifying Party pursuant to this Section 10.3 and will bear its own costs and expenses with respect to such participation; provided that the Indemnifying Party will bear such costs and expenses if counsel for the Indemnifying Party will have reasonably determined that such counsel may not properly represent both the Indemnifying Party and the Indemnified Party. If the Indemnifying Party does not elect to assume control of the defense of a claim or if a good faith and diligent defense, in the Indemnified Party’s reasonable opinion, is not being or ceases to be materially conducted by the Indemnifying Party, the Indemnified Party will have the right, at the expense of the Indemnifying Party, upon at least [***] ([***]) Business Days’ prior written notice to the Indemnifying Party of its intent to do so, to undertake the defense of such claim for the account of the Indemnifying Party (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not to be unreasonably withheld, conditioned or delayed); provided that the Indemnified Party will keep the Indemnifying Party apprised of all material developments with respect to such claim. The Indemnified Party may not enter into any compromise or settlement without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

10.4 Limitation of Liability. NEITHER PARTY WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT, OR THE EXERCISE OF ITS RIGHTS OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF (A) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (B) BREACH OF ANY EXCLUSIVITY OBLIGATIONS ARISING PURSUANT TO SECTION 6.6, OR (C) BREACH OF CONFIDENTIALITY AND NON-USE OBLIGATIONS PURSUANT TO SECTION 8. NOTHING IN THIS SECTION 10.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS SECTION 10.

10.5 Insurance. Each Party will obtain and maintain insurance with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement. Specifically, prior to (a) a Party conducting a Clinical Study of any Licensed Product, such Party will obtain clinical trial liability insurance with a limit of at least [***] Dollars ($[***]) and will maintain such insurance throughout the conduct of Clinical Studies of such Licensed Product and for at least [***] ([***]) years thereafter and (b) the First Commercial Sale of a Licensed Product by a Party or any of its Related Parties, such Party will obtain product liability insurance with a limit of at least [***] Dollars ($[***]) and will maintain such insurance at least until [***] ([***]) years after the last commercial Sale of such Licensed Product by such Party or any of its Related Parties. Such limits to be per occurrence and in annual aggregate. Upon request, each Party will provide the other Party with evidence of the existence and maintenance of such insurance coverage.

11.	INTELLECTUAL PROPERTY

11.1 Inventorship.

11.1.1 Determination of Inventorship. Inventorship for inventions and discoveries (including Know-How) first made during the course of the performance of activities pursuant to the Collaboration will be determined in accordance with United States patent Laws for determining inventorship unless other mandatory laws apply, which mandatory laws must be promptly identified in writing to the JSC.

11.1.2 JRA Exception. Notwithstanding anything to the contrary in this Agreement, each Party will have the right to invoke the America Invents Act Joint Research Agreement exception codified at 35 U.S.C. § 102(c) (the “JRA Exception”) when exercising its rights under this Agreement, but only with prior written consent of the other Party in its sole discretion. In the event that a Party intends to invoke the JRA Exception, once agreed to by the other Party if required by the preceding sentence, it will notify the other Party and the other Party will cooperate and coordinate its activities with such Party with respect to any filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined 35 U.S.C. § 100(h).

11.2 Ownership.

11.2.1 As between the Parties, Shionogi will solely and exclusively own and retain all right, title and interest in and to all Shionogi Background Technology. Notwithstanding the foregoing, in the event that, nonetheless, Akili or any of its Related Parties, pursuant to the performance of the Collaboration, holds any right, title, or interest in any Shionogi Background Technology, then Akili, on behalf itself and its Related Parties, hereby does, and agrees to, assign any and all such right, title and interest to any such Shionogi Background Technology to Shionogi together with the right to file or own applications for any Patent and any Patent issuing thereon.

11.2.2 As between the Parties, Akili will solely and exclusively own all right, title and interest in and to all Technology (and Intellectual Property Rights therein and thereto, including Patents claiming inventions therein), excluding the Generated Data, first developed or conceived solely by Akili in the performance of the Collaboration (“New Akili IP”). For the avoidance of doubt, New Akili IP shall be included in the Akili Licensed Patents, Akili Licensed Know-How or Akili Licensed Software Rights, as the case may be.

11.2.3 As between the Parties, all Technology (and Intellectual Property Rights therein and thereto, including Patents claiming inventions therein) developed or conceived solely by or on behalf of Shionogi or its Related Parties or jointly by the Parties in the performance of the Collaboration (the “Program IP”) will be owned as follows:

11.2.3.1 solely and exclusively owned by Shionogi if first developed or conceived solely by or on behalf of Shionogi or any of its Related Parties (the “Shionogi Program IP”),

11.2.3.2 subject to Section 11.2.4.1, solely by Shionogi if consisting of or comprising the Development Data Set;

11.2.3.3 jointly owned by both Parties if consisting of or comprising any derivatives of or improvements to the Akili Licensed Technology first developed or conceived in the performance of the Collaboration solely by Shionogi or jointly by both Parties (“Improvement IP”);

11.2.3.4 other than Improvement IP, jointly owned by both Parties if first developed or conceived jointly by or on behalf of both (A) Shionogi or any of its Related Parties and (B) Akili or any of its Related Parties;

11.2.3.5 subject to Section 11.2.4.2, jointly owned by both Parties if consisting of or comprising the Device Generated Data Set or the De-identified Data Set.

All Program IP set forth in Sections 11.2.3.3, 11.2.3.4 or 11.2.3.5 will be classified as “Joint Program IP”.

For the avoidance of doubt, Program IP excludes Shionogi Background Technology. Notwithstanding the foregoing, in the event that, nonetheless, Akili or any of its Related Parties, pursuant to the performance of the Collaboration, holds any right, title, or interest in any Shionogi Program IP, then Akili, on behalf itself and its Related Parties, hereby does, and agrees to, assign any and all such right, title and interest to any such Shionogi Program IP to Shionogi together with the right to file or own applications for any Patent and any Patent issuing thereon.

11.2.4 Generated Data.

11.2.4.1 Development Data. As between the Parties, Shionogi will solely and exclusively own all right, title and interest in and to the Development Data Set. Notwithstanding the foregoing, in the event that, nonetheless, Akili or any of its Related Parties, pursuant to the performance of the Collaboration, holds any right, title, or interest in any of the Development Data Set, then Akili, on behalf itself and its Related Parties, hereby does, and agrees to, assign to Shionogi any and all such right, title and interest in and to the Development Data Set, including all related Intellectual Property Rights. Regardless of whether the Development Data Set (or any portion thereof) is developed or conceived by or on behalf of Akili or Shionogi or jointly, the Development Data Set shall be deemed Program IP and, specifically, Shionogi Program IP.

11.2.4.2 Device Generated Data Set and De-identified Data Set. The Parties will jointly own all right, title and interest in and to the Device Generated Data Set and the De-identified Data Set. Notwithstanding the foregoing, in the event that, nonetheless, a Party or any of its Related Parties, pursuant to the performance of the Collaboration, holds the exclusive right, title, or interest in any Device Generated Data Set or De-identified Data Set, then such Party, on behalf itself and its Related Parties, hereby does, and agrees to, assign to the other Party a joint ownership interest in and to any such Device Generated Data Set or De-identified Data Set. Regardless of whether the Device Generated Data Set or De-identified Data Set (or any portion thereof) is developed or conceived by or on behalf of Akili or Shionogi or jointly, the Device Generated Data Set and De-identified Data Set shall be deemed Joint Program IP; provided, that, Shionogi will not access or use the Device Generated Data Set or De-identified Data Set (and Akili will have no obligation to continue making available to Shionogi the Device Generated Data Set and De-identified Data Set or to otherwise continue to maintain the Commercial Back-End Server), for any purpose, after any termination of this Agreement by Shionogi pursuant to Section 12.3 or by Akili pursuant to Section 12.5 or 12.6. For the avoidance of doubt and subject to Section 12.8.1, if any such termination is made on a Licensed Product-by-Licensed Product basis, and/or country-by-country basis, Shionogi will not access or use the Device Generated Data Set or De-identified Data Set after such termination with respect to the applicable terminated Licensed Product(s) and country(ies).

11.2.5 Each Party will have an equal and undivided joint ownership interest in and to the Joint Program IP. Each Party will exercise its ownership rights in and to such Joint Program IP, including the right to license and sublicense or otherwise to exploit, transfer or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party, but subject to the licenses under this Agreement and the other terms and conditions of this Agreement. At the reasonable written request of a Party, the other Party will in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding Joint Program IP. Each Party, for itself and on behalf of its Affiliates, licensees and sublicenses, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to the other Party an equal and undivided joint ownership interest in and to all Joint Program IP to be held in accordance with this Section 11.2.5.

11.2.6 With respect to any Improvement IP, if Shionogi intends to license any rights under its interest in any Improvement IP, at least [***] ([***]) days prior to entering into such license, Shionogi shall provide Akili written notice thereof and Akili shall have the first right of negotiation to enter into a license with Shionogi for exclusive rights to Shionogi’s interest in such Improvement IP. If Akili provides

Shionogi with such written notice, Akili and Shionogi shall negotiate in good faith for a period not to exceed [***] ([***]) days on reasonable terms for consideration of such exclusive rights to such Improvement IP (which consideration may be in the form of cash or other non-cash consideration, including the provision of services as provided in connection with the Collaboration by or on behalf of Akili or its Related Parties); provided for clarity that such exclusive rights will be subject to the licenses and rights granted by Akili to Shionogi under this Agreement.

11.3 Covenants in Support of IP Ownership Allocation. Each Party shall provide the other Party (at the other Party’s cost and expense) with all further reasonable cooperation to give effect to the allocation of ownership, as between the Parties, of the Shionogi Background Technology, New Akili IP, Shionogi Program IP and Joint Program IP (including with respect to rights of priority), in each case as contemplated by Section 11.2, including executing and delivering further assignments, consents, releases and other commercially reasonable documentation, and providing good faith testimony by affidavit, declaration, deposition, in person or other proper means and otherwise assisting the other Party in support of its efforts to establish, perfect, defend, or enforce its rights in its respective Intellectual Property Rights. Without limiting the foregoing, any assignment to the other Party of Intellectual Property Rights includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. To the extent that such moral rights cannot be assigned under applicable Law, each Party hereby waives and agrees not to enforce any and all of its moral rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable Law.

11.4 Disclosure of Inventions. The Parties will promptly disclose to each other any New Akili IP or Program IP developed or conceived during the Term, but no later than [***] ([***]) days after the applicable Party’s intellectual property department receives notice of such development or conception.

11.5 Prosecution and Maintenance of Patents.

11.5.1 Shionogi. As between the Parties, Shionogi will have, at its sole discretion, sole control of and responsibility for the Prosecution and Maintenance of (and all applicable Patent Costs therefor), in Shionogi’s name, all Patents within the Shionogi Background Technology (the “Shionogi Background Patents”), and, subject to the remainder of this Section 11.5.1, all Shionogi Program Patents (the Shionogi Background Patents, together with the Shionogi Program Patents, the “Shionogi Controlled Patents”). Shionogi will furnish to Akili, via electronic mail or such other method as mutually agreed by the Parties, copies of proposed filings and documents received from patent counsel in the course of Prosecuting and Maintaining the Shionogi Program Patents in the Akili Territory, or copies of documents filed with the relevant national patent offices or other Governmental Authorities with respect to the Shionogi Program Patents in the Akili Territory, and such other material documents related to the Prosecution and Maintenance of the Shionogi Program Patents in the Akili Territory, in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by Akili. Shionogi will consider in good faith timely comments and recommendations made by Akili in connection with such review.

11.5.2 Akili.

11.5.2.1 General. Subject to the remainder of this Section 11.5.2, as between the Parties, Akili will have, at its sole discretion, sole control of and responsibility for the Prosecution and Maintenance of (and all applicable Patent Costs therefor), in Akili’s name, all Patents within the New Akili IP and all other Akili Licensed Patents other than Joint Program Patents. Akili will furnish to Shionogi, via electronic mail or such other method as mutually agreed by the Parties, copies of proposed filings and documents received from patent counsel in the course of Prosecuting and Maintaining the Akili Licensed Patents other than Joint Program Patents in the Shionogi Territory, or copies of documents filed with the relevant national patent offices or other Governmental Authorities with respect to such Akili Licensed Patents in the Shionogi Territory, and such other material documents related to the Prosecution and Maintenance of such Akili Licensed Patents in the Shionogi Territory, in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by Shionogi. Akili will consider in good faith timely comments and recommendations made by Shionogi in connection with such review.

11.5.2.2 Akili Licensed Patents in the Field in the Shionogi Territory. In the event that Akili elects not to Prosecute and Maintain (or continue to Prosecute and Maintain, including filing a Patent claiming priority to a Patent prior to its issuance) any Akili Licensed Patent (other than Joint Program Patents) in the Shionogi Territory that claims the manufacture, use, Sale, offer for Sale, or import of any Licensed Product in the Field, Akili will notify Shionogi at least [***] ([***]) days before any such Akili Licensed Patent would become abandoned, no longer available or otherwise forfeited, whereupon, at the written request of Shionogi, the Parties will meet to discuss in good faith any such decision by Akili. Subject to, if applicable, the provisions of any applicable in-license agreement of Akili to such Akili Licensed Patent, Shionogi will have the right (but not the obligation), at Shionogi’s sole discretion and sole responsibility for all applicable Patent Costs, to assume the Prosecution and Maintenance in the Field in the Shionogi Territory of such Akili Licensed Patent in the name of Akili (which right will include the right to file additional Patents claiming priority to such Akili Licensed Patent). Shionogi will consult with Akili on its strategy for the Prosecution and Maintenance of all such assumed Akili Licensed Patents. Shionogi will furnish to Akili, via electronic mail or such other method as mutually agreed by the Parties, copies of proposed filings and documents received from patent counsel in the course of Prosecuting and Maintaining such assumed Akili Licensed Patent, or copies of documents filed with the relevant national patent offices or other Governmental Authorities with respect to such assumed Akili Licensed Patent, and such other material documents related to the Prosecution and Maintenance of such assumed Akili Licensed Patent, in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by Akili. Shionogi will consider in good faith timely comments and recommendations made by Akili in connection with such review. Akili will sign, or will use reasonable efforts to have signed, all legal documents as are reasonably necessary for Shionogi to assume the Prosecution and Maintenance of such assumed Akili Licensed Patent in the Shionogi Territory. Notwithstanding any assumption of such Prosecution and Maintenance of any such assumed Akili Licensed Patent in the Shionogi Territory, Akili shall retain ownership of all right, title and interest in and to such assumed Akili Licensed Patent in the Shionogi Territory and such Akili Licensed Patent shall continue to be licensed to Shionogi under the licenses granted to Shionogi under this Agreement to the same extent as that prior to any such assumption of such Prosecution and Maintenance.

11.5.3 Joint Program Patents. Subject to, and without limiting Shionogi’s rights under, Section 11.6 of this Agreement, Akili shall have the first right, but not the obligation, to, in consultation with Shionogi, prepare, file, prosecute and maintain Joint Program Patents. Akili shall keep Shionogi informed of the status of Joint Program Patents and will provide Shionogi with copies of all substantive documentation submitted to, or received from, the patent offices in connection therewith, at its own cost and expense, and Akili, in consultation with Shionogi, shall make all final determinations with respect to such activities as it deems in the best interest of Akili’s global intellectual property interests.

11.5.4 Patent Miscellaneous. Each Party hereby agrees: (a) to use reasonable efforts to make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake any Prosecution and Maintenance described in this Section 11.5; and (b) to reasonably cooperate in any such Prosecution and Maintenance by the other Party.

11.6 Third Party Infringement and Defense.

11.6.1 Defense.

11.6.1.1 As between the Parties, the Party controlling the Prosecution and Maintenance of any Patent under Section 11.5 will have the right (but not the obligation), at its sole discretion, to defend against a declaratory judgment action or other action (such as a revocation proceeding or an opposition) challenging any such Patent (a “Third Party Action”). If Akili does not provide notice to Shionogi of Akili’s intent to defend any Akili Licensed Patent (other than Joint Program Patents) in the Shionogi Territory that claims the manufacture, use, Sale, offer for Sale, or import of any Licensed Product in the Field under this Section 11.6.1.1 within [***] ([***]) days (or such shorter period of time as is required to comply with applicable Law in the Shionogi Territory to not waive any statutory rights), or elects not to initiate or continue any such defense (in which case it will promptly provide notice thereof to the other Party), then, in the case of any of the foregoing done by Akili, Shionogi will have the right (but not the obligation), at its sole discretion, to defend, as applicable, any such Akili Licensed Patent against such a Third Party Action in the Field in the Shionogi Territory. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, (a) Shionogi will have the sole and exclusive right (but not the obligation), at Shionogi’s sole discretion, to defend all Shionogi Background Patents against a Third Party Action, and (b) Akili will have the sole and exclusive right (but not the obligation), at Akili’s sole discretion, to defend all other Akili Licensed Patents in the Akili Territory or outside the Field.

11.6.2 Prosecution of Infringers.

11.6.2.1 Notice. If either Party (i) receives notice of any alleged or threatened infringement of Patents or Patent applications or misappropriation of Intellectual Property Rights in the Shionogi Territory for the Field comprising the (A) Joint Program IP, (B) any New Akili IP or other Akili Licensed Technology or (C) Shionogi Program IP or Shionogi Background Technology, or (ii) learns that a Third Party is infringing or allegedly infringing any Shionogi Background Patents, Shionogi Program Patents, Joint Program Patents, Akili Licensed Patents or any other Patents within the New Akili IP, in each case, in the Shionogi Territory for the Field, or if any Third Party claims that any such Patent is invalid or unenforceable, in each case, with respect to the Shionogi Territory for the Field, it shall promptly notify the other Party thereof, including providing evidence of infringement or the claim of invalidity or unenforceability reasonably available to such Party.

11.6.2.2 Enforcement of Patents.

(a) As between Akili and Shionogi, Akili shall have the first right (but not the obligation) to take the appropriate steps to enforce any Patent within the New Akili IP, Joint Program Patents and any other Akili Licensed Patents against infringement by a Third Party that is conducting the manufacture, Sale, use or offer for Sale of any product in the Shionogi Territory for the Field. Akili may take steps including the initiation, prosecution and control of any suit, proceeding or other legal action by counsel of its own choice, at Akili’s own expense. Shionogi will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(b) If, pursuant to Section 11.6.2.2(a), Akili fails to institute such litigation or otherwise take steps to remedy the infringement of any Patent within the New Akili IP, Joint Program Patents or any other Akili Licensed Patents against infringement by a Third Party that is conducting the manufacture, Sale, use or offer for Sale of any product in the Shionogi Territory for the Field within [***] ([***]) days of the date one Party has provided notice to the other Party pursuant to Section 11.6.2.1 of such infringement or claim, then Shionogi shall have the right (but not the obligation), at Shionogi’s own expense, to bring any such suit, action or proceeding by counsel of its own choice and, in such case, Akili will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

11.6.2.3 Cooperation; Damages.

(a) If one Party brings any suit, action or proceeding under Section 11.6.2.2, the other Party agrees to be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give the first Party reasonable authority to file and prosecute the suit, action or proceeding; provided, however, that neither Party will be required to transfer any right, title or interest in or to any property to the other Party or any other party to confer standing on a Party hereunder.

(b) The Party not pursuing the suit, action or proceeding hereunder will provide reasonable assistance to the other Party, including by providing access to relevant documents and other evidence and making its employees reasonably available, subject to the Party who is pursuing the suit, action or proceeding’s reimbursement of any Out-of-Pocket Costs incurred by the non-enforcing or defending Party in providing such assistance.

(c) Shionogi shall not, without the prior written consent of Akili (in its sole discretion), enter into any compromise or settlement relating to any claim, suit or action that it brought under Section 11.6.2.2 involving a Patent within the New Akili IP, Joint Program Patents or any other Akili Licensed Patents, that admits the invalidity or unenforceability of any Patent within the New Akili IP, Joint Program Patent or any other Akili Licensed Patent, or requires Akili to pay any sum of money, or otherwise adversely affects the rights of Akili with respect to such Patents, any Licensed Product or Akili’s rights hereunder (including the rights to receive payments).

(d) Any settlements, damages or other monetary awards (a “Recovery”) recovered pursuant to a suit, action or proceeding brought pursuant to Section 11.6.2.2 will be allocated first to the costs and expenses of the Party taking such action and to reimburse Shionogi for costs and expenses of Shionogi incurred pursuant to Section 11.6.2.2 should Shionogi elect to be represented in any such action by counsel of its own choice, and second, to the costs and expenses (if any) of the other Party, with any remaining amounts (if any) to be allocated as follows: (i) to the extent that such Recovery is a payment for lost sales of any Licensed Product in the Shionogi Territory for the Field, (A) if Shionogi is the Party taking such action, then Shionogi shall pay [***]or (B) if Akili is the Party taking such action, then any such Recovery shall be shared [***] by Akili and Shionogi and (ii) all remaining Recoveries shall be payable to the Party taking such action to the extent such remaining Recoveries relate solely to any Licensed Product in the Shionogi Territory for the Field (and, for purposes of clarity, all remaining Recoveries related to any Licensed Product outside the Field or outside the Shionogi Territory shall be payable to Akili).

11.6.2.4 Infringement and Defense Outside of the Shionogi Territory or Outside of the Field. For clarity, with respect to any and all infringement or defense of any Patent within the New Akili IP, Joint Program Patents or any other Akili Licensed Patent anywhere outside of the Shionogi Territory or any such Patent outside the Field, Akili (or its designee) shall have the sole and exclusive right to bring an appropriate suit or other action against any Person engaged in such infringement or defense of any such Patents, in its sole discretion and Shionogi shall have no rights with respect thereto.

11.7 Patent Extensions. As between Akili and Shionogi, Akili shall have the exclusive right, but not the obligation, to seek, in Shionogi’s name if so required, any Patent Term Extensions (if applicable) that may be available (including any supplemental protection certificates and the like available under applicable Laws) in the Shionogi Territory in relation to the Joint Program Patents and Akili Licensed Patents that are not Joint Program Patents. Akili and Shionogi shall cooperate in connection with all such activities. Akili, its agents and attorneys will give due consideration to all suggestions and comments of Shionogi regarding any such activities, but in the event of a disagreement between the Parties, Akili shall have the final decision-making authority.

11.8 Patent Listings. With respect to any filings made to Regulatory Authorities with respect to any Shionogi Controlled Patents, Joint Program Patents, or any Akili Licensed Patents that are not Joint Program Patents, in each case, for any Licensed Product, including as required or allowed in connection with, in the United States, the FDA’s Orange or Purple Book, if applicable, or, outside of the United States, other international equivalents, (a) the Parties will list any such Patents as may be required by applicable Laws with respect to any filings for Licensed Products made with Regulatory Authorities in their respective Territory, and (b) otherwise (i) Shionogi will have the sole and exclusive right to make any such decision whether to list any Shionogi Background Patents, Shionogi Program Patents and Joint Program Patents with respect to any Licensed Product in filings made with Regulatory Authorities in the Shionogi Territory, and (ii) Akili will have the sole and exclusive right to make any such decision whether to list any Joint Program Patents and Akili Licensed Patents that are not Joint Program Patents with respect to any Licensed Product in filings made with Regulatory Authorities in the Akili Territory, provided that notwithstanding the foregoing clauses (b)(i) and (ii), each Party will use reasonable efforts to make any such listing if available for the Patents subject to the enforcement rights specified in Section 11.6.2 with respect to any Licensed Product; and further provided, however, that no Party will be required to use any such reasonable efforts in a manner inconsistent with any term or condition of this Section 11.8 if any such item could impair the applicable Patent (including its enforcement potential) or the ability to list such Patent for any other product. Upon the request by a Party, such other Party will reasonably cooperate in the implementation of such requesting Party’s decisions made in a manner consistent with this Section 11.8.

11.9 Third Party Rights. Notwithstanding the foregoing provisions of this Section 11, each Party’s rights and obligations with respect to any Patent under this Section 11 will be subject to any Third Party rights and obligations (including under any in-license of a Party applicable to such Party’s licensed Intellectual Property Rights hereunder).

11.10 Common Interest. All information exchanged between the Parties regarding the Prosecution and Maintenance, and enforcement and defense, of Patents under this Section 11 will be deemed Confidential Information of the disclosing Party. In addition, the Parties acknowledge and agree that, with regard to such Prosecution and Maintenance, and enforcement and defense, the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patents under this Section 11, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary contained herein, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this Section 11 is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information and the Parties will in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.

11.11 Trademarks.

11.11.1 Ownership. Each Party and its Affiliates will retain all right, title, and interest in and to its and their respective corporate names, logos and other Trademarks, except for the express licenses granted herein enabling each Party to fulfill its obligations with respect to the Commercialization of the Licensed Products in the Field in the Shionogi Territory under the Agreed Branding. Each Party agrees that any and all rights, interests and goodwill that might be acquired by its use of the other Party’s Trademarks shall inure to the sole benefit of the other Party. Each Party acknowledges and agrees that as between itself and the other Party, it neither has nor will assert any ownership rights or other interests in the other Party’s Trademarks other than the limited rights of use expressly provided herein.

11.11.2 Restrictions. Neither Party shall (a) use, alter or modify the other Party’s Trademarks (including as such Trademarks may be featured in the Agreed Branding) licensed hereunder except with such other Party’s prior written consent in accordance with the terms herein or (b) create a combination Trademark using any of the other Party’s Trademarks. Each Party shall have the sole and exclusive right to (i) obtain and maintain any Trademark registrations and any other protections for the Trademarks in its name and (ii) bring legal action for infringement with respect to its Trademarks.

11.11.3 Covenants. Each Party covenants and agrees that it: (a) will not use, register or otherwise assert any ownership interest in any mark that in the other Party’s reasonable judgment is similar to the other Party’s Trademarks or any portion thereof; (b) will not use the other Party’s Trademarks in any manner whatsoever which may, in the other Party’s reasonable judgment, jeopardize the other Party’s ownership or the significance, distinctiveness, validity or value of the other Party’s Trademarks; and (c) will not contest the validity of any of the other Party’s Trademarks. Each Party agrees that it will not knowingly take any action which would have the effect of tarnishing, blurring, or diluting the quality associated with the other Party’s Trademarks or knowingly use the other Party’s Trademarks in a manner that is derogatory. Each Party agrees to comply with rules set forth from time to time by the other Party with respect to the appearance and manner of use of the other Party’s Trademarks. Each Party shall comply with all Laws and regulations pertaining to the proper use and designation of marks and shall in advertising and printed materials identify the other Party’s Trademarks with such notice as may be specified by the other Party in writing.

11.11.4 Trademark Infringement. In the event either Party becomes aware of any infringement by a Third Party of any Trademark owned by Akili or Shionogi and used in connection with the Commercialization of Licensed Products in the Field in the Shionogi Territory, such Party will promptly notify the other Party and the Parties will consult with each other and jointly determine the best way to prevent such infringement, including by the institution of legal proceedings against such Third Party. Notwithstanding the foregoing, the Party owning such Trademark retains the sole right (but not obligation) to seek to abate any such infringement.

11.11.5 No Other Trademark Rights. For the avoidance of doubt, except as expressly permitted by this Agreement or as otherwise agreed in writing by the Parties, neither Party will have any right to use the other Party’s or the other Party’s Affiliates’ Trademarks, corporate names or logos in connection with Development or Commercialization of Licensed Products.

12.	TERM AND TERMINATION

12.1 Term. This Agreement will be effective as of the Effective Date and, unless terminated earlier, this Agreement will continue in effect until the expiration of all payment obligations under Section 7 (the “Term”).

12.2 Automatic Termination.

12.2.1 If Shionogi does not deliver an Option Exercise Notice prior to the expiration of the Option Period, this Agreement shall automatically terminate.

12.2.2 If Shionogi does not comply with its obligations under the Participation Agreement, then this Agreement shall terminate immediately upon Akili’s written notice to Shionogi.

12.3 Termination by Shionogi for Convenience. Shionogi may terminate this Agreement in its entirety or partially upon a Licensed Product-by-Licensed Product basis or a country-by-country basis, for any reason or no reason upon [***] ([***]) days’ prior written notice to Akili.

12.4 Termination by Shionogi for Safety Concern or Clinical Failure. At any time, Shionogi will have the right to terminate this Agreement in its entirety or partially upon a Licensed Product-by-Licensed Product basis or a country-by-country basis in the event of (a) a Serious Adverse Event or (b) a Clinical Failure, in each case of (a) and (b), upon [***] ([***]) days’ prior written notice to Akili, provided that, during such [***] ([***]) day period, Shionogi will consult with Akili with respect of measures to overcome the Safety Concern or Clinical Failure, as applicable, and avoid termination of this Agreement.

12.5 Termination for Material Breach.

12.5.1 Material Breach.

12.5.1.1 Subject to Section 12.5.2, Akili will have the right to terminate this Agreement in its entirety upon delivery of written notice to Shionogi in the event of any material breach by Shionogi of any material terms and conditions of this Agreement (including any breach by Shionogi of the Akili Data Policies), provided that such termination will not be effective if Shionogi has provided a plan to cure such breach within [***] ([***]) days after written notice thereof is given by Akili to Shionogi specifying the nature of the alleged breach and that such breach has been cured by Shionogi within [***] ([***]) days after Akili’s written notice of such alleged breach; provided, however, that to the extent such material breach involves the failure to make a payment when due, such breach must be cured within [***] ([***]) days after written notice thereof is given by Akili to Shionogi.

12.5.1.2 Subject to Section 12.5.2, Shionogi will have the right to terminate this Agreement in its entirety or partially upon a Licensed Product-by-Licensed Product basis or a country-by-country basis upon delivery of written notice to Akili in the event of any material breach by Akili of any material terms and conditions of this Agreement, provided that such termination will not be effective if Akili has provided a plan to cure such breach within [***] ([***]) days after written notice thereof is given by Shionogi to Akili specifying the nature of the alleged breach and that such breach has been cured by Akili within [***] ([***]) days after Shionogi’s written notice of such alleged breach.

12.5.1.3 If Shionogi has the right to terminate this Agreement under Section 12.5.1.2 (including expiration of all applicable cure periods thereunder and resolution of the dispute process set forth in Section 12.5.2), in lieu of exercising such termination right, Shionogi may elect once by written notice to Akili before the end of such applicable cure period to have this Agreement continue in full force and effect and instead have, starting immediately after the end of such applicable cure period, any future royalty payments due under this Agreement by Shionogi be reduced to [***] percent ([***]%) on Net Sales of Licensed Products.

12.5.2 Disputed Breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 12.5.1 and such alleged breaching Party provides the other Party notice of such dispute within such [***] ([***]) day period, then the non-breaching Party will not have the right to terminate this Agreement under Section 12.5.1 unless and until the dispute resolution process set forth in Section 13.3 has been completed (including the tolling and cure periods set forth therein).

12.6 Termination for Insolvency. If, at any time during the Term (a) a case is commenced by or against either Party under Title II, United States Code, as amended, or analogous provisions of applicable Law outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed, (b) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (c) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (d) a receiver or custodian is appointed for either Party’s business, or (e) a substantial portion of either Party’s business is subject to attachment or similar process; then, in any such case ((a), (b), (c), (d) or (e)), the other Party may terminate this Agreement upon [***] ([***]) days’ written notice to the extent permitted under applicable Law.

12.7 Termination relating to Akili In-Licenses. Shionogi will have the right to terminate this Agreement in its entirety upon delivery of written notice to Akili in the event that any Akili In-License is terminated and a licensing arrangement that would enable Shionogi to continue to exercise its rights granted under this Agreement relating to such terminated Akili In-License (e.g., an assignment of Shionogi’s sublicense under the Akili In-License to the applicable licensor, a direct license under the relevant technology from the applicable licensor to Shionogi under a new agreement, etc.) is not established within [***] ([***]) days after the effective date of termination.

12.8 Effect of Termination. Upon termination of this Agreement the following shall apply (in the case of partial termination, the following shall apply only regarding the terminated portion, unless otherwise provided):

12.8.1 Termination of Licenses. All licenses granted under Section 6.2 and other rights granted under this Agreement with respect to the Licensed Products will terminate. For the avoidance of doubt, if any such termination is made on a Licensed Product-by-Licensed Product basis, and/or country- by-country basis, Shionogi will not access or use the Device Generated Data Set or De-identified Data Set after such termination with respect to the applicable terminated Licensed Product(s) and country(ies); provided that Shionogi will be entitled to (a) keep a copy of the Device Generated Data Set or De-identified Data Set solely to the extent that it is “backed up” on its electronic information management and communications systems or services and is not available to any end user or (b) keep and review a copy thereof in relation to its compliance with applicable Law or Regulatory Authorities’ request.

12.8.2 Wind-Down Costs. In case any Clinical Studies in support of obtaining Regulatory Approval for Commercialization of such Licensed Products in the Field in the Shionogi Territory are ongoing prior to the date of the written notice from one Party to the other Party under Section 12.3, 12.4, 12.5.1.1 or 12.6, as applicable, Shionogi will, at its cost and expense, wind down such ongoing Clinical Studies under applicable Laws by the effective date of termination. If such ongoing Clinical Studies, under applicable Laws, must continue beyond the effective date of termination, Shionogi will pay for the Development Costs for all such ongoing Clinical Studies (i) until the close of such ongoing Clinical Studies or for a period of [***] ([***]) months after the effective date of termination of this Agreement whichever comes earlier in the case of termination by Shionogi pursuant to Section 12.3 or 12.4, or (ii) until the close of such ongoing Clinical Studies or for a period of [***] ([***]) months after the effective date of termination of this Agreement whichever comes earlier in the case of termination by Akili pursuant to Section 12.5.1.1 or 12.6 (for clarity, Shionogi’s payment obligation will continue and extend for the specified period in either clause (i) or (ii), as applicable, beyond such obligation existing during the specified notice period in such applicable termination Section).

12.8.3 Reversion Licenses.

12.8.3.1 Reversion Licenses. Effective upon the date of the entire termination of this Agreement, except in the event this Agreement is terminated by Shionogi pursuant to Section 12.5.1.2, Section 12.6 or Section 12.7 (in the case of termination pursuant to Section 12.7, only to the extent that an Akili In-License in question is terminated due to causes attributable to Akili, including, but not limited to, Akili’s breach of the Akili In-License and failure to meet any requirements under the Akili In-License such as a milestone event, Akili shall provide evidence satisfactory to Shionogi if it claims that the Akili In-License was terminated due to causes not attributable to Akili), and subject to the rest of this Section 12.8, Shionogi hereby grants (without any further action required on the part of Akili) to Akili and its Affiliates, a worldwide, irrevocable, perpetual, sublicensable through multiple tiers:

(a) non-exclusive license under all Shionogi Background Technology necessary to Develop and Commercialize the terminated Licensed Products existing as of the date of such termination (and derivatives, improvements, modifications or enhancements thereof) (collectively, “Reversion Products”) in the Field (it being understood and agreed that with respect to any Shionogi Background Technology that is in-licensed by Shionogi or any of its Affiliates, Akili will be responsible for any payments due to a Third Party with respect thereto and Akili’s rights will be subject to the terms and conditions of the applicable Third Party agreement, in each case, of which Akili was informed); and

(b) exclusive (even as to Shionogi and its Affiliates) license under all Shionogi Program IP and Shionogi’s interest in the Joint Program IP to Develop and Commercialize the Reversion Products (collectively, the licenses granted pursuant to this Section 12.8.3.1, the “Reversion Licenses”).

12.8.3.2 In the case of the entire termination of this Agreement, at Akili’s written request, the Parties will enter into commercially reasonable prosecution and enforcement and defense terms for the licensed Shionogi Program Patents and Joint Program Patents with respect to the Reversion Products (which in no event will give Akili less rights than it had pursuant to Section 11 during the Term), and Akili will bear the costs of such prosecution, enforcement and defense activities to the extent controlled by Akili.

12.8.4 Regulatory Approvals and Regulatory Materials. Shionogi will (a) assign to Akili or Akili’s designee possession and ownership of all Regulatory Filings, Regulatory Approvals, Regulatory Materials, Pricing Approvals and material correspondence and conversation logs relating to the Development or Commercialization of the Reversion Products, in each case in Shionogi’s possession or control, and (b) transfer to Akili or Akili’s designee copies of all data, reports, records and materials, and other sales and marketing related information in Shionogi’s possession or control to the extent that such data, reports, records, materials or other information relate to the Development or Commercialization of the Reversion Products, including all non-clinical and clinical data relating to the Reversion Products, and all adverse event data related to the Reversion Products in Shionogi’s possession or control, and (c) transfer to Akili all records and materials in Shionogi’s possession or control containing Confidential Information of Akili related to the Reversion Products. In addition, effective as of the date of termination, Shionogi will appoint Akili as Shionogi’s and/or Shionogi’s Affiliate’s agent for all Licensed Product-related matters involving Regulatory Authorities until all Regulatory Approvals, Regulatory Materials, Pricing Approvals and other governmental or regulatory filings relating to the Development or Commercialization of the Reversion Products have been assigned to Akili or its designee. In the event of failure to obtain such assignment, effective as of the date of termination of this Agreement or any Licensed Product, Shionogi hereby consents and grants to Akili the right to access and reference (without any further action required on the part of Shionogi, whose authorization to file this consent with any Regulatory Authority is hereby granted effective as of the date of termination) any such item with respect to all Reversion Products.

12.8.5 Third Party Agreements. If Akili so requests in writing, and to the extent permitted under Shionogi’s obligations to Third Parties on the effective date of termination, except in the event this Agreement is terminated by Shionogi pursuant to Section 12.5.1.2, Section 12.6 or Section 12.7 (in the case of termination pursuant to Section 12.7, only to the extent that an Akili In-License in question is terminated due to causes attributable to Akili, including, but not limited to, Akili’s material breach and failure to meet any requirements under the Akili In-License such as a milestone event, Akili shall provide evidence satisfactory to Shionogi if it claims that the Akili In-License was terminated due to causes not attributable to Akili), Shionogi will assign to Akili, and Akili will assume, any Third Party agreements that solely relate to the Development or Commercialization of the Reversion Products in the Shionogi Territory to which Shionogi is a party; provided that, if the assignment of any such Third Party agreement requires the consent of any Third Party, such assignment of such Third Party agreement shall not occur unless and until such consent is obtained (it being understood that if so requested by Akili in writing, Shionogi will, at Akili’s cost, use Commercially Reasonable Efforts to obtain any such consent as promptly as reasonably practicable under the circumstances).

12.8.6 Shionogi Trademarks. If as of the effective date of termination, (a) Shionogi owns any Trademarks that are used exclusively for the Reversion Products and (b) such Trademarks have been approved by the Regulatory Authority in the Shionogi Territory for use with such Reversion Products (such Trademarks, the “Reversion Trademarks”), then, at Akili’s written request, promptly following the effective date of termination, Shionogi will, at Akili’s cost and expense, transfer and assign to Akili all of Shionogi’s and its Affiliates’ rights, title and interest in and to such Reversion Trademarks pursuant to a trademark assignment agreement to be entered into by the Parties containing, to the extent applicable, quality control and indemnification obligations customary of such agreements applying to Akili’s use of such transferred Reversion Trademarks(s) following such assignment.

12.8.7 Return of Confidential Information. Except in the case of Akili for any Confidential Information that is the subject of its Reversion Licenses, each Party will promptly return to the other Party (or as directed by such other Party destroy and certify to such other Party in writing as to such destruction) all of such other Party’s Confidential Information provided by or on behalf of such other Party hereunder that is in the possession or control of such Party and related to the terminated portion hereof (or any of its Affiliates, Sublicensees or subcontractors), except that such Party will have the right to retain one (1) copy of intangible Confidential Information of such other Party solely for legal purposes; provided that each Party will be entitled to (a) keep a copy of the other Party’s Confidential Information solely to the extent that it is “backed up” on its electronic information management and communications systems or services and is not available to any end user or (b) keep and review a copy thereof in relation to its compliance with applicable Law or Regulatory Authorities’ request.

12.8.8 Dissolution of Committees. All Committees will be dissolved as of the effective date of the entire termination, provided that, for any surviving provisions requiring action or decision by any of the Committees or an Executive Officer, each Party will appoint representatives to act as its Committee members or Executive Officer, as applicable.

12.8.9 Termination of Rights and Obligations. Except as set forth in this Section 12.8 and Section 12.9, all rights and obligations of the Parties under this Agreement will terminate as of the effective date of the entire termination.

12.8.10 Further Assurances. Shionogi will provide any other reasonable assistance reasonably requested by Akili, at Akili’s cost, for the purpose of ensuring an orderly transition to Akili or its designee of, and allowing Akili or its designee to proceed expeditiously with, the Development and Commercialization of Reversion Products. Without limiting the foregoing, Shionogi will execute all documents and take all such further actions as may be reasonably requested by Akili, at Akili’s cost, in order to give effect to the foregoing clauses.

12.9 Effect of Expiration or Termination; Survival.

12.9.1 Expiration or termination of this Agreement for any reason will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity, with respect to any breach of this Agreement. For the avoidance of doubt, termination of this Agreement will not affect any SDEA, which will continue to survive so long as any Licensed Products thereunder are being Commercialized.

12.9.2 In addition to the termination consequences set forth in Section 12.8 (and any Sections referenced therein) and this Section 12.9, the following provisions will survive expiration or termination of this Agreement for any reason: 1, 3.5.2 (to the extent consistent with the applicable Party’s record retention policies), 4.7 (solely with respect to any recalls or other actions that occur during the Licensed Period), 6.4, 7 (with respect to any amounts payable prior to such expiration or termination), 8.1, 9.3, 10.1, 10.2, 10.3, 10.4, 11.1, 11.2, 11.3, 11.5.3, 11.6 (but only to the extent that the rights of Shionogi therein apply to any Patents that are licensed by Shionogi to Akili under Section 12.8, as applicable), 11.10, and 13.

13.	MISCELLANEOUS

13.1 Assignment.

13.1.1 General. Except as provided in this Section 13.1.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without the other Party’s prior written consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or to a party that acquires, by or otherwise in connection with, merger, sale of assets, reorganization or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of this Agreement relates. Any permitted successor or assignee of any rights or obligation under this Agreement must expressly assume performance thereof. Notwithstanding, the assigning Party will remain responsible for the performance by its assignee of any obligation hereunder so assigned. Any purported assignment in violation of this Section 13.1.1 will be void.

13.1.2 Securitization. Notwithstanding anything to the contrary in Section 13.1 or elsewhere in this Agreement, Akili may assign to a Third Party its right to receive the milestone payments under Sections 7.3 and 7.4 and the royalty payments under Section 7.6 (such assignment, a “Securitization Transaction”) without the prior written consent of Shionogi. In connection with a contemplated Securitization Transaction, Akili may disclose to such Third Party the royalty reports contemplated under Section 7.10.2, the Shionogi Territory Commercialization Plans, the reports on Commercialization activities contemplated under Section 4.5, without the prior written consent of Shionogi, to the extent reasonably necessary to enable such Third Party to evaluate the Securitization Transaction opportunity (provided that such Third Party is under obligations of confidentiality and non-use with respect to Confidential Information included in such reports and plans that are no less stringent than the terms of Section 8.1 (but of duration customary in confidentiality agreements entered into for a similar purpose and in no event less than [***] ([***]) years)), and to allow such Third Party to exercise its rights with respect to such Securitization Transaction. As part of any consummated Securitization Transaction, Akili may assign, without the prior written consent of Shionogi, its right to receive the royalty reports and to conduct audits under, respectively, Sections 7.10.2 and 7.10.3 to the counterparty in such Securitization Transaction, and to allow such counterparty to exercise its rights under such Sections. Akili shall reimburse Shionogi and its Affiliates for any reasonable and documented costs that Shionogi incurs in connection with consent letters or payment direction letters solely necessary in connection with the Securitization Transaction and solely required by Akili or the counterparty.

13.2 Governing Law. The Agreement will be construed and the respective rights of the Parties determined in accordance with the substantive Laws of the State of New York, notwithstanding any provisions of New York Law or any other Law governing conflicts of laws to the contrary.

13.3 Arbitration.

13.3.1 Disputes. Except as otherwise expressly set forth in this Agreement, including Section 2.3.1, disputes of any nature arising under, relating to, or in connection with this Agreement (“Disputes”) will be resolved pursuant to this Section 13.3.

13.3.2 Dispute Escalation. In the event of a Dispute between the Parties, the Parties will first attempt to resolve such Dispute by negotiation and consultation between themselves. In the event that such Dispute is not resolved on an informal basis within [***] ([***]) days from receipt of the written notice of a Dispute, any Party may, by written notice to the other, have such Dispute referred to the Executive Officers (or their designee, which designee is required to have decision-making authority on behalf of such Party), who will attempt to resolve such Dispute by negotiation and consultation for a [***] ([***]) day period following receipt of such written notice.

13.3.3 Full Arbitration. Except as otherwise expressly set forth in this Agreement, in the event the Parties have not resolved such Dispute within [***] ([***]) days of receipt of the written notice referring such Dispute to the Executive Officers, either Party may at any time after such [***] ([***]) day period submit such Dispute to be finally settled by arbitration administered in accordance with the procedural rules of the American Arbitration Association (the “AAA”) in effect at the time of submission, as modified by this Section 13.3. The arbitration will be governed by the Laws of the State of New York. The arbitration will be heard and determined by three (3) arbitrators who are retired judges or attorneys with at least [***] ([***]) years of relevant experience in the medical device and biotechnology industry, each of whom will be impartial and independent. Each Party will appoint one (1) arbitrator and the third (3rd) arbitrator will be selected by the two (2) Party-appointed arbitrators, or, failing agreement within [***] ([***]) days following appointment of the second arbitrator, by the AAA. Such arbitration will take place in New York, New York. The arbitration award so given will, absent manifest error, be a final and binding determination of the Dispute, will be fully enforceable in any court of competent jurisdiction, and will not include any damages expressly prohibited by Section 10.4. Fees, costs and expenses of arbitration are to be divided by the Parties in the following manner: Shionogi will pay for the arbitrator it chooses, Akili will pay for the arbitrator it chooses, and the Parties will share payment for the third arbitrator. Except in a proceeding to enforce the results of the arbitration or as otherwise required by Law, neither Party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both Parties.

13.3.4 Expedited Arbitration.

13.3.4.1 If a Party exercises its right under this Agreement to refer a dispute to expedited arbitration (an “Expedited Dispute”), then the Parties will follow the expedited dispute resolution process in this Section 13.3.4 (and not the dispute resolution process in Section 13.3.3 of this Agreement) (“Expedited Arbitration”). The Parties agree and acknowledge that any good faith dispute under Expedited Arbitration will not be deemed to be a material breach of this Agreement.

13.3.4.2 The Expedited Dispute will be submitted to fast-track, binding arbitration in accordance with the following:

(a) Arbitration will be conducted in New York, New York under the rules of the AAA for the resolution of commercial disputes in the most expedited manner permitted by such rules. The Parties will appoint a single arbitrator to be selected by mutual agreement. If the Parties are unable to agree on an arbitrator, the Parties will request that the AAA select the arbitrator. The arbitrator will be a professional in business or licensing experienced in the valuation of medical device and digital medicine products with at least [***] ([***]) years of experience in the medical device and biotechnology industry, including the conduct of development and commercialization collaborations. The cost of the arbitration will be borne equally by the Parties. Except in a proceeding to enforce the results of the arbitration or as otherwise required by applicable Laws, neither Shionogi nor Akili nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written agreement of Shionogi and Akili.

(b) Within [***] ([***]) days after such matter is referred to arbitration, each Party will provide the arbitrator with a proposal and written memorandum in support of its position regarding the Expedited Dispute, as well as any documentary evidence it wishes to provide in support thereof (each a “Brief”) and the arbitrator will provide each Party’s Brief to the other Party after it receives it from both Parties.

(c) Within [***] ([***]) days after a Party submits its Brief, the other Party will have the right to respond thereto. The response and any material in support thereof will be provided to the arbitrator and the other Party.

(d) The arbitrator will have the right to meet with the Parties as necessary to inform the arbitrator’s determination and to perform independent research and analysis. Within [***] ([***]) days of the receipt by the arbitrator of both Parties’ responses (or expiration of the [***] ([***]) day period if any Party fails to submit a response), the arbitrator will deliver his/her decision regarding the Expedited Dispute in writing, in accordance with the applicable standard provided in this Agreement, if any; provided that the arbitrator will select one of the resolutions proposed by the Parties.

13.3.5 Injunctive Relief. Notwithstanding the dispute resolution procedures set forth in this Section 13.3, in the event of an actual or threatened breach of this Agreement, the aggrieved Party may seek provisional equitable relief (including restraining orders, specific performance or other injunctive relief), without first submitting to any dispute resolution procedures hereunder. Any claim for such equitable relief shall be submitted to the United States District Court for the Southern District of New York or any New York State court sitting in New York City so long as one of such courts shall have subject matter jurisdiction over such claim, and each Party hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any proceeding with respect to any such claim and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding in any such court or that any such proceeding brought in any such court has been brought in an inconvenient forum. Process in any such proceeding may be served on either Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party in accordance with Section 13.10 shall be deemed effective service of process on such Party. Each of the Parties hereby irrevocably waives any and all right to trial by jury in any such proceeding.

13.3.6 Tolling. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches), as well as all time periods in which a Party must exercise rights or perform obligations hereunder, will be tolled once the dispute resolution procedures set forth in this Section 13.3 have been initiated and for so long as they are pending, and the Parties will cooperate in taking all actions reasonably necessary to achieve such a result. In addition, during the pendency of any Dispute under this Agreement initiated before the end of any applicable cure period, including under Section 12.5 or 12.6, (a) this Agreement will remain in full force and effect, (b) the provisions of this Agreement relating to termination for material breach with respect to such Dispute will not be effective, (c) the time periods for cure under Section 12.5 or 12.6 as to any termination notice given prior to the initiation of arbitration will be tolled, (d) any time periods to exercise rights or perform obligations will be tolled; and (e) neither Party will issue a notice of termination pursuant to this Agreement based on the subject matter of the arbitration, until the arbitral tribunal has confirmed the material breach and the existence of the facts claimed by a Party to be the basis for the asserted material breach; provided that if such breach can be cured by (i) the payment of money, the defaulting Party will have an additional [***] ([***]) days within its receipt of the arbitral tribunal’s decision to pay such amount or (ii) the taking of specific remedial actions, the defaulting Party will have a reasonably necessary period to diligently undertake and complete such remedial actions within such reasonably necessary period or any specific timeframe established by such arbitral tribunal’s decision before any such notice of termination can be issued. Further, with respect to any time periods that have run during the pendency of the dispute, the applicable Party will have a reasonable period of time or any specific timeframe established by such arbitral tribunal’s decision to exercise any rights or perform any obligations affected by the running of such time periods.

13.4 Entire Agreement; Amendments. This Agreement, together with the SDEA, contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral, including, effective as of the Effective Date, the Confidentiality Agreement between Akili and Shionogi, dated February 8, 2018 (provided that all information disclosed or exchanged under such agreements will be treated as Confidential Information disclosed hereunder). This Agreement may be amended, or any term or condition hereof modified, only by a written instrument duly-executed by authorized representatives of both Parties. Any term or condition of this Agreement may be waived if, but only if, such waiver is in writing and signed by an authorized representative of the Party against whom the waiver is to be effective. The Schedules attached hereto may be amended, or any term or conditions hereof modified, only by a written instrument duly- executed by authorized representatives of both Parties.

13.5 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties will substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable nature of one or several provisions of this Agreement will not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

13.6 Headings. The captions to the Sections hereof are not a part of this Agreement but are merely for convenience to assist in locating and reading the several Sections hereof.

13.7 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

13.8 Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa); (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation” and will not be interpreted to limit the provision to which it relates; (c) the word “shall” will be construed to have the same meaning and effect as the word “will”; (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (e) any reference herein to any Person will be construed to include the Person’s successors and assigns; (f) the words “herein”, “hereof’ and “hereunder”, and words of similar import, will be construed to refer to this Agreement in each of their entirety, as the context requires, and not to any particular provision hereof; (g) all references herein to Sections or Schedules will be construed to refer to Sections or Schedules of this Agreement, and references to this Agreement include all Schedules hereto and any capitalized terms used but not defined in any Schedules shall have their respective meanings as defined in this Agreement; (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement; (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging); (j) references to any specific Law, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor Law thereof; and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”.

13.9 No Implied Waivers; Rights Cumulative. No failure on the part of Akili or Shionogi to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at Law or in equity or otherwise, will impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor will any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

13.10 Notices. All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Akili, to:	Akili Interactive Labs, Inc.

With a copy to (which will	Goodwin Procter LLP
not constitute notice):	100 Northern Avenue
Boston, Massachusetts 02210
Attention:

If to Shionogi, to:	Shionogi & Co., Ltd.
1-8 Doshomachi 3-Chome
Chuo-ku
Osaka 541-0045, Japan
Attention: Vice President, Legal Affairs Department

With a copy to (which will	Nishimura & Asahi
not constitute notice):	Umeda Hankyu Building Office Tower 35F
8-1 Kakudacho, Kita-ku, Osaka 530-0017, Japan
Attention: Yuichiro Hirota, Esq.

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given: (a) when delivered if personally delivered on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the Business Day of receipt if sent by overnight courier or facsimile; or (c) on the Business Day of receipt if sent by mail.

13.11 Compliance with Export Regulations. Neither Party will export any technology or software licensed to it by the other Party under this Agreement except in compliance with U.S. export Laws and regulations.

13.12 Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, earthquakes, floods, or other acts of God. The affected Party will notify the other Party of such force majeure circumstances as soon as reasonably practical and will promptly undertake all reasonable efforts necessary to cure such force majeure circumstances and resume performance of its obligations hereunder.

13.13 Independent Parties. It is expressly agreed that Akili and Shionogi will be independent contractors and that the relationship between Akili and Shionogi will not constitute a partnership, joint venture or agency. Akili will not have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on Shionogi, without the prior written consent of Shionogi, and Shionogi will not have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on Akili, without the prior written consent of Akili.

13.14 Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby will be paid by the Party hereto incurring such fees, costs and expenses.

13.15 Counterparts. The Agreement may be executed in two or more counterparts, including by facsimile or PDF signature pages, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

13.16 Performance by Affiliates. Each Party acknowledges and accepts that the other Party may exercise its rights and perform its obligations (including granting or continuing licenses and other rights) under this Agreement either directly or through one or more of its Affiliates. A Party’s Affiliates will have the benefit of all rights (including all licenses and other rights) of such Party under this Agreement, but not be subject to such Party’s obligation, unless expressly provided herein, or in the case of a permitted assignment, in accordance with Section 13.1. Accordingly, in this Agreement “Shionogi” will be interpreted to mean “Shionogi or its Affiliates” and “Akili” will be interpreted to mean “Akili or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights provided to such Party in this Agreement and the ability to perform its obligations (including granting or continuing licenses and other rights) under this Agreement; provided, however, that in any event each Party will remain responsible for the acts and omissions, including financial liabilities, of its Affiliates.

13.17 Binding Effect; No Third-Party Beneficiaries. As of the Effective Date, this Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Except as expressly set forth in this Agreement, no Person other than the Parties and their respective Affiliates and permitted assignees hereunder will be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

13.18 Further Assurances. The Parties agree to reasonably cooperate with each other in connection with any actions required to be taken in furtherance of their respective obligations under this Agreement, including (a) furnishing to each other such further information; (b) executing and delivering to each other such other documents; and (c) doing such other acts and things (including working collaboratively to correct any clerical, typographical, or other similar errors in this Agreement), all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Akili Interactive Labs, Inc.		Shionogi & Co., Ltd.

BY:	/s/ W. Edward Martucci	BY:
NAME: W. Edward Martucci, Ph.D.		NAME:
TITLE: Chief Executive Officer		TITLE:

[Signature Page to Akili – Shionogi Option and Collaboration Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Akili Interactive Labs, Inc.	Shionogi & Co., Ltd.

BY:	BY:	/s/ Isao Teshirogi
NAME: W. Edward Martucci, Ph.D.	NAME: Isao Teshirogi, Ph.D.
TITLE: Chief Executive Officer	TITLE: President and Representative Director

[Signature Page to Akili – Shionogi Option and Collaboration Agreement]

Schedule 1.1.14

Akili Licensed Patents

[***]

Schedule 1.1.141

RQFN Products

A “ROFN Product” is [***]

Schedule 1.1.170

T0 Products

[***]

Schedule 1.1.177

X0 Products

[***]

Schedule 3.5.3

Technology Transfer Pian

[***]

Schedule 3.1.3

Support Services Plan - Development Activities

[***]

Schedule 4.1.3

Support Services Plan - Commercialization Activities

[***]

Schedule 8.3.1

Joint Press Release

[***]

Schedule 9.2.4

Akili In-License List

[***]

CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

OPTION AND COLLABORATION AGREEMENT

AMENDMENT NO. 1

This Amendment No. 1 (“Amendment No. 1”) to the OPTION AND COLLABORATION AGREEMENT dated December 18, 2018 (the “Agreement”) by and between Akili Interactive Labs, Inc. (“Akili”) and Shionogi & Co., Ltd. (“Shionogi”) (each a “Party” and together the “Parties”) is entered into effective as of January 1, 2020 (“Amendment No. 1 Effective Dale”).

WHEREAS, Akili and Shionogi originally entered into the Agreement, a copy of which is incorporated by reference herein; and

WHEREAS, Akili and Shionogi wish to amend certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows.

Capitalized terms used herein but not defined herein shall have the same meanings given to them in the Agreement.

Akili and Shionogi hereby agree as follows:

1. The following definition is hereby added as new paragraph 1.1.178:

“AKL-T01 Japanese Sham Product” refers to Akili’s proprietary code exclusively owned by Akili but exclusively licensed to Shionogi for the Field in the Shionogi Territory that provides a regulatory acceptable control condition and product to be used in the context of clinical trials in the Shionogi Territory, and that is the subject of the Japanese Sham Development Plan executed by the Parties and effective October 29, 2019.

2. Paragraph 3.3 is hereby deleted in its entirety and replaced by the following paragraph:

3.3 Diligence; Standards of Conduct. During the Licensed Period, Shionogi, itself or with any of its Related Parties, will use Commercially Reasonable Efforts to (a) perform the Development activities specified under each Development Plan approved by the JSC for a specific Licensed Product in the Field throughout the Shionogi Territory; and (b) Develop the T0 Products in the Lead Indication and in each Additional Indication throughout the Shionogi Territory. Without limiting the foregoing, Shionogi or any of its Related Parties shall (i) file a request for commencement of Clinical Studies with the PMDA for the T0 Products in the Field in Japan within [***] ([***]) months after the Option Exercise Date; (ii) Initiate Clinical Studies for the T0 Products in the Field in Japan within [***] ([***]) months after obtaining an agreement on the Clinical Study protocol for the T0 Products in the Field from PMDA, (iii) file a request for Regulatory Approval for the T0 Products in the Field in Japan within [***] ([***]) months after the last patient out of the first registration study performed for the T0 Products in the Field in Japan as required, and (iv) file a request for Regulatory Approval for the T0 Products in the Field in Taiwan within [***] ([***]) months after the Regulatory Approval is obtained in Japan on the assumption that the procedure to obtain the Regulatory Approval for the T0 Products in Taiwan is substantially the same as that for pharmaceutical products. The Parties shall discuss, in good faith at the JSC, the requirement of item (iv) if the procedure to obtain the Regulatory Approval for the T0 Products has been confirmed by the JSC and is substantially different from that for pharmaceutical products in Taiwan.

3. Paragraph 4.3 is hereby deleted in its entirety and replaced by the following paragraph:

4.3 Diligence; Standards of Conduct. With respect to each Licensed Product that is the subject of a Shionogi Territory Commercialization Plan (each, a “Commercialized Product”), Shionogi or any of its Related Parties will use Commercially Reasonable Efforts to (a) perform all Commercialization activities for such Commercialized Product in accordance with such Shionogi Territory Commercialization Plan and (b) obtain Pricing Approval in the Shionogi Territory for such Commercialized Product within a reasonable time after having received Regulatory Approval for such Commercialized Product in, as applicable, the Lead Indication or any Additional Indication that is the subject of such Regulatory Approval, and (c) begin to Commercialize such Commercialized Product in the Lead Indication or such Additional Indication, as applicable, in the Shionogi Territory within [***] ([***]) months of having obtained such Pricing Approval. Without limiting the foregoing, Shionogi or any of its Related Parties shall (i) seek Pricing Approval in the Field in Japan within [***] ([***]) months of receipt of Regulatory Approval for such Commercialized Product in Japan, (ii) commercially launch the T0 Product in the Field in Japan within [***] ([***]) months of receipt of Pricing Approval for such Commercialized Product in Japan, and (iii) commercially launch the T0 Product in the Field in Taiwan within [***] ([***]) months after all of the following requirements are fulfilled: (x) receipt of Regulatory Approval for the T0 Product in the Field in Taiwan; (y) the infrastructure setup for operating the T0 Product in the Field in Taiwan is available to Shionogi (for clarity, such infrastructure may be located in or outside of the Shionogi Territory); and (z) completion of the localized commercial versions of the T0 Product for Taiwan. In case Pricing Approval for such Commercialized Product is unable to be obtained in the Field in the Shionogi Territory, the Parties shall discuss in good faith further Commercialization of such Commercial Product in the Field in the Shionogi Territory.

4. The following sentence is hereby added to the end of paragraph 1.1.13:

For the avoidance of doubt, the term “Akili Licensed Know-How” includes, but is not limited to, T0 Product data from Akili’s clinical studies in the United States as well as Akili’s Python libraries and tools that enable access to and manipulation of such data.

5. The following sentence is hereby added to the end of paragraph 11.2.2:

Further, the Parties agree that the term “New Akili IP” shall include, but is not limited to, any derivatives of or improvements to any Akili Licensed Technology, regardless of whether any such derivatives or improvements are first developed or conceived: (i) solely by Akili; (ii) solely by Shionogi; or (iii) jointly by Shionogi and Akili.

6. Paragraph 11.2.3.3 is hereby deleted in its entirety and shall no longer have any force or effect.

7. Paragraph 1.1.81 (“Improvement IP”) is hereby deleted in its entirety and shall no longer have any force or effect.

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8. Paragraph 11.2.3.4 is hereby deleted in its entirety and replaced by the following:

11.2.3.4-excluding New Akili IP, jointly owned by both Parties if first developed or conceived jointly by or on behalf of both (A) Shionogi or any of its Related Parties and (B) Akili or any of its Related Parties. For the avoidance of doubt, any and all New Akili IP is owned and/or Controlled solely by Akili.

9. Paragraph 11.2.6 is hereby deleted in its entirety and shall no longer have any force or effect.

10. Reaffirmation of the Agreement. Except as expressly amended herein, the provisions of the Agreement are hereby confirmed in all other respects as between Shionogi and Akili, and their respective legal representatives, permitted successors, and permitted assigns.

11. Miscellaneous. This Amendment No. 1 may be executed in any number of counterparts, each of which, when executed by both Parties to this Amendment No. 1, shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument. This Amendment No. 1 shall be governed by and construed under the laws of the State of New York applicable to contracts made, accepted, and performed wholly within the State of New York, without application of principles of conflicts of law. The headings of the sections in this Amendment No. 1 are for convenience purposes only and do not form part, and shall not be used in construction, of this Amendment No. 1.

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IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be executed by their truly authorized representatives as of the Amendment No. 1 Effective Date.

AKILI INTERACTIVE LABS, INC.

By:	/s/ Vincent Hennemand
Name:	Vincent Hennemand
Title:	SVP Strategy, Corporate and Business Development

SHIONOGI & CO., LTD.

By:	/s/ Mikiya Takeuchi
Name:	Mikiya Takeuchi
Title:	Vice President, Business Development

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OPTION AND COLLABORATION AGREEMENT

AMENDMENT NO. 2

This Amendment No. 2 (“Amendment No. 2”) is to the OPTION AND COLLABORATION AGREEMENT dated December 18, 2018 and as amended by Amendment No. 1 dated January 1, 2020 (together, the “Agreement”) by and between Akili Interactive Labs, Inc. (“Akili”) and Shionogi & Co., Ltd. (“Shionogi”) (each a “Party” and together the “Parties”). This Amendment No. 2 is entered into by the Parties effective as of May 1, 2020 (“Amendment No. 2 Effective Date”).

WHEREAS, Akili and Shionogi originally entered into the Agreement and subsequently Amendment No. 1, copies of which are incorporated by reference herein; and

WHEREAS, the Parties wish to further amend certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows.

Capitalized terms used but not defined herein shall have the same meanings given to them in the Agreement.

Akili and Shionogi hereby agree as follows:

1. The following new Section 8.4 is hereby added to the end of existing Section 8 of the Agreement:

8.4 Notwithstanding any provision in this Agreement (including but not limited to any provision in this Section 8 or in Section 4.4), the Parties agree as follows with respect to any Akili Clinical Source Data (as that term is defined below):

•	Shionogi shall only use and/or disclose any Akili Clinical Source Data for Shionogi’s internal use at Shionogi and with and among Shionogi and its Affiliates employees;

•	Shionogi shall not disclose any Akili Clinical Source Data, nor any summary, compilation, or analysis thereof, to any third party, person, or entity;

•	Shionogi shall not use any Akili Clinical Source Data as a basis for any publication, press release, or other publicity;

•	Shionogi shall not refer to or comment on any Akili Clinical Source Data in any publication, press release, or other publicity; and

•	for the avoidance of doubt, Shionogi shall not include any Akili Clinical Source Data, nor any summary, compilation, or analysis thereof, in any Promotional Materials pursuant to Section 4.4.

The term “Akili Clinical Source Data” shall mean any and all clinical study source or subject data resulting from any Clinical Study outside of the Shionogi Territory. The Parties agree that Akili Clinical Source Data shall be considered Akili’s Confidential Information, and in addition shall be subject to the heightened non-disclosure restrictions and heightened confidentiality obligations set forth above in this Section 8.4.

2. Reaffirmation of the Agreement. Except as expressly amended herein, the provisions of the Agreement are hereby confirmed in all other respects as between Shionogi and Akili, and their respective legal representatives, permitted successors, and permitted assigns.

3. Miscellaneous. This Amendment No. 2 may be executed in any number of counterparts, each of which, when executed by both Parties to this Amendment No. 2, shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument. This Amendment No. 2 shall be governed by and construed under the laws of the State of New York applicable to contracts made, accepted, and performed wholly within the State of New York, without application of principles of conflicts of law. The headings of the sections in this Amendment No. 2 are for convenience purposes only and do not form part, and shall not be used in construction, of this Amendment No. 2.

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 2 to be executed by their truly authorized representatives as of the Amendment No. 2 Effective Date.

AKILI INTERACTIVE LABS, INC.

By:	/s/ Anil Jina
Name:	Anil Jina
Title:	Chief Medical Officer

SHIONOGI & CO., LTD.

By:	/s/ Hiroyuki Kobayashi
Name:	Hiroyuki Kobayashi
Title:	Vice President Digital Intelligence Department

CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

OPTION AND COLLABORATION AGREEMENT

AMENDMENT NO. 3

This Amendment No. 3 (“Amendment No. 3”) is to the OPTION AND COLLABORATION AGREEMENT dated December 18, 2018 and as amended by Amendment No. 1 effective January 1, 2020 and Amendment No. 2 effective May 1, 2020 (together, the “Agreement”) by and between Akili Interactive Labs, Inc. (“Akili”) and Shionogi & Co., Ltd. (“Shionogi”) (each a “Party” and together the “Parties”). This Amendment No. 3 is entered into by the Parties effective as of the date signed by both Parties (“Amendment No. 3 Effective Date”). Capitalized terms used but not defined herein shall have the same meanings given to them in the Agreement.

WHEREAS, Akili and Shionogi originally entered into the Agreement and subsequently Amendment Nos. 1 and 2, copies of which are incorporated by reference herein;

WHEREAS, Shionogi has requested to utilize the T0 Products and the AKL-T01 Sham Product (as defined in the Japanese Sham Development Plan effective October 29, 2019) in certain research Shionogi desires to conduct internally at Shionogi and in conjunction with certain portable electroencephalographs devices and portable NIRS (Near-Infrared Spectroscopy) devices (the “EEG T0 Research”); and

WHEREAS, the Parties wish to further amend certain provisions of the Agreement, specifically to enable and govern the EEG T0 Research.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and notwithstanding any provision in the Agreement to the contrary, the Parties hereby agree as follows:

1. Akili hereby grants to Shionogi a limited, non-transferable license to use the T0 Products and the AKL-T01 Sham Product in the EEG T0 Research only (a) through and until [***] (unless a later date is mutually agreed by the Parties in writing), (b) in accordance with the provisions of the Agreement including this Amendment No. 3, and (c) internally at Shionogi with Shionogi employees and not in conjunction with any third party.

2. Akili agrees to provide up to [***] ([***]) test accounts (or another number as may be mutually agreed upon by the Parties) for use by Shionogi employees to utilize and access the T0 Products and the AKL-T01 Sham Product for the EEG T0 Research, where such accounts shall provide such access to Shionogi employees through and until [***] (unless a later date is mutually agreed by the Parties in writing).

3. The Parties agree that the occurrence of the EEG T0 Research itself constitutes each of Akili Confidential Information and Shionogi Confidential Information.

4. Shionogi agrees that any data, results, Know-How, Technology, Intellectual Property Rights inventions, software gameplay data, and other information resulting from or relating to the EEG T0 Research (together, the “EEG T0 Research Data”) constitute New Akili IP and Akili Confidential Information; provided that any personally identifiable data that may be included in the EEG T0 Research Data shall be de-identified consistent with local law before providing access to such data to Akili.

5. Akili agrees to provide Shionogi with (via methods to be mutually agreed upon by the Parties) the software gameplay data emanating from Shionogi’s use of the T0 Products and the AKL-T01 Sham Product in conjunction with the EEG T0 Research to be used only for the purposes of the EEG T0 Research.

6. Shionogi agrees to provide Akili with (via methods to be mutually agreed upon by the Parties) any EEG T0 Research Data as it is available.

7. Shionogi shall only use and/or disclose any EEG T0 Research Data for Shionogi’s internal use at Shionogi and with and among Shionogi and its Affiliates’ employees.

8. Shionogi shall not use any EEG T0 Research Data as a basis for any publication, press release, or other publicity without the prior written consent of Akili.

9. Shionogi shall not refer to or comment on any EEG T0 Research Data in any publication, press release, or other publicity without the prior written consent of Akili.

10. For the avoidance of doubt, Shionogi shall not include any EEG T0 Research Data, nor any summary, compilation, or analysis thereof, in any Promotional Materials pursuant to Section 4.4 of the Agreement.

11. Shionogi agrees that any product, software, and/or device resulting from the EEG T0 Research (whether alone or in conjunction with any electroencephalograph or other device) shall constitute a Licensed Product.

12. When Shionogi desires to conduct any additional research including clinical study which is relating to the EEG T0 Research, the Parties shall discuss and separately agree the terms and conditions thereof.

13. Reaffirmation of the Agreement. Except as expressly amended herein, the provisions of the Agreement as amended are hereby confirmed in all other respects as between Shionogi and Akili, and their respective legal representatives, permitted successors, and permitted assigns.

14. Miscellaneous. This Amendment No. 3 may be executed in any number of counterparts, each of which, when executed by both Parties to this Amendment No. 3, shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument. This Amendment No. 3 shall be governed by and construed under the laws of the State of New York applicable to contracts made, accepted, and performed wholly within the State of New York, without application of principles of conflicts of law. The headings of the sections in this Amendment No. 3 are for convenience purposes only and do not form part, and shall not be used in construction, of this Amendment No. 3.

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IN WITNESS WHEREOF, the Parties have caused this Amendment No. 3 to be executed by their truly authorized representatives as of the Amendment No. 3 Effective Date.

AKILI INTERACTIVE LABS, INC.

By:	/s/ Anil S. Jina
Name:	Anil S. Jina, MD
Title:	Chief Medical Officer
Date:	11/15/2021

SHIONOGI & CO., LTD.

By:	/s/ Hiroyuki Kobayashi
Name:	Hiroyuki Kobayashi
Title:	Vice President of Digital Intelligence Department, DX promotion Division
Date:	11/15/2021

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